Exhibit 10.1
Dated 21 May 2008

(1)	BELL MICROPRODUCTS LIMITED and BELL MICROPRODUCTS EUROPE EXPORT LIMITED as Borrowers

(2)	BELL MICROPRODUCTS EUROPE (HOLDINGS) B.V.

(3)	BM EUROPE PARTNERS C.V.

(4)	BELL MICROPRODUCTS EUROPE B.V.

(5)	BANK OF AMERICA, NATIONAL ASSOCIATION as Arranger, Issuer, Swingline Lender, Agent and Security Trustee

(6)	THE COMPANIES NAMED HEREIN as Guarantors

(7)	CERTAIN BANKS AND FINANCIAL INSTITUTIONS as Lenders

NINTH SUPPLEMENTAL AGREEMENT
in relation to a syndicated credit agreement dated
2 December 2002 (as amended and/or restated from
time to time)

CMS Cameron McKenna LLP
Mitre House
160 Aldersgate Street
London EC1A 4DD
T +44(0)20 7367 3000
F +44(0)20 7367 2000
Ref: DOCL/0Z2950.01541

Table of Contents

1.	Definitions and interpretation	2
	Definitions	2
	Incorporation of defined terms	2
	Certain references	2
	Headings	2
2.	Amendment and restatement of the Credit Agreement	2
3.	Effective Date and Longstop Date	3
	Effective Date	3
	Long Stop Date	3
	Completion Conditions	3
4.	Representations and warranties	3
	Representations and warranties of the Obligors	3
	Representations and warranties in Credit Agreement	3
	Corporate power	3
	No conflict with other obligations	4
	Consents obtained	4
	Constitutional Documents	4
	No filings required	4
	Repetition	4
5.	Further assurance and construction	5
	Further assurance	5
	Construction	5
6.	Affirmation and confirmation	5
	Affirmation	5
	Confirmation by Guarantors	5
	Confirmation by BMEH	5
7.	Fees, costs and expenses	5
	Renewal Fee	5
	Transaction Expenses	5
	Preservation and enforcement of rights	6
	Stamp duties etc.	6
8.	Miscellaneous	6
	Counterparts	6
	Designation	6
	Incorporation of terms	6

Schedule 1		7

	The Guarantors	7

Schedule 2		8

	The Lenders	8

Schedule 3		9

	Conditions Precedent	9

THIS SUPPLEMENTAL AGREEMENT is dated 21 May 2008 and made BETWEEN:
(1)	BELL MICROPRODUCTS LIMITED (previously named IDEAL HARDWARE LIMITED) (Company Number: 03969946) whose registered office is at Cox Lane, Chessington, Surrey, KT9 1SJ (“BMUK”) and BELL MICROPRODUCTS EUROPE EXPORT LIMITED (Company Number: 03711148) whose registered office is at Cox Lane, Chessington, Surrey, KT9 1SJ (“BMEE”) (each a “Borrower” and together the “Borrowers”);

(2)	BELL MICROPRODUCTS EUROPE (HOLDINGS) B.V. a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its official seat in Almere, the Netherlands and its registered office at Veluwezoom 42-50, 1327 AH Almere, the Netherlands and registered in the Commercial Register under number 39087200 (“BMEH”);

(3)	BM EUROPE PARTNERS C.V. a limited partnership (commanditaire vennootschap) established under the laws of the Netherlands, having its official seat in Almere, the Netherlands and its registered office at Veluwezoom 42-50, 1327 AH Almere, the Netherlands and registered in the Commercial Register under number 04065637 (“BMEP”);

(4)	BELL MICROPRODUCTS EUROPE B.V. a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its official seat in Emmen, the Netherlands and its registered office at Veluwezoom 42-50, 1327 AH Almere, the Netherlands and registered in the Commercial Register under number 04064633 (“BMEBV”);

(5)	BANK OF AMERICA, NATIONAL ASSOCIATION acting through its London branch at 5 Canada Square, London, E14 5AQ in its capacity as arranger (the “Arranger”), in its capacity as agent for the Lenders (the “Agent”), in its capacity as the Lender making Swingline Loans (the “Swingline Lender”), in its capacity as the Lender issuing any Letter of Credit or Guarantee (the “Issuer”), in its capacity as security trustee under the Security Documents (the “Security Trustee”);

(6)	THE COMPANIES named in Schedule 1 (The Guarantors) (the “Guarantors”); and

(7)	THE BANKS AND FINANCIAL INSTITUTIONS named in Schedule 2 (The Lenders) (the “Lenders”).
WHEREAS:
(A)	By a syndicated credit agreement (as amended and restated, the “Credit Agreement”) dated 2 December 2002 between (1) BMUK (then called “Ideal Hardware Limited”) and Bell Microproducts Europe Export Limited (as Original Borrowers), (2) BM Europe Partners C.V., (3) Bell Microproducts Europe B.V., (4) Bank of America, National Association (as Arranger, Issuer, Swingline Lender, Agent and Security Trustee) and (5) certain banks and financial institutions (as Lenders), the Lenders agreed to make available to the Original Borrowers a revolving credit facility of up to £75,000,000.
(B)	By supplemental agreements (together, the “Supplemental Agreements”) dated 3 December 2003, 22 September 2004, 15 December 2004, 17 March 2005, 16 August 2005, 20 October 2005, 31 January 2006 and 2 January 2007 between, among others, the parties to the Credit Agreement, the parties to the Credit Agreement agreed to amend and/or restate the Credit Agreement on the terms respectively set out therein including an increase in the facility to up to £80,000,000.

(C)	This Supplemental Agreement is entered into in order to reflect the terms and conditions on and subject to which the Revolving Facility is to be extended and the decrease of the facility to up to £76,000,000.
IT IS AGREED THAT:
1.	Definitions and interpretation

Definitions

1.1	In this Supplemental Agreement, unless the context otherwise requires:

“Fee letter” means any letter or letters dated on or about the date of this Supplemental Agreement between the Arranger and BMUK setting out any of the fees referred to in Clause 7 (Fees, costs and expenses); and

“Restated Agreement” means the Credit Agreement, as amended and restated by this Deed, the terms of which are set out in Exhibit “A” (Form of Restated Agreement);

“Supplemental Agreement”: this ninth supplemental agreement.

Incorporation of defined terms

1.2	Terms defined in the Credit Agreement shall, unless otherwise defined in this Supplemental Agreement, have the same meaning when used in this Supplemental Agreement and the principles of construction set out in Clauses 1.2 to 1.13 (inclusive) of the Credit Agreement shall have effect, mutatis mutandis, as if set out in this Supplemental Agreement in full.

Certain references

1.3	In this Supplemental Agreement references to Clauses, Schedules and the Exhibit are, unless the context otherwise requires, to be construed as references to the clauses of, and schedules and the exhibit to, this Supplemental Agreement and references to this Supplemental Agreement include its schedules and the exhibit.

Headings

1.4	Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Supplemental Agreement.

2.	Amendment and restatement of the Credit Agreement

2.1	With effect from the Effective Date, the Credit Agreement shall be amended and restated so that it shall be read and construed for all purposes as set out in Exhibit “A” (Form of Restated Agreement).

2.2	Each Lender acknowledges and agrees that, on and with effect from the Effective Date, its Commitment is as stated in Schedule 2 (The Lenders).

2

3.	Effective Date and Longstop Date

Effective Date
3.1	This Deed shall take effect on and with effect from the date (the “Effective Date”) on which the Agent notifies the Borrower that all of the following conditions shall have been satisfied:
3.1.1	the Agent has received each of the documents listed in Schedule 3 (Conditions Precedent) in form and substance satisfactory to the Agent;

3.1.2	the Agent is satisfied that no Default has occurred and is continuing or would occur by reason of the Effective Date occurring;

3.1.3	the Agent is satisfied that none of the representations and warranties in Clause 7 (Representations and Warranties) are untrue or incorrect as at such date as if made on such date with respect to the facts and circumstances existing at such date; and

3.1.4	the Agent has received payment of the fees and expenses referred to in Clause 7 (Fees, costs and expenses) to the extent that invoices in respect of the same shall have been rendered at that date.
Long Stop Date

3.2	If the Effective Date has not occurred on or before 30 June 2008, then the provisions of this Deed (other than Clause 7 (Fees, Costs and Expenses) and Clause 11 (Miscellaneous)) shall thereupon cease to have effect.

Completion Conditions

3.3	The Agent shall not give notice of the occurrence of the Effective Date under Clause 4.1 (Effective Date) (unless expressly instructed in writing by the Majority Lenders to do so) if, on the Effective Date, the Agent has received actual knowledge that an Event of Default has occurred and is continuing or that any of the representations and warranties in Clause 5 (Representations and Warranties) are untrue or incorrect in any material respect as at such date as if made on such date with respect to the facts and circumstances existing at such date.

4.	Representations and warranties

Representations and warranties of the Obligors

4.1	Each Obligor represents and warrants (in respect of itself and each other Obligor) to and for the benefit of each other party to this Supplemental Agreement that:

Representations and warranties in Credit Agreement
4.1.1	the representations and warranties set out in Clauses 14.1 (General Representations and Warranties) and 14.2 (Accounts) of the Credit Agreement are true and correct as if made at the date of this Supplemental Agreement and on the Effective Date with reference to the facts and circumstances existing at each such date;
Corporate power
4.1.2	it has power to execute, deliver and perform its obligations under this Supplemental Agreement; all necessary corporate, shareholder and other action has been taken to

3

authorise the execution, delivery and performance of the same and this Supplemental Agreement constitutes valid and legally binding obligations of such Obligor enforceable in accordance with their respective terms;
No conflict with other obligations
4.1.3	the execution and delivery of, the performance of its obligations under, and compliance with the provisions of this Supplemental Agreement by such Obligor will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which such Obligor is subject, (ii) to an extent or in a manner which has or could have a material adverse effect on it, conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which such Obligor is a party or is subject or by which it or any of its property is bound, or (iii) contravene or conflict with any provision of such Obligor’s Memorandum and Articles of Association, Articles of Incorporation/Bye-laws/Statutes or other constitutional documents;
Consents obtained
4.1.4	every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by such Obligor to authorise, or required by such Obligor in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Supplemental Agreement or the performance by such Obligor of its obligations under this Supplemental Agreement has been obtained or made and is in full force and effect and there has been no default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;
Constitutional Documents
4.1.5	there has been no change to the constitutional documents of any Obligor since the same were last delivered to the Agent;
No filings required
4.1.6	it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Supplemental Agreement that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in the jurisdiction in which such Obligor is incorporated or has its principal place of business or that any stamp, registration or similar tax or charge be paid in any such jurisdiction on or in relation to this Supplemental Agreement and this Supplemental Agreement is in proper form for its enforcement in the courts of such jurisdiction.
Repetition
4.2	The representations and warranties in Clause 4.1 (Representation and Warranties of the Obligors) shall be deemed to be repeated by each Obligor on each date on which a Loan is requested or is to be made (or, as the case may be, a Letter of Credit is issued or requested to be issued) and on each date on which a Prepayment is made under an Invoice Discounting Agreement as if made with reference to the facts and circumstances existing on each such date.

4

5.	Further assurance and construction

Further assurance

5.1	Each Obligor shall, at the request of the Agent and at its own expense, do all such acts and things necessary to give effect to this Supplemental Agreement.

Construction

5.2	With effect from the Effective Date, the Credit Agreement and this Supplemental Agreement shall be read and construed as a single instrument and references to the Credit Agreement in the Credit Agreement and each of the Finance Documents shall be read and construed as references to the Credit Agreement as amended by this Supplemental Agreement.

6.	Affirmation and confirmation

Affirmation

6.1	Each Obligor confirms to the Beneficiaries that, unless specifically amended in accordance with the terms of this Supplemental Agreement, each Finance Document to which it is a party will remain in full force and effect without novation and will continue to constitute its legal, valid and binding obligations enforceable in accordance with their respective terms and each of the security interests created by the Security Documents will continue in full force and effect.

Confirmation by Guarantors

6.2	Each Guarantor confirms that its guarantee obligations under Clause 13 (Guarantee) of the Credit Agreement, Clause 7 (Guarantee) of the Supplemental Agreement dated 15 December 2004 or, as the case may be, the Security Documents shall remain in full force and effect without novation in respect of the Obligors’ obligations under the Credit Agreement and under each other Finance Document.

Confirmation by BMEH

6.3	BMEH further confirms that its obligations under the Credit Agreement shall remain in full force and effect in respect of the Obligors’ obligations under the Credit Agreement and under each other Finance Document.

7.	Fees, costs and expenses

Renewal Fee

7.1	BMUK shall pay to the Arranger a renewal fee in the amount and at the time agreed in the Fee Letter.

Transaction Expenses

7.2	BMUK shall, from time to time on demand of the Agent, reimburse the Agent for all costs and expenses (including legal fees) together with any VAT thereon incurred by the Agent, the Security Trustee or the Receivables Purchaser in connection with the negotiation, preparation and execution of this Supplemental Agreement, any other document referred to in this Supplemental Agreement and the completion of the transactions contemplated by this Supplemental Agreement.

5

Preservation and enforcement of rights

7.3	Each Obligor shall, from time to time on demand of the Agent, reimburse the Beneficiaries for all costs and expenses (including legal fees) on a full indemnity basis together with any VAT thereon incurred in or in connection with the preservation and/or enforcement of any of the rights of the Beneficiaries under this Supplemental Agreement and any other document referred to in this Supplemental Agreement.

Stamp duties etc.

7.4	Each Obligor shall pay all stamp, registration and other taxes to which this Supplemental Agreement, any other document referred to in this Supplemental Agreement or any judgement given in connection with this Supplemental Agreement is or at any time may be subject and shall, from time to time on demand of the Agent, indemnify the Beneficiaries against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

8.	Miscellaneous

Counterparts

8.1	This Supplemental Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Designation

8.2	This Supplemental Agreement is hereby designated a Finance Document.

Incorporation of terms

8.3	The provisions of clause 32 (Notices) and clause 35 (Law and Jurisdiction) of the Credit Agreement shall be incorporated in this Supplemental Agreement as if set out in full, mutatis mutandis, in this Supplemental Agreement and as if references in such clauses to “this Agreement” were references to this Supplemental Agreement.
IN WITNESS of which this Supplemental Agreement has been executed and delivered by or on behalf of the parties on the date stated at the beginning of this Supplemental Agreement.

6

Schedule 1

The Guarantors

Name	Company Number
Bell Microproducts Limited	03969946
Bell Microproducts Europe Export Limited	03711148
Bell Microproducts Europe B.V.	4064633
Bell Microproducts S.a.r.l (a company incorporated under the laws of France)	43474497500013
Bell Microproducts BVBA (a company incorporated under the laws of Belgium)	0474128872
Bell Microproducts S.r.l (a company incorporated under the laws of Italy)	13456670150
Bell Microproducts (US) Limited	05305904
Bell Microproducts Europe (Holdings) BV	39087200
Bell Europe Partners CV

7

Schedule 2
The Lenders

Lender	Commitment (£)
Bank of America, National Association	50,000,000
Lloyds TSB Commercial Finance Limited	20,000,000
Enterprise Finance Europe (UK) Limited	6,000,000

8

Schedule 3
Conditions Precedent
1.	In relation to each Obligor:

1.1	a certificate of its company secretary or, if it has no company secretary, one of its directors or other officers, confirming that such company’s memorandum and articles of association and certificate(s) of incorporation and incorporation on change of name have not been amended since the date they were last delivered to the Agent;

1.2	a copy, certified as at the date of this Supplemental Agreement a true and up-to-date copy by one of its directors or its company secretary, of a board resolution of such company approving its execution, delivery and performance of this Supplemental Agreement and its terms and conditions and any documents to be delivered by it pursuant to this Supplemental Agreement and authorising a named person or persons or a designated category of officer to sign this Supplemental Agreement and any documents to be delivered by it pursuant to this Supplemental Agreement on its behalf; and

1.3	a certificate of its company secretary or, if it has no company secretary, one of its directors or other officers confirming that the names and signatures of the persons authorised to sign, on behalf of such company, this Supplemental Agreement and any documents to be delivered by it pursuant to this Supplemental Agreement have not changed from those set out in the certificate setting out such names and signatures delivered to the Agent on or about 2 January 2007.

2.	This Supplemental Agreement, duly executed by the parties thereto.

3.	A certificate of the finance director of BMUK (together with such additional information or evidence as the Agent may reasonably require) confirming, among other matters, (A) that no Default has occurred and is continuing and (B) the level of current creditors’ days outstanding together with confirmation that the largest twenty (20) trade creditors of the Group are being paid in accordance with the credit terms prevailing between such parties.

4.	The Fee Letter (2008) duly signed by BMUK.

5.	Such other documents and evidence as the Agent may require.

9

Supplemental Agreement
THE BORROWERS

SIGNED for and on behalf of	)
BELL MICROPRODUCTS LIMITED	)
by: /s/ Nicholas Lee

Address:	Cox Lane
Chessington
Surrey KT9 1SJ
Fax:	+44 (0)20 8286 5588
Attention:	Nick Lee/Helen Hancock

SIGNED for and on behalf of	)
BELL MICROPRODUCTS EUROPE	)
EXPORT LIMITED by: /s/ Nicholas Lee	)

Address:	Cox Lane
Chessington
Surrey KT9 1SJ
Fax:	+44 (0)20 8286 5588
Attention:	Nick Lee/Helen Hancock

THE DUTCH OBLIGORS

SIGNED by its Managing Partner	)
for and on behalf of	)
BM EUROPE PARTNERS C.V.	)
/s/ Graeme Watt

Address:	Cox Lane
Chessington
Surrey KT9 1SJ
Fax:	+44 (0)20 8286 5588
Attention:	Nick Lee/Helen Hancock
BELL MICROPRODUCTS EUROPE (HOLDINGS) B.V.

SIGNED for and on behalf of	)
BELL MICROPRODUCTS	)
EUROPE (HOLDINGS) B.V. by: /s/ Nicholas Lee	)

Address:	Cox Lane
Chessington
Surrey KT9 1SJ
Fax:	+44 (0)20 8286 5588
Attention:	Nick Lee/Helen Hancock
BELL MICROPRODUCTS EUROPE B.V.

SIGNED for and on behalf of	)
BELL MICROPRODUCTS	)
EUROPE B.V. by: /s/ Nicholas Lee	)

10

Address:	Cox Lane
Chessington
Surrey KT9 1SJ
Fax:	+44 (0)20 8286 5588
Attention:	Nick Lee/Helen Hancock

THE GUARANTORS

SIGNED for and on behalf of	)
BELL MICROPRODUCTS LIMITED by: /s/ Nicholas Lee	)

Address:	Cox Lane
Chessington
Surrey, KT9 1SS
Fax:	020 8286 5588
Attention:	Nick Lee/Helen Hancock

SIGNED for and on behalf of	)
BELL MICROPRODUCTS EUROPE	)
EXPORT LIMITED by: /s/ Nicholas Lee	)

Address:	Cox Lane
Chessington
Surrey, KT9 1SS
Fax:	020 8286 5588
Attention:	Nick Lee/Helen Hancock

SIGNED for and on behalf of	)
BELL MICROPRODUCTS EUROPE B.V.	)
acting by its Managing Director: /s/ Nicholas Lee	)

Address:	Cox Lane
Chessington
Surrey, KT9 1SS
Fax:	020 8286 5588
Attention:	Nick Lee/Helen Hancock

SIGNED for and on behalf of	)
BELL MICROPRODUCTS S.A.R.L. by /s/ Nicholas Lee	)
in the presence of:	)

Witness Helen Hancock

Signature: /s/ Helen Hancock
Name:
Occupation: Solicitor
Address: As below

Address:	Cox Lane
Chessington
Surrey, KT9 1SS
Fax:	020 8286 5588
Attention:	Nick Lee/Helen Hancock

11

SIGNED for and on behalf of	)
BELL MICROPRODUCTS BVBA by /s/ Nicholas Lee	)
in the presence of	)

Witness Helen Hancock

Signature: /s/ Helen Hancock
Name:
Occupation: Solicitor
Address: See below

Address: Fax: Attention:	Cox Lane Chessington Surrey, KT9 1SS 020 8286 5588 Nick Lee/Helen Hancock

SIGNED for and on behalf of	)
BELL MICROPRODUCTS S.R.L. by /s/ Nicholas Lee	)
in the presence of	)

Witness Helen Hancock

Signature: /s/ Helen Hancock
Name:
Occupation: Solicitor
Address: As below

Address:	Cox Lane
Chessington
Surrey, KT9 1SS
Fax:	020 8286 5588
Attention:	Nick Lee/Helen Hancock

SIGNED for and on behalf of	)
BELL MICROPRODUCTS (US) LIMITED	)
by: /s/ Nicholas Lee	)

Address:	Cox Lane
Chessington
Surrey, KT9 1SS
Fax:	020 8286 5588
Attention:	Nick Lee/Helen Hancock

12

THE AGENT

SIGNED for and on behalf of	)
BANK OF AMERICA, NATIONAL	)
ASSOCIATION by: /s/ Lee Masters	)

Address:	5 Canada Square
London E14 5AQ
Fax:	+44 (0)20 7174 6400
Attention:	Business Capital, Portfolio Management

THE ARRANGER

SIGNED for and on behalf of	)
BANK OF AMERICA, NATIONAL	)
ASSOCIATION by: /s/ Lee Masters	)

Address:	5 Canada Square
London E14 5AQ
Fax:	+44 (0)20 7174 6400
Attention:	Business Capital, Portfolio Management

THE SECURITY TRUSTEE

SIGNED for and on behalf of	)
BANK OF AMERICA, NATIONAL	)
ASSOCIATION by: /s/ Lee Masters	)

Address:	5 Canada Square
London E14 5AQ
Fax:	+44 (0)20 7174 6400
Attention:	Business Capital, Portfolio Management

THE SWINGLINE LENDER

SIGNED for and on behalf of	)
BANK OF AMERICA, NATIONAL	)
ASSOCIATION by: /s/ Lee Masters	)

Address:	5 Canada Square
London E14 5AQ
Fax:	+44 (0)20 7174 6400
Attention:	Business Capital, Portfolio Management

THE ISSUER

SIGNED for and on behalf of	)
BANK OF AMERICA, NATIONAL	)
ASSOCIATION by: /s/ Lee Masters	)

Address:	5 Canada Square
London E14 5AQ
Fax:	+44 (0)20 7174 6400
Attention:	Business Capital, Portfolio Management

13

THE LENDERS

SIGNED for and on behalf of	)
BANK OF AMERICA, NATIONAL	)
ASSOCIATION by: /s/ Lee Masters	)

Address:	5 Canada Square
London, E14 5AQ
Fax:	+44 (0)20 7174 6400
Attention:	Business Capital, Portfolio Management

SIGNED for and on behalf of	)
LLOYDS TSB COMMERCIAL FINANCELIMITED by: /s/ Jon, Fenton-Jones	)
)

Address:	Vanburgh House
Grange Road
Hedge End, Southampton
Hampshire SO30 2AF
Fax:	+44 (0)1489 789903
Attention:	Ronnie Whitehead or Ren Randev

SIGNED for and on behalf of	)
ENTERPRISE FINANCE EUROPE	)
(UK) LIMITED by: /s/ Gregg Pietersen	)

Address: Fax: Attention:	3rd Floor 31 Worship Street London EC2A 2DX +44 (0)207 448 1931 Peter Hayden/Cathal Brennan/Gerry Hoare/ Colin Keene

14

Exhibit A
Dated 2 December 2002
BELL MICROPRODUCTS LIMITED
BELL MICROPRODUCTS EUROPE EXPORT LIMITED
as Original Borrowers
and
BM EUROPE PARTNERS C.V.
BELL MICROPRODUCTS EUROPE BV
BANK OF AMERICA, NATIONAL ASSOCIATION
as Arranger, Issuer, Swingline Lender, Agent and Security Trustee
and
CERTAIN BANKS AND FINANCIAL INSTITUTIONS
as Lenders
SYNDICATED CREDIT AGREEMENT
as amended and/or restated by supplemental agreements dated 3 December 2003, 22 September 2004, 17
March 2005, 16 August 2005, 20 October 2005, 2 January 2007 and 21 May 2008
CMS Cameron McKenna LLP
Mitre House
160 Aldersgate Street
London EC1 4DD
DOCL/0Z2950.01541

1.	INTERPRETATION	4
2.	THE REVOLVING FACILITY	28
3.	ADDITIONAL BORROWERS AND UNSECURED GUARANTORS	29
4.	ADDITIONAL CHARGING COMPANIES	31
5.	CONDITIONS PRECEDENT	32
6.	UTILISATION OF THE REVOLVING FACILITY	32
7.	INTEREST AND INTEREST PERIODS	41
8.	MARKET DISRUPTION	45
9.	REPAYMENT, PREPAYMENT AND CANCELLATION	45
10.	TAXES	47
11.	INCREASED COSTS	49
12.	ILLEGALITY	50
13.	GUARANTEE	51
14.	REPRESENTATIONS AND WARRANTIES	54
15.	FINANCIAL CONDITION	60
16.	COVENANTS	64
17.	DEFAULT	81
18.	DEFAULT INTEREST	86
19.	INDEMNITIES	87
20.	CURRENCY OF ACCOUNT AND PAYMENTS	88
21.	SET-OFF	91
22.	FEES	91
23.	PRO RATA SHARING	93
24.	COSTS, EXPENSES AND STAMP DUTIES	94
25.	CALCULATIONS AND EVIDENCE OF DEBT	95
26.	THE AGENT, THE ARRANGER, THE SECURITY TRUSTEE AND THE LENDERS	97
27.	TRUSTEE PROVISIONS	101
28.	ASSIGNMENTS AND TRANSFERS	106
29.	TERM AND TERMINATION	108
30.	AMENDMENTS, WAIVERS AND REMEDIES	109
31.	PARTIAL INVALIDITY	110
32.	NOTICES	110
33.	COUNTERPARTS	111
34.	DUTCH PARALLEL DEBT	111
35.	LAW AND JURISDICTION	112

SCHEDULE 1		114

LENDERS AND COMMITMENTS		114

SCHEDULE 2		115

CONDITIONS PRECEDENT		115

SCHEDULE 3	117

FORM OF OBLIGOR’S CERTIFICATE	117

SCHEDULE 4	119

FORM OF UTILISATION NOTICE	119

SCHEDULE 5	120

MANDATORY COST FORMULAE	120

SCHEDULE 6	123

FORM OF TRANSFER CERTIFICATE	123

SCHEDULE 7	126

THE DORMANT COMPANIES AND THE GUARANTORS	126

SCHEDULE 8	127

FORM OF ACCESSION NOTICE	127

SCHEDULE 9	128

DOCUMENTS TO ACCOMPANY ACCESSION NOTICE OR SUPPLEMENTAL DEED	128

SCHEDULE 10	130

THE MATERIAL CONTRACTS	130

THIS AGREEMENT is made on 2 December 2002, as amended and/or restated on 3 December 2003, 22 September 2004, 17 March 2005, 16 August 2005, 20 October 2005, 2 January 2007 and 21 May 2008
BETWEEN:
(1)	BELL MICROPRODUCTS LIMITED company incorporated in England and Wales with registered number 03969946 whose registered office is at, Cox Lane, Chessington, Surrey KT9 1SJ (“BMUK”) and BELL MICROPRODUCTS EUROPE EXPORT LIMITED a company incorporated in England and Wales with registered number 03711148 whose registered office is at Cox Lane, Chessington, Surrey KT9 1SJ (“BMEE”) (each an “Original Borrower” and together, the “Original Borrowers”);

(2)	BM EUROPE PARTNERS C.V. a limited partnership (commanditaire vennootschap) established under the laws of the Netherlands, having its official seat in Emmen, the Netherlands and its registered office at Veluwezoom 42-50, 1327 AH Almere, the Netherlands and registered in the Commercial Register under number 04065637 (“BMEP”);

(3)	BELL MICROPRODUCTS EUROPE B.V. a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its official seat in Emmen, the Netherlands and its registered office at Veluwezoom 42-50, 1327 AH Almere, the Netherlands and registered in the Commercial Register under number 04064633 (“BMEBV”);

(4)	BANK OF AMERICA, NATIONAL ASSOCIATION acting through its London branch at 5 Canada Square, London, E14 5AQ in its capacity as arranger (the “Arranger”), in its capacity as agent for the Lenders (the “Agent”), in its capacity as the Lender making Swingline Loans (the “Swingline Lender”), in its capacity as the Lender issuing any Letter of Credit or Guarantee (the “Issuer”) and in its capacity as security trustee under the Security Documents (the “Security Trustee”); and

(5)	THE BANKS AND FINANCIAL INSTITUTIONS named in Schedule 1 (the “Original Lenders”).
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	Definitions

Save as otherwise provided in this Agreement, the following words and phrases have the following meanings throughout this Agreement:

Accession Notice: a notice substantially in the form set out in Schedule 8 (Form of Accession Notice) pursuant to which a Group Company may accede to this Agreement as an Additional Borrower or, as the case may be, an Unsecured Guarantor;

Account: in relation to each Trading Company, its right to payment for a sale or lease and delivery of goods or rendering of services;

Account Debtor: each person having any obligation on or in connection with an Account;

Accounts Transfer Conditions: the accounts transfer conditions incorporated into the Invoice Discounting Agreements entered into by each IDF Company from time to time;

Additional Borrower: a Group Company which has acceded to this Agreement as an Additional Borrower by executing and delivering to the Agent an Accession Notice in accordance with Clause 3 (Additional Borrowers and Unsecured Guarantors);

Additional Cost Rate: the meaning given to it in paragraph 2 of Schedule 5 (Mandatory Cost Formulae);

Additional Monitoring and Administration Fee: the meaning given to it in Clause 22.7 (Additional Monitoring and Administration Fee);

Adjusted Tangible Assets: the meaning given to it in Clause 15.4 (Financial Ratios);

Adjusted Tangible Net Worth: the meaning given to it in Clause 15.4 (Financial Ratios);

Affiliate:
(i)	a person which, directly or indirectly, controls or is controlled by or is under common control with, a Borrower;

(ii)	a person which beneficially owns or holds, directly or indirectly, 5% or more of any class of voting shares of a Borrower; or

(iii)	a person in which 5% of any class of voting shares is beneficially owned or held, directly or indirectly, by a Borrower;
Agent Loan: the meaning given to it in Clause 6.15.1 (Authorisation);

Agent’s Spot Rate of Exchange: the Agent’s spot rate of exchange for the purchase of the relevant currency with sterling in the London foreign exchange market at or about 11.00 a.m. on a particular day;

Aggregate Exposure: at any time, the aggregate at such time of the Total Outstandings and the Invoice Discounting Facility Exposure at such time;

Anniversary Date: 20 October 2008 and each subsequent anniversary of such date;

Applicable GAAP:
(i)	save as provided in paragraph (ii) of this definition, in respect of any person, the generally accepted accounting principles and policies in the country in which such person is incorporated or under whose laws it is otherwise established, consistently applied; and

(ii)	in connection with the preparation of the Pro-Forma Balance Sheet and the Management Accounts and for the purposes of determining compliance by BMUK with the financial ratio set out in Clause 15.4 (Financial Ratios), generally accepted accounting principles and policies in the United States of America, consistently applied (“US GAAP”);
Applicable Margin: unless by virtue of the operation of Clause 7.6 (Margin Ratchet) a lower rate applies, two and one half of one per cent. (2.50%) per annum;

Approved Acquisition Conditions: each of the following conditions:

(i)	that the relevant acquisition (the “relevant acquisition”) is to be funded by the relevant Group Company (a “purchaser”) entirely out of Excess Availability and that at the time of the relevant acquisition, the amount of Excess Availability was not less than £5,000,000 and the projections, forecasts and other information supplied to the Agent pursuant to Clause 15.2 (Provision of Financial Information) demonstrate that an average Excess Availability of not less than £5,000,000 will be maintained for a continuous period of three (3) months commencing on the date of completion of the relevant acquisition;

(ii)	that the costs of the relevant acquisition do not exceed £10,000,000 (or the equivalent in any other currency) and when aggregated with the costs of all other Pre-Approved Acquisitions made or in the process of being made by that or any other purchaser do not or, as the case may be, will not, exceed £20,000,000 (or the equivalent in any other currency) during the term of this Agreement;

(iii)	that the relevant purchaser (or BMUK on its behalf) has given written notice to the Agent (such notice to be served not less than 15 business days prior to the proposed date of completion of the relevant acquisition), such notice to include, without limitation, (A) the name of the company and/or a brief description of the assets being purchased and/or the nature of such company’s business; (B) a breakdown of the total consideration payable (including any element of deferred consideration and/or the details of any earn-out or possible additional consideration payable); (C) the business case or other reason(s) underlying the relevant acquisition; (D) the basic terms and conditions of the relevant acquisition; (E) a brief business plan and a historic financial statement in relation to any company being purchased (to include a profit and loss account, balance sheet and cash flow statement relating to the immediately preceding 12 months);

(iv)	in the case of any relevant acquisition of shares in a company, such acquisition has been approved or recommended by the board of directors of such company;

(v)	that the finance director of BMUK has delivered a certificate to the Agent (together with such additional information or evidence as the Agent may have reasonably required) confirming, among other matters, (A) that no Default has occurred and is continuing or will occur as a result of the completion of the relevant acquisition or would have occurred if the relevant acquisition had been completed on the last day of the Financial Quarter most recently ended; (B) the level of current creditors’ days outstanding together with confirmation that the largest twenty (20) trade creditors of the Group are being paid in accordance with the credit terms prevailing between such parties; and (C) that each of the foregoing conditions set out in paragraphs (i) to (iv) (inclusive) has been satisfied and will continue to be complied with as at each relevant date prescribed in this definition of “Approved Acquisition Conditions”.
For the purpose of this definition of “Approved Acquisition Conditions”, the expression “costs” shall be construed to mean the total initial, deferred or additional consideration paid or payable to any person(s) in connection with any relevant acquisition, together with all reasonable costs, fees and expenses (including legal or other professional advisers’ fees) properly paid or payable in connection with the relevant acquisition;

Approved Acquisition Documents: any (i) sale agreement, (ii) share exchange agreement, (iii) offering circular or (iv) any other documents or instruments (howsoever described) relating to a Pre-Approved Acquisition or any other acquisition of assets approved by the Agent;

Audit Fee: the meaning given to it in Clause 22.4 (Audit Fee);

Auditors: PricewaterhouseCoopers, chartered accountants, or any other firm of chartered accountants of similar standing selected by BMUK and satisfactory to the Agent;

Available Commitment: in relation to a Lender at any time, the Commitment of that Lender less the sum at such time of the Original Sterling Amount of (i) the aggregate amount which it has advanced and (ii) (in the case of the Issuer) the aggregate of its contingent liabilities under any Letters of Credit or Guarantees issued by it;

Available Facility: at any time, the aggregate of the Available Commitments;

Available Revolving Facility Amount: at any time, in relation to the Revolving Facility and any proposed Utilisation thereof by any Borrower, the Revolving Facility Amount as reduced by the sum at such time of the Original Sterling Amount of:
(i)	the aggregate principal amount of all Revolving Loans and Swingline Loans then outstanding;

(ii)	the aggregate face amount of all Letters of Credit and of the aggregate maximum contingent liability under all Guarantees issued by the Issuer;

(iii)	the amount by which the Commitment of any Lender is or is due to be permanently cancelled or reduced in accordance with the terms of this Agreement;

(iv)	all reserves for accrued interest on the Revolving Loans and Swingline Loans;

(v)	the Invoice Discounting Facility Exposure at such time;

(vi)	any IDF Portfolio Loss; and

(vii)	all other reserves which the Agent in its discretion deems necessary or desirable to maintain with respect to any Borrower’s account (including, without limitation, in respect of any day-to-day fluctuations in the value of sterling against any Foreign Currency and in respect of any liability of any Borrower under any Hedging Agreement or in respect of any other Bank Products) and any amounts which the Agent, the Security Trustee, any Lender or any other Beneficiary may be obliged to pay in the future for the account of any Borrower;
Bank Product: any of the following products, services or facilities extended to an Obligor: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services as may be requested by an Obligor, other than Letters of Credit or other Utilisations;

Bank Product Debt: financial indebtedness and other obligations of an Obligor relating to Bank Products;

Belgian IDF Company: Bell Microproducts BVBA, a corporation incorporated under the laws of Belgium with registered number 0474128872 and having its registered office at Mechelen Campus, Schalienhoevedreef 20 1, B-2800 Mechelen, Belgium;

Belgian Invoice Discounting Agreement: the invoice discounting agreement dated 15 December 2004 and made between the Belgian IDF Company and Bank of America, National Association acting through its Antwerp branch at Uitbreidingstraat 180, Box 6, B2600, Antwerp, Belgium;

Belgian Pledge: any pledge in respect of the Company Accounts and the Non-Vesting Accounts of the Belgian IDF Company, in form and substance satisfactory to the Agent and the Receivables Purchaser;

Beneficiary: collectively (a) each of the Agent, the Arranger, any Hedge Provider (provided always that such Hedge Provider is BofA), the Swingline Lender, the Issuer, the Security Trustee and any Lender; (b) BofA (in relation to Bank Products) and (c) BofA in its capacity as Receivables Purchaser;

BMEH: Bell Microproducts Europe (Holdings) B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its official seat in Almere, the Netherlands and its registered office at Veluwezoom 42-50, 1327 AH Almere, the Netherlands and registered in the Netherlands with the Trade Register under number: 39087200;

BMEH IBM Guarantees: the guarantees dated 1 December 2005 entered into by BMEH in favour of the IBM Entities for a principal amount not exceeding €40,000,000 in aggregate in respect of the obligations of members of the Restricted Group under invoice purchase, working capital and term loan facility agreements entered into and to be entered into between the IBM Entities (or any of them) and certain members of the Restricted Group;

BMEH Reichl Guarantee: the guarantee by BMEH in favour of Mr Klaus Reichl for an amount not exceeding €4,000,000 in aggregate in respect of the obligations of Bell Microproducts Solutions GmbH under a facility agreement dated 23 November 2005 and made between Mr Klaus Reichl (as lender), Bell Microproducts Solutions GmbH (as borrower) and BMEH (as guarantor);

BMUK/IDFC Group: collectively, the BMUK Group and each of the IDF Companies;

BMUK Group: BMUK and its Subsidiaries for the time being;

BofA: Bank of America, N.A.;

Borrowers: each Original Borrower and each Additional Borrower and “Borrower” means any one of them;

Borrowing Base Certificate: a certificate in such form as the Agent may from time to time reasonably require and completed by BMUK setting out, amongst other things, details of Accounts and with effect from the Inventory Eligibility Date, if applicable, Inventory (as specified in Clause 16.4.1 (Collateral Reporting) and of preferential creditors so as to enable the Agent to determine the Available Revolving Facility Amount;

Borrowings: a sum equal to the aggregate amount for the time being of the principal, capital or nominal amount (determined on a consolidated basis) of all financial indebtedness of any member of the Group (other than moneys borrowed or raised from another member of the Group) and, without prejudice to the generality of the foregoing, shall be deemed to include the following:
(a)	the principal amount of any debenture, bond, note, loan stock, preference share capital, commercial paper or similar instrument of any member of the Group;

(b)	any amounts raised by any member of the Group under any bill of exchange (but excluding any bill drawn or accepted in the ordinary course of trade of the relevant member of the Group and which is payable at sight or not more than 90 days after sight or has a final maturity of not more than 90 days from the date thereof and is not refinancing another bill whether or not relating to the same underlying transaction) and the indebtedness of any member of the Group under any acceptance credit, bill discounting, note purchase or documentary credit facility;

(c)	the aggregate amount remaining to be paid by any member of the Group under any credit agreement save for amounts remaining to be paid which cannot properly be attributed to capital in accordance with Applicable GAAP;

(d)	the capitalised value (determined in accordance with Applicable GAAP) of the outstanding commitments of any member of the Group under any finance lease;

(e)	indebtedness under any receivables purchase, factoring or discounting arrangement including, without limitation, the Invoice Discounting Agreements (to the extent there is any recourse against any member of the Group);

(f)	the aggregate amount remaining to be paid in respect of any credit (other than normal trade credit which has been outstanding for a period of less than 90 days) granted to, or of any deferred payments due from, any member of the Group in respect of the acquisition or construction price of assets acquired or constructed or the purchase price of services supplied;

(g)	indebtedness of any member of the Group in respect of any other transaction having the commercial effect of a borrowing or other raising of money entered into by it in order to finance its business or operations or capital requirements; and

(h)	(without double counting) indebtedness of any member of the Group under any guarantee or other assurance against financial loss in respect of the financial indebtedness of any person.
For the purpose of determining the amount of “Borrowings” at any time, any amount which is on a particular day outstanding or repayable in a currency other than sterling shall on that day be taken into account (i) if that day is the last day of a Financial Year or Management Accounting Period, at its equivalent in sterling at the rate of exchange used for the purpose of preparing the balance sheet forming part of the Relevant Accounting Information prepared as at such date and (ii) in any other case, at its sterling equivalent as determined by the Agent by reference to the Agent’s Spot Rate of Exchange;

Borrowing Costs: in relation to any financial period, a sum equal to the aggregate amount of all continuing, regular or periodic costs (excluding any prepayment or termination fee), charges and expenses incurred by the BMUK/IDFC Group in respect of such period (and whether paid or not) in effecting, servicing or maintaining Borrowings including (but without double-counting):
(a)	interest (whether the same shall be payable immediately or be capitalised or otherwise deferred);

(b)	any fixed or minimum premium or dividend paid or payable on the maturity of any Borrowings;

(c)	consideration given whether by way of discount or otherwise in connection with finance by way of acceptance credit, bill discounting, note purchase, receivables purchase, debt factoring or other like arrangement including, without limitation, the discount charge payable under the Invoice Discounting Agreements; and

(d)	the gross amount payable under any finance lease or credit agreement less so much as can properly be attributed to capital, the amount of any such costs, charges and expenses to be allocated to each such period over the term of any Borrowings in accordance with Applicable GAAP;

Capital Expenditure: all payments due (whether or not paid) in respect of the cost of any fixed asset or any improvement, replacement, substitution or addition thereto, which has a useful life of more than one year, including, without limitation, those arising in connection with the direct or indirect acquisition of such assets by way of increased product or service charges or offset items or in connection with finance leases;

Capital Markets Transaction: any direct or indirect public offering or private placement of any debt or equity securities of (including any capital contribution to) any Borrower, BMEP, BMEH or BMEBV;

Cash Management Services: any services provided from time to time by BofA or any of its Affiliates to an Obligor in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services;

Cash Outflow: in relation to any financial period and without double-counting, the aggregate for that period of:
(i)	Borrowing Costs;

(ii)	taxes paid;

(iii)	dividends paid or other distributions made;

(iv)	Capital Expenditure;

(v)	amortisation payments on Borrowings and the capital element of any rental payments or instalments under any credit agreement or finance lease;

(vi)	any expenditure which results in a corresponding release of any provision in the balance sheet;
Charging Company: the companies listed in Part 2 of Schedule 7 (The Dormant Companies and the Guarantors) and any other Group Company which has executed the Debenture or any other Security Document or which has acceded to the Debenture or any other Security Document by executing a Supplemental Deed in accordance with Clause 4 (Additional Charging Companies);

Closing Date: 2 December 2002;

Collateral: the meaning given to it in the Debenture;

Collateral Management Fee: the meaning given to it in Clause 22.3 (Collateral Management Fee);

Commitment: in relation to a Lender at any time, the amount in sterling set opposite its name in Schedule 1 (Lenders and Commitments) (and/or, as the case may be, the amount in sterling specified as the portion transferred in the Transfer Certificate pursuant to which such Lender increased its Commitment or became a party to this Agreement) as the same may at any time be cancelled or reduced in accordance with this Agreement;

Commitment Period: the period commencing on the Closing Date and ending on the date falling one month prior to the Termination Date;

Company Accounts: has, as the context requires, the meaning ascribed to it in the applicable Invoice Discounting Agreement;

Debenture: the composite guarantee and debenture creating one or more encumbrances in favour of the Security Trustee on behalf of the Beneficiaries, dated 2 December 2002 and executed as a deed by certain Charging Companies to secure the obligations of the Obligors under the Finance Documents;

Default: an Event of Default or any condition, act or event which (with the giving of notice, lapse of time, making of any determination, fulfilment of any condition or any combination of any of the foregoing) may become an Event of Default;

Discharge: a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Substance into the indoor or outdoor environment or into or out of any real estate or other property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or real estate or other property;

Distribution: any dividend or other distribution (whether in cash or in kind) in respect of share capital, including any bonus issue or return of capital (whether at a premium or otherwise);

Dormant Company: a company which is a “dormant” company as defined in section 249AA Companies Act 1985 and which does not at any time have assets (other than intercompany indebtedness) in excess of £5,000 (or the equivalent in any other currency) and which expression shall include, for the purposes of this Agreement, each of the companies whose names are set out in Part 1 of Schedule 7;

EBITDA: in relation to any financial period, a sum equal to the BMUK/IDFC Group’s profit on ordinary activities before taxation (save to the extent that such profit is attributable to any interest received) after adding back Borrowing Costs, depreciation and amortisation and deducting any release to profits of negative goodwill in respect of such period but excluding:
(a)	profits or losses on the sale or termination of an operation;

(b)	profits or losses on the disposal of fixed assets; and

(c)	extraordinary items;
EC Insolvency Regulation: Council Regulation (EC) No. 11346/2000 of 29 May 2000 on insolvency proceedings;

Effective Date: the meaning given to it in clause 3.1 (Effective Date) of the Supplemental Agreement dated 21 May 2008;

Eligible Accounts: the Accounts which the Agent in the exercise of its commercial discretion determines to be Eligible Accounts. Without limiting the discretion of the Agent to establish other criteria of ineligibility, Eligible Accounts shall not, unless the Agent in its commercial discretion elects, include any Account:

(a)	with respect to which more than ninety (90) days have elapsed since the date of the original invoice or sixty (60) days have elapsed since the due date therefor;

(b)	with respect to which any of the representations, warranties, covenants and agreements contained in the Debenture are incorrect or have been breached;

(c)	with respect to which Account (or any other Account due from the applicable Account Debtor), in whole or in part, a cheque, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment, and returned uncollected for any reason;

(d)	which represents a progress billing (as hereinafter defined) or as to which the applicable Borrower has extended the time for payment without the consent of the Agent (for the purposes hereof, “progress billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditional upon such Borrower’s completion of any further performance under such contract or agreement);

(e)	with respect to which any one or more of the following events has occurred to the Account Debtor on such Account: (i) death or judicial declaration of incompetency of such Account Debtor who is a natural person; (ii) the filing by or against such Account Debtor of a request, notice of intention to appoint or petition for winding-up, dissolution, liquidation or bankruptcy of such person or for the appointment of an administrative receiver, receiver, manager or administrator in respect of such person or its assets or any other bankruptcy, insolvency or similar laws of the United Kingdom or any foreign jurisdiction now or hereafter in effect; (iii) the making of any general assignment by such Account Debtor for the benefit of its creditors; (iv) the appointment of a receiver or trustee of such Account Debtor or of any of the assets of the Account Debtor; (v) the institution by or against such Account Debtor of any other type of insolvency proceeding or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, such Account Debtor; (vi) the non-payment generally of such Account Debtor of its debts as they become due; or (vii) the cessation of the business of such Account Debtor as a going concern;

(f)	if fifty per cent. (50%) or more of the aggregate sterling equivalent of outstanding Accounts owed at such time by the Account Debtor thereon is classified as ineligible pursuant to the other provisions of this definition;

(g)	owed by an Account Debtor which (i) does not maintain its registered office or principal place of business in the United States, Canada (other than the Province of Newfoundland), the United Kingdom or another country within the European Union prior to 1 May 2004, (ii) is not organised under the laws of the United States, Canada, part of the United Kingdom or another country within the European Union prior to 1 May 2004 or any political subdivision, state or province thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province municipality or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, except to the extent that such Account is secured or payable by a letter of credit satisfactory to the Agent in its discretion;

(h)	owed by an Account Debtor which is an Affiliate or employee of such Borrower or an Account which the Agent determines is an Intercompany Account or an internal account;

(i)	with respect to Accounts of a Borrower, with respect to which either the perfection, enforceability or validity of the security over such Account constituted by the Debenture, or the Security Trustee’s or the Agent’s right or ability to obtain direct payment to the Agent or, as appropriate, the Security Trustee, of the proceeds of such Account, is governed by any laws other than the local state or federal laws of the United States of America (including the UCC) or the laws of Canada, any part of the United Kingdom or another member of the European Union prior to 1 May 2004;

(j)	owed by an Account Debtor to which a Borrower or any Affiliate thereof is indebted in any way, or which is subject to any right of set-off or recoupment by the Account Debtor (or otherwise a contra account), unless the Account Debtor has entered into an agreement acceptable to the Agent to waive set-off rights, or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor;

(k)	[intentionally omitted];

(l)	which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or other repurchase or return basis;

(m)	which is evidenced by a promissory note or other similar instrument;

(n)	with respect to which the Agent believes, in the exercise of its commercial judgment, that the prospect of collection of such Account is impaired or that such Account may not be paid by reason of the Account Debtor’s financial inability to pay;

(o)	which arises out of a sale not made in the ordinary course of such Borrower’s business;

(p)	with respect to which the goods giving rise to such Account have not been shipped and delivered to and accepted by, or have been rejected or objected to by, the Account Debtor or the services giving rise to such Account have not been fully performed by such Borrower, and, if applicable, accepted by the Account Debtor, or the Account Debtor revokes its acceptance of such goods or services;

(q)	owed by an Account Debtor or group of affiliated Account Debtors which is obligated to the Borrowers, or any of them, representing Accounts the aggregate unpaid balance of which exceeds ten per cent. (10%) of the aggregate unpaid balance of all Accounts owed to the Borrowers at such time by all of the Borrowers’ Account Debtors;

(r)	which is not subject to a first priority, perfected Security Interest in favour of the Security Trustee, for the benefit of the Beneficiaries established in a manner satisfactory to the Agent;

(s)	owed by an Account Debtor incorporated outside the United Kingdom with whom such Borrower is trading in excess of its agreed credit limits;

(t)	with respect to which such Borrower or the Agent has deemed such Account as uncollectible or has any reason to believe that such Account is uncollectible; and

(u)	which the Agent determines, in its commercial discretion, is ineligible for any other reason.
The Agent will consider a request from BMUK for the inclusion of Accounts in excess of ten per cent. (10%) of the total Eligible Accounts (as described in paragraph (q)) on a case by case basis, upon production by BMUK of such financial or other information regarding the business condition (financial or otherwise) of the Borrowers and the Group as the Agent may require and upon BMUK demonstrating to the satisfaction of the Agent, an improvement in its trading and financial position since 20 October 2005.

If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of the Maximum Eligibility Amount and the Revolving Facility Amount;

Eligible Inventory: with effect from the Inventory Eligibility Date, if any, Inventory valued at the lower of cost (on a FIFO basis) or market value, which is eligible as the basis for Revolving Loans, based on such criteria as the Agent may from time to time establish in its reasonable commercial discretion;

Environmental Authorisation: any authorisation, permit, licence, consent, registration or other approval required by or pursuant to any Environmental Law;

Environmental Laws: all applicable laws, regulations, codes of practice, circulars, statutory guides, guidance notes and the like (whether in the United Kingdom or in any other jurisdiction in which any Obligor carries on its business or in which its assets may be situated) relating to contamination, human health, safety or the environment including but not limited to those relating to Discharges, waste, nuisance, health and safety, noise, packaging or the manufacture, processing, use, handling, treatment, storage, labelling, recovery, recycling, transport or disposal of Hazardous Substances;

Equipment: in relation to each Trading Company, all of its now owned and hereafter acquired machinery, equipment, furniture, furnishings, fixtures and other tangible personal property of any kind (except Inventory), as well as all of such types of property leased by it and all of its rights and interest with respect thereto under such leases together with all present and future additions and accessions thereto and replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto, wherever any of the foregoing is located;

Event of Default: any of those events specified in Clause 17.1 (Events of Default);

Excess Availability: at any time, the amount, if any, by which the Revolving Facility Amount exceeds the Aggregate Exposure at such time;

Facility Office: in relation to a Lender at any time, the office set out under its name at the end of this Agreement or, in the case of a Transferee, in the Transfer Certificate to which it is a party as Transferee or, in the case of a Lender which is an assignee or other successor of any other Lender, the office notified to the Agent by the assignee or other successor on or before the date it becomes a Lender or such other office as such Lender may from time to time notify to the Agent;

Fee Letter: means any letter or letters dated on or about the date of this Agreement and/or the date of a Supplemental Agreement between the Arranger and BMUK (or the Agent and/or the Security Trustee and BMUK) setting out and/or relating to any of the fees referred to in Clause 22 (Fees) and “Fee Letter (2008)” means such letter dated 21 May 2008;

Finance Documents: this Agreement, the Invoice Discounting Agreements, any Fee Letter, any Accession Notice, any Hedging Agreement, the Security Documents, the Supplemental Agreements, the IBM Standstill Agreement, the Reichl Standstill Agreement, documents evidencing or constituting Bank Products and any other agreement, deed, notice, document or certificate from time to time designated as such by the Agent and BMUK;

Financial Quarter: any period of three months in any Financial Year, ending on the day which is, respectively, three, six or nine months after the first day of that Financial Year or on the last day of that Financial Year;

Financial Statements: according to the context in which it is used, the Pro-Forma Balance Sheet or any financial statements required to be delivered to the Agent pursuant to Clause 15.2 (Provision of Financial Information) and complying with the provisions of Clause 15.3 (Financial Information — basis of preparation);

Financial Year: any period of twelve months ending on 31 December;

Foreign Currency: dollars, euros or such other currency which is freely transferable and freely convertible into sterling as may at any time be specifically agreed by the Agent;

French IDF Company: Bell Microproducts Sarl, a corporation incorporated under the laws of France with registered number 43474497500013 and having its registered office at 23 avenue General Leclerc, 92340, Bourg La Reine, Paris, France;

French Invoice Discounting Agreement: the invoice discounting agreement dated 15 December 2004 and made between the French IDF Company and Bank of America, National Association acting through its Paris branch at 51 rue Francois 1er, 75008 Paris France;

French Bank Accounts Pledge: any pledge in respect of the Company Accounts of the French IDF Company, in form and substance satisfactory to the Agent and the Receivables Purchaser;

Group: BMEH and its Subsidiaries at any time including, whether or not a Subsidiary of BMEH, each IDF Company (but excluding, in each case, unless the Agent otherwise agrees, any member of the Restricted Group) and “Group Company” shall mean any one of them;

Guarantee: any guarantee (which has been specifically agreed between the relevant Borrower and the Agent) of the obligations of any person issued by the Issuer at the request of that Borrower pursuant to the terms of Clause 6.4 (Letters of Credit and Guarantees);

Guarantors: each Secured Guarantor and each Unsecured Guarantor and “Guarantor” means any one of them;

Hazardous Substance: any radioactive emissions and any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) capable of causing harm to the environment, human health or welfare or to any organism, including (without limitation) any type of waste or any form of energy;

Hedge Provider: the Arranger, any Lender or any other bank or financial institution of international standing whose long term unsecured debt securities are, on the date that it enters into any Hedging Agreement, rated at least A+ by S&P or A1 by Moody’s;

Hedging Agreement: any agreement or instrument between an Obligor and a Hedge Provider relating to the hedging of an interest rate or a currency exposure (including a swap, option, cap, collar or floor);

IBM Entities: means Nederland Financieringen B.V., IBM Belgium Financial Services S.A. and IBM Deutschland Kreditbank GmbH (as agent for the foregoing entities) (and “IBM Entity” means any one of them);

IBM Standstill Agreement: the standstill agreement dated on or about 20 December 2005 and entered into between (1) IBM Deutschland Kreditbank GmbH (as agent for the other IBM Entitites), (2) the Agent and the Security Trustee and (3) BMEH;

IDF Companies: means the Belgian IDF Company, the French IDF Company and the Italian IDF Company and any other company which has entered into an Invoice Discounting Agreement and which has consequently been designated an IDF Company by the Receivables Purchaser from time to time and “IDF Company” means any one of them;

IDF Guarantee: the guarantee by the Borrowers contained in clause 7 (Guarantee) of the Supplemental Agreement dated 15 December 2004;

IDF Portfolio Loss: an amount equal to the amount by which the Remittances (as defined in the Accounts Transfer Conditions) received in respect of an Account (as defined in the Accounts Transfer Conditions) purchased by the Receivables Purchaser pursuant to an Invoice Discounting Agreement fall short of the Purchase Price (as defined in the Accounts Transfer Conditions) paid by the Receivables Purchaser pursuant to that Invoice Discounting Agreement less the amount (if any) received by the Receivables Purchaser by way of repurchase consideration or indemnity from the relevant IDF Company, or from any other Obligor, in respect of that Account;

Information Memorandum: the document in the form approved by BMUK concerning the Group which, at BMUK’s request, and on its behalf, was prepared by the Arranger in relation to the transactions contemplated by this Agreement and distributed to selected financial institutions;

Inter Company Sale Agreement: the inter company sale agreement dated 17 March 2005 between BMUK and the USD Co pursuant to which BMUK will sell US Inventory acquired by it to the USD Co and the USD Co will, immediately prior to BMUK selling such US Inventory to its customers, re-sell such US Inventory back to BMUK to enable BMUK to make such sales;

Intercompany Accounts: all assets and liabilities, however arising, which are due to any Trading Company from, which are due from any Trading Company to, or which otherwise arise from any transaction by any Trading Company with, any Affiliate;

Interest Period: any of those periods referred to in Clause 7 (Interest and Interest Periods) (by reference to which interest is calculated on any LIBOR Revolving Loan) or in Clause 18.2 (Default Interest Periods) (by reference to which interest is calculated on an unpaid sum) provided that, save in respect of any Interest Periods relating to an unpaid sum, no Interest Period shall extend beyond the Termination Date;

Inventory: in relation to each Trading Company, all of its now owned and hereafter acquired inventory, goods and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work-in-progress, finished goods, returned goods and materials and supplies of any kind, nature or description which are or might be used or consumed in its business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise and other personal property, and all documents of title or other documents representing them;

Inventory Eligibility Date: the date, if any, upon which the Lenders shall have agreed, and the Agent shall have advised BMUK to that effect, that Eligible Inventory may be eligible as the basis for Revolving Loans;

Invoice Discounting Agreements: the Belgian Invoice Discounting Agreement, the French Invoice Discounting Agreement and the Italian Invoice Discounting Agreement including, in each case, the Account Transfer Conditions incorporated therein in accordance with their respective terms together with any other Invoice Discounting Agreement entered into from time to time by an IDF Company, including in each case, the Accounts Transfer Conditions incorporated therein in accordance with their respective terms;

Invoice Discounting Facilities: the invoice discounting facilities made available or to be made available to the IDF Companies under the Invoice Discounting Agreements;

Invoice Discounting Facility Exposure: at any time, the aggregate of the Total MDL Balance (as defined in the Accounts Transfer Conditions) at such time, the sterling equivalent of any Prepayments to be made on the date on which the computation falls to be made and the sterling equivalent of all other amounts owing, actually or contingently, by the IDF Companies under the Invoice Discounting Agreements at such time, as notified to the Agent from time to time by each Receivables Purchaser;

Italian IDF Company: Bell Microproducts S.r.l, a corporation incorporated under the laws of Italy with registered number 13456670150 and having its registered office at Via V Pisani 12/a, 20124 Milan, Italy;

Italian Invoice Discounting Agreement: the invoice discounting agreement dated 15 December 2004 and made between the Italian IDF Company and Bank of America, National Association acting through its Milan branch at Corso Matteotti 10,20121 Milan, Italy and includes any agreement from time to time entered into in order to extend the validity of such invoice discounting agreement in order to comply with Italian law;

Italian Bank Accounts Pledge: any pledge in respect of the Company Accounts of the Italian IDF Company, in form and substance satisfactory to the Agent and the Receivables Purchaser;

Latest Projections: the projections most recently received by the Agent pursuant to clause 15.2.3;

Lender: means:
(i)	any Original Lender; and

(ii)	any bank, financial institution, trust, fund or other entity which has become a party to this Agreement in accordance with Clause 28.3 (Assignments and Transfers by Lenders), which in each case has not ceased to be a party to this Agreement in accordance with the terms of this Agreement;

Letter of Credit: any standby letter of credit (which has been specifically agreed between a Borrower and the Agent) issued by the Issuer at the request of a Borrower pursuant to the terms of Clause 6.4 (Letters of Credit and Guarantees);

Letter of Credit and Guarantee Fee: the meaning given to it in Clause 22.5 (Letter of Credit and Guarantee Fee);

LIBOR: in relation to any LIBOR Revolving Loan or any unpaid sum and any Interest Period relating to it:
(i)	the applicable Screen Rate; or

(ii)	(if no Screen Rate is available for the currency or Interest Period of that Loan or unpaid sum) the arithmetic mean of the rates (rounded up to 4 decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London Interbank Market, at or about 11.00 a.m. in London on the Quotation Date for a period comparable to the relevant Interest Period;

LIBOR Revolving Loan: a revolving loan made or to be made by the Lenders in relation to which interest thereon is to be calculated by reference to LIBOR;

Loans: each Revolving Loan and Swingline Loan and “Loan” means any one of them;

Majority Lenders: Lenders whose Outstandings together exceed sixty-six and two-thirds per cent (66 2/3%) of the Outstandings of all the Lenders (or, if there are no Outstandings, Lenders whose Commitments together exceed sixty-six and two-thirds per cent (66 2/3%) of the Total Commitments) provided that, if at any time there are only two Lenders party to this Agreement “Majority Lenders” shall mean both of them together;

Management Accounting Period: each period of one calendar month ending on the last day of that month;

Management Accounts: the then latest unaudited but consolidated and consolidating management accounts of BMEH, BMEP, BMEBV, BMEE, BMUK and the Group (other than the members of the Restricted Group but including in any event each IDF Company) in respect of each Management Accounting Period to be prepared in accordance with Applicable GAAP and in a format agreed by the Agent required to be delivered to the Agent pursuant to Clause 15.2.2 (Management Accounts);

Mandatory Cost: the percentage rate per annum calculated by the Agent in accordance with Schedule 5 (Mandatory Cost Formulae);

Material Contracts: each of the contracts details of which are set out in Schedule 10 (The Material Contracts) and any other contract from time to time designated as a Material Contract by the Agent and BMUK;

Maximum Eligibility Amount: the amount which is equal to the sum of:
(a)	80% of the Net Amount of Eligible Accounts (the “Accounts Advance Rate”). If at any time the Agent determines that the Dilution Percentage for the Borrowers (as a whole) has been equal to or less than 5% for a continuous period of three (3) months ending on the date of such determination, the Agent, in its absolute discretion (upon completing a field exam and such other reviews as it deems appropriate), may increase the Accounts Advance Rate to 85%. “Dilution Percentage” means the percentage figure obtained by dividing (A) all credits, allowances, discounts, write-offs, contra-accounts and other set-offs incurred in any month which reduce the value of Accounts for the Borrowers (as a whole) by (B) the gross amount of all cash received and retained in the Receivables Accounts from all Accounts created by the Borrowers (as a whole) in such month; notwithstanding but without prejudice to the foregoing, the Agent shall have the right to reduce the Accounts Advance Rate or to establish reserves, if the Agent at any time determines that the Dilution Percentage has increased; plus

(b)	after the Inventory Eligibility Date, if applicable, up to 60% of the value of Eligible Inventory;
Maximum Revolving Credit Line: the maximum amount which is available under this Agreement; being £60,000,000 or, if the Agent has received a notice in accordance with Clause 2.7 (Increase of Maximum Revolving Credit Line) and the period referred to in Clause 2.7 (Increase of Maximum Revolving Credit Line) has expired, £76,000,000 (or such other amount as may be agreed between the Agent and BMUK from time to time);

Net Amount of Eligible Accounts: the gross amount of Eligible Accounts less sales, excise or similar taxes, and less returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed in respect of such Eligible Accounts;

Non-Vesting Accounts: has the meaning given to it in the Accounts Transfer Conditions;

Notice of Conversion/Continuation: the meaning given to it in Clause 7.5.2 (Conversion and Continuation of Revolving Loans);

Obligors: each Borrower, each Charging Company, each Guarantor and each other member of the Group which has, or may be required by the Agent to have, any liability from time to time, whether actual or contingent, present or future, for the payment of any amounts outstanding or capable of becoming outstanding under any of the Finance Documents and “Obligor” means any one of them;

Original Sterling Amount: in relation to a Loan, the amount specified in sterling in the Utilisation Notice relating to that Loan (or, if the amount requested is denominated in a Foreign Currency, that amount converted into sterling at the Agent’s Spot Rate of Exchange on the date which is three business days before the Utilisation Date or, if later, on the date the Agent received the Utilisation Notice);

Outstandings: in relation to a Lender at any time, the Original Sterling Amount of the aggregate principal amount of its share of all (if any) Utilisations, including (in relation to the Issuer) the Original Sterling Amount of the aggregate of its contingent liabilities in respect of any such Utilisations consisting of the issue of any Letters of Credit or Guarantees outstanding at that time;

Parent: Bell Microproducts Inc.;

Participating Proportion: in relation to a Lender and a sum payable to or by it on any date, the proportion which the Commitment of that Lender bears to the Total Commitments on that date;

Permitted Encumbrance: any encumbrance permitted under Clause 16.3.1 (Encumbrances);

Permitted Indebtedness: any indebtedness permitted under Clause 16.3.5 (Indebtedness);

Pledge Agreements: the Belgian Pledge, the French Bank Accounts Pledge and the Italian Bank Accounts Pledge and any other pledge agreement from time to time entered into by an IDF Company pursuant to the terms of an Invoice Discounting Agreement;

Pre-Approved Acquisition: any acquisition of any business, shares or other assets of any kind by any Group Company which does not require the prior written consent or approval of the

Agent or the Lenders by virtue of the fact that both prior to and at the time of its completion, each of the Approved Acquisition Conditions were satisfied;

Prepayment: the meaning given to it in the Accounts Transfer Conditions;

Qualifying Lender: a lender which either:
(i)	is a bank as defined in section 840A of the Taxes Act which, for the purposes of section 349 of the Taxes Act, is within the charge to corporation tax as regards all interest payable to it under this Agreement; or

(ii)	is a lender (a “Treaty Lender") which has the benefit of a double tax treaty which provides a complete exemption from UK income tax on interest; or

(iii)	is a lender (a “UK Non-Bank Lender") which is beneficially entitled to interest payable to that lender in respect of a Loan under this Agreement and is:
(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is a company resident in the United Kingdom for United Kingdom tax purposes; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and which is required to bring that interest into account in computing its chargeable profits (within the meaning given by section 11(2) of the Taxes Act), and has given a Tax Confirmation to the Borrowers;

Quotation Date: in relation to any period for which an interest rate is to be determined, the day on which quotations would ordinarily be given by prime banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that period provided that, if, for any such period, quotations would ordinarily be given on more than one date, the Quotation Date for that period shall be the last of those dates;

Receivables Account: has the meaning given to it in the Security Documents;

Receivables Purchaser: Bank of America, N.A. in its capacity as receivables purchaser under the Invoice Discounting Agreements;

Reference Banks: such banks as may be appointed by the Agent in consultation with BMUK;

Reference Rate: in relation to any Loan or unpaid sum denominated in sterling or any Foreign Currency (as the case may be) on which interest is to be calculated by reference to Reference Rate, the Agent’s reference rate for sterling or such Foreign Currency being the rate from time to time set by the Agent based on various factors including the Agent’s cost of funds, desired return and general economic conditions and which is used as a reference point for pricing loans made by it in sterling or such Foreign Currency;

Reference Rate Revolving Loan: a revolving loan made or to be made by the Lenders in relation to which interest thereon is to be calculated by reference to the Reference Rate;

Reichl Standstill Agreement: the standstill agreement dated 23 November 2005 and made between (1) Mr Klaus Reichl, (2) BMEH, (3) the Agent and the Security Trustee and (4) Bell Microproducts Solutions GmbH;

Relevant Accounting Information: the meaning given to it in Clause 15.4 (Financial Ratios);

Relevant Agreements: the Finance Documents, the Material Contracts and any Approved Acquisition Documents;

Reservations: the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, the time barring of claims under the Limitation Act 1980, the possibility that an undertaking to assume liability for or to indemnify against non-payment of United Kingdom stamp duty may be void, the unenforceability of penalty provisions and defences of set-off or counterclaim and similar principles arising under the laws of any other jurisdiction in which relevant obligations must be performed;

Restricted Group: collectively, Bell Microproducts BV, a company incorporated in The Netherlands registered at the Flevoland Commercial Register with number KvK: 39061489, its Subsidiaries for the time being and Bell Microproducts GmbH, a company incorporated in Germany registered at the Munich Commercial Register with number HRB162143 and Bell Microproducts Solutions NV, a company registered in Belgium in Mechelen with number 0461 3609 02 and “member of the Restricted Group” means any one of them but so that an IDF Company shall be deemed not to be a member of the Restricted Group even if this is in fact the case;

Restricted Investment: any acquisition of any assets by any Group Company in exchange for cash or other assets, whether in the form of an acquisition of shares, debt securities or other indebtedness or obligation, or the purchase or acquisition of any other assets, or a loan, advance, capital contribution or subscription, except the following:
(i)	acquisitions of fixed assets to be used in the business of such Group Company, so long as the acquisition costs thereof constitute Capital Expenditure permitted hereunder; and

(ii)	acquisitions of goods held for sale or lease or to be used in the rendering of services by such Group Company in the ordinary course of business;

(iii)	any acquisition of shares, debt securities or other indebtedness or obligation, or the making of any loan, advance, capital contribution or subscription by any Group Company in or to any other Group Company which is loss-making and solely for the purpose of recapitalising such loss-making Group Company, provided always that, unless (A) the funds (the “investment funds”) employed by the investing Group Company have been made available to it wholly by the Parent (directly or through BMEH) and not by the utilisation of any amounts drawn down under this Agreement and (B) the investment funds are the proceeds of a new capital injection (whether by way of debt or equity) into the investing Group Company occurring after 20 October 2005 and not moneys already available to such investing Group Company, then such capital injection by the relevant investing Group Company may not exceed £500,000 without the prior written consent of the Agent;

(iv)	any Pre-Approved Acquisition;
Revolving Facility: the facility referred to in Clause 2.1 (The Revolving Facility);

Revolving Facility Amount: the lesser of:
(i)	the Maximum Revolving Credit Line; and

(ii)	the Maximum Eligibility Amount;
Revolving Loan: each LIBOR Revolving Loan and each Reference Rate Revolving Loan made or to be made by the Lenders pursuant to the Revolving Facility;

Screen Rate: the British Bankers Association Interest Settlement Rate for the relevant currency and period displayed on page 3750 of the Telerate screen; if the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with BMUK and the Lenders;

Secured Guarantor: each Charging Company;

Secured Obligations: the meaning given to it in the Debenture;

Security Documents: the Debenture, the Priority Agreement, the Pledge Agreements and any document creating an encumbrance over any asset of any Obligor and/or any IDF Company entered into pursuant thereto or pursuant to any other Finance Document and any other security document granted to the Security Trustee as security for the obligations of the Obligors and/or any IDF Company to the Beneficiaries;

Security Interest: collectively the encumbrances granted to the Security Trustee pursuant to the Security Documents or any other agreement or instrument;

St. Crispin Mortgagee: HSBC Bank PLC as mortgagee of the St. Crispin Property in connection with such borrowing or such other bank or financial institution which may at any time refinance all or any part of such borrowings, provided that such bank or financial institution shall have entered into an intercreditor deed or other priority arrangement on terms and conditions mutually acceptable to such bank or financial institution, BMUK and the Agent;

St. Crispin Priority Agreement: the priority agreement, in form and substance satisfactory to the Agent, entered or to be entered into between (1) BMUK, (2) the Security Trustee and (3) HSBC Bank PLC;

St. Crispin Property: all that freehold property registered under title number LA596977 and more particularly known as land to the west side of St. Crispin Way, Haslingden, Rossendale, Lancashire;

Subsidiary: of a person means any company or entity directly or indirectly controlled by such person;

Supplemental Agreements: the agreements supplemental to this Agreement dated 3 December 2003, 22 September 2004, 15 December 2004, 17 March 2005, 16 August 2005, 20 October 2005, 2 January 2007 and 21 May 2008 entered into by the parties hereto;

Supplemental Deed: a deed supplemental to the Debenture or any other Security Document, substantially in the form set out in schedule 9 to the Debenture or, as the case may be, substantially in the form set out in such Security Document, entered or to be entered into by a Group Company pursuant to which that Group Company accedes to the Debenture or, as the case may be, any other Security Document, as a Charging Company;

Swingline Loan: a swingline loan made or to be made by the Swingline Lender pursuant to Clause 6.3 (Swingline Loans);

TARGET: the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises interlinked national real time gross settlement systems and the European Central Bank’s payment mechanism and which began operations on 4 January 1999.

TARGET2: the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

TARGET Day:
(a)	until such time as TARGET is permanently closed down and ceases operations, any day on which both TARGET and TARGET2 are; and

(b)	following such time as TARGET is permanently closed down and ceases operations, any day on which TARGET2 is, open for the settlement of payments in euro.

Taxes Act: the Income and Corporation Taxes Act 1988;

Tax Confirmation: a confirmation by a person which is a Lender under this Agreement that the person beneficially entitled to interest payable to that Lender in respect of a Loan under this Agreement is either:
(i)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(ii)	a partnership each member of which is a company resident in the United Kingdom for United Kingdom tax purposes; or

(iii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and which is required to bring that interest into account in computing its chargeable profits (within the meaning given by section 11(2) of the Taxes Act);
Termination Date: subject to Clause 9.5 (Extension of Termination Date), 20 October 2011;

Total Commitments: the aggregate at any time of the Commitments of all the Lenders;

Total Outstandings: the aggregate at any time of the Outstandings of all the Lenders;

Trading Company: each Group Company with Eligible Accounts and, if applicable following the Inventory Eligibility Date, with such Eligible Inventory as the Agent may agree in writing;

Transfer Certificate: a certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate) completed in accordance with Clause 28 (Assignments and Transfers);

Transferee: a Lender or other financial institution which is a Qualifying Lender to which a Lender seeks to transfer rights and obligations under this Agreement in accordance with Clause 28 (Assignments and Transfers);

Trust Property: all or any of the assets, rights, powers, authorities and discretions at any time subject to or expressed to be subject to the security from time to time constituted by or arising pursuant to the Security Documents or vested in the Security Trustee or given under or pursuant to the Security Documents including all income and other sums at any time received or receivable by the Security Trustee in respect thereof;

Unsecured Guarantor: BMEH, BMEP, Bell Microproducts S.a.r.l., Bell Microproducts S.r.l., Bell Microproducts BVBA and each other Group Company which from time to time accedes to this Agreement as an unsecured guarantor by executing and delivering to the Agent an Accession Notice in accordance with Clause 3 (Additional Borrowers and Unsecured Guarantors) and “Unsecured Guarantor” means any one of them;

Unused Line Fee: the meaning given to it in Clause 22.1 (Unused Line Fee);

US Inventory: Inventory purchased by BMUK from third party suppliers where the purchase price paid by BMUK to such third party suppliers is settled in dollars;

USD Co: Bell Microproducts (US) Limited (Company Number: 5305904) whose registered office is at Cox Lane, Chessington, Surrey KT9 1SJ;

Utilisation: a utilisation consisting of the drawdown of a Swingline Loan or Revolving Loan or the issue by the Issuer of a Letter of Credit or Guarantee;

Utilisation Notice: a notice of Utilisation substantially in the form set out in Schedule 4 (Form of Utilisation Notice); and

VAT: value added tax or any similar tax substituted therefor.

1.2	Construction

Any reference in this Agreement to:
1.2.1	the “Agent”, the “Arranger”, the “Receivables Purchaser”, the “Security Trustee”, the “Issuer”, the “Swingline Lender” or any “Lender” shall be construed so as to include their respective successors, Transferees and assignees in accordance with their respective interests;

1.2.2	“this Agreement” or to any other agreement or document shall, unless the context otherwise requires, be construed as a reference to this Agreement or such other agreement or document as the same may from time to time be amended, varied, supplemented, novated or replaced and shall include any document which is supplemental to, is expressed to be collateral with, or is entered into pursuant to or in accordance with, the terms of this Agreement or, as the case may be, such other agreement or document;

1.2.3	the “assets” of any person shall be construed as a reference to all or any part of its business, operations, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital;

1.2.4	a “business day” is a reference to a day (other than a Saturday or Sunday) on which banks generally are open for business in London and:
(a)	(in relation to any date for the payment or purchase of a currency other than euro) in the principal financial centre of the country of that currency; or

(b)	(in relation to any date for the payment or purchase of euro) which is a TARGET Day;

1.2.5	a “capital adequacy regulation” shall be construed as a reference to any guideline, request or directive of any central bank or public authority, or any other law, rule or directive or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank;

1.2.6	a document being a “certified copy” of another means such document is certified by a duly authorised officer of the relevant Obligor (or by reputable solicitors to the relevant Obligor from time to time) as being a true, complete, accurate and up-to-date copy of the original;

1.2.7	a person being “controlled” by another means that that other (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) has the power to appoint and/or remove all or the majority of the members of the board of directors or other governing body of that person or otherwise controls or has the power to control the affairs and policies of that person;

1.2.8	a “credit agreement” shall be construed as a reference to any conditional sale agreement (as defined in the Consumer Credit Act 1974), hire purchase or credit sale agreement or other similar agreement entered into primarily as a method of financing the acquisition of the asset which is the subject of such agreement;

1.2.9	a Default which is “continuing” shall be construed as a reference to a Default which has not been remedied or waived;

1.2.10	“dollars” and “US$” shall mean the lawful currency of the United States of America;

1.2.11	“EMU legislation” means legislative measures of the European Communities for the introduction of, changeover to or operation of the euro;

1.2.12	an “encumbrance” shall be construed as a reference to a mortgage, charge, assignment by way of security, pledge, lien, hypothecation, right of set-off, reservation of title arrangement, preferential right (save as arising under the general law for the protection of certain classes of creditors) or any trust, flawed asset or other arrangement for the purpose of and having a similar effect to the granting of security, or other security interest of any kind;

1.2.13	“euro” and “EUR” means the single currency adopted by certain participating member states of the European Communities in accordance with EMU legislation;

1.2.14	a “finance lease” shall be construed as a reference to any lease or other similar agreement entered into primarily as a method of financing the use of the asset which is the subject of such lease or agreement;

1.2.15	"financial indebtedness” shall be construed as a reference to any indebtedness under or in respect of:
(a)	moneys borrowed or raised (including by way of preference share capital but excluding by way or ordinary shares);

(b)	any debenture, bond, note, loan stock, commercial paper or similar instrument;

(c)	any acceptance credit, bill-discounting, note purchase or documentary credit facility;

(d)	any credit agreement or finance lease;

(e)	any receivables purchase, factoring or discounting arrangement under which there is recourse in whole or in part to any member of the Group including, without limitation, the Invoice Discounting Agreements;

(f)	credit (other than normal trade credit for a period not exceeding 90 days) or deferred payment arrangements in respect of the acquisition or construction price of assets acquired or constructed or the purchase price of services supplied;

(g)	any other transaction having the commercial effect of a borrowing or other raising of money entered into by a person to finance its business or operations or capital requirements; or

(h)	(without double counting) any guarantee or other assurance against financial loss in respect of the indebtedness of any person arising under an obligation falling within (a) to (g) above;
1.2.16	the “Financial Statements” or the “Management Accounts” shall be construed so as to include any notes, reports, statements or other documents annexed or attached to any of them;

1.2.17	a “guarantee” shall be construed so as to include an indemnity, bond, standby letter of credit and any other obligation (whatever called) of any person to pay for, purchase, provide funds (whether by the advance of money, the purchase or subscription for shares or other securities, the purchase of assets or services or otherwise) for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness or other obligation of any other person (and “guaranteed” and “guarantor” shall be construed accordingly);

1.2.18	“indebtedness” shall be construed as a reference to any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

1.2.19	a document expressed to be “in the approved terms” is a reference to a document the terms, conditions and form of which have been initialled for the purpose of identification by or on behalf of the Agent;

1.2.20	something having a “material adverse effect” on a person shall be construed as a reference to it having a material adverse effect (i) on its financial condition, business or operations or on the consolidated financial condition, business or operations of it and its Subsidiaries or (ii) on its ability to comply with its payment obligations under any Finance Document;

1.2.21	a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month save that, where any such period would otherwise end on a day which is not a business day, it shall end on the next business day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the preceding business day provided that, if a period starts on the last business day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last business day in that later month;

1.2.22	a “participating member state” is a reference to any member state of the European Communities which adopts or has adopted the euro as its lawful currency in accordance with EMU legislation;

1.2.23	a “person” shall be construed as a reference to any individual, firm, company, corporation, public authority or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

1.2.24	a “public authority” shall be construed as a reference to any government of any country or sovereign state or any political sub-division thereof or any department, agency, public corporation or other instrumentality of any of the foregoing;

1.2.25	a “regulation” shall be construed so as to include any regulation, rule, by-law, official directive, requirement, request or guideline (whether or not having the force of law) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organisation;

1.2.26	“sterling” and “£” denotes the lawful currency of the United Kingdom;

1.2.27	the “sterling equivalent” of (i) any amount denominated in a Foreign Currency shall mean the equivalent in sterling of such amount as determined by the Agent by reference to the Agent’s Spot Rate of Exchange and of (ii) any amount denominated in sterling shall mean such sterling amount;

1.2.28	“tax” shall be construed so as to include any present and future tax, levy, impost, deduction, withholding, duty or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

1.2.29	“tax on overall net income” of a person shall be construed as a reference to tax (other than tax deducted or withheld from any payment) imposed on that person by the jurisdiction in which its principal office (and/or, in the case of a Lender, its Facility Office) is located on (i) the net income, profits or gains of that person world-wide or (ii) such of its net income, profits or gains as arise in or relate to that jurisdiction;

1.2.30	an “unpaid sum” is a reference to an unpaid sum as that term is defined in clause 18.1;

1.2.31	the “winding-up”, “dissolution”, “administration”, “receivership” or “bankruptcy” of a person and references to the “liquidator”, “administrator”, “receiver”, “administrative receiver”, “receiver and manager”, “manager” or “trustee” of a person shall be construed so as to include any equivalent or analogous proceedings or, as the case may be, insolvency representative or officer under the law of the jurisdiction in which such person or, as the case may be, insolvency representative or officer is incorporated or constituted or of any jurisdiction in which such person or, as the case may be, insolvency representative or officer, carries on business.
1.3	Any reference in this Agreement to any statute or statutory provision shall, unless the context otherwise requires, be construed as a reference to such statute or statutory provision (including all instruments, orders or regulations made thereunder or deriving validity therefrom) as in force at the date of this Agreement and as subsequently re-enacted or consolidated.

1.4	Any reference in this Agreement to a time of day shall, save where the context otherwise requires, be construed as a reference to London time.

1.5	In construing this Agreement general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.6	The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision of this Agreement.

1.7	This Agreement supersedes any previous agreement, whether written or oral, express or implied, between the Original Borrowers, the Arranger, the Agent, the Security Trustee and the Lenders, or any of them, in relation to the subject matter of this Agreement.

1.8	The headings in this Agreement are for convenience only and shall not affect its meaning and references to a clause, Schedule or paragraph are (unless otherwise stated) to a clause of, or schedule to, this Agreement and to a paragraph of the relevant Schedule.

1.9	This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

1.10	Save where the context otherwise requires, the plural of any term includes the singular and vice versa.

1.11	Except as provided in Clause 27.13 (Indemnity Provisions), the terms of this Agreement may only be enforced by a party to it and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded. Notwithstanding such clause, the parties to this Agreement do not require the consent of any third party to rescind or vary this Agreement or any Finance Document at any time.

1.12	Nothing in this Agreement or envisaged hereby shall operate, whether directly or indirectly, to constitute a partnership between any Obligor and any of the Beneficiaries.

1.13	The liabilities and obligations of the Obligors under the Finance Documents to which each of them is expressed to be a party are and shall be construed as being, joint and several.

2.	THE REVOLVING FACILITY

The Revolving Facility

2.1	Subject to the terms and conditions of this Agreement, the Lenders shall make available to the Borrowers a revolving credit facility (the “Revolving Facility”) of up to the Maximum Revolving Credit Line. The Revolving Facility (as described in Clause 6 (Utilisation of the Revolving Facility)) shall consist of Revolving Loans (to be denominated in sterling and/or, if agreed between the relevant Borrower and the Agent, dollars, euro or one or more other Foreign Currencies) to be made by the Lenders and, if specifically agreed by the Agent (on the instructions of the Issuer), Letters of Credit and/or Guarantees to be issued by the Issuer (subject to reimbursement by the relevant Borrower and each of the Lenders on the terms set out in this Agreement) and Swingline Loans (to be denominated in sterling and/or dollars, euros or such one or more other Foreign Currencies as may be agreed between the relevant Borrower and the Swingline Lender), to be made by the Swingline Lender (subject to reimbursement by the Lenders on the terms set out in this Agreement) in a maximum aggregate principal Original Sterling Amount not exceeding the Revolving Facility Amount.

Purpose

2.2	The Revolving Facility is to be applied to meet each Borrower’s general working capital purposes and each Borrower shall apply all amounts raised by it under this Agreement accordingly provided that none of the Agent, the Security Trustee or any of the Lenders shall be obliged to concern itself with the application of amounts raised by any Borrower under this Agreement.

Obligations Several

2.3	The obligations of each Lender under this Agreement are several. The failure by any Lender to perform its obligations under this Agreement shall not affect the obligations of any Obligor towards any other party to this Agreement nor shall any such other party be liable for the failure by such Lender to perform its obligations.

Rights Several

2.4	The rights of each Lender are several. The amount at any time owing by any Borrower to any party under this Agreement shall be a separate and independent debt from the amount owing to any other party.

Financial Assistance

2.5	None of the proceeds of any Utilisation of the Revolving Facility under this Agreement may be used in any way which infringes section 151 Companies Act 1985 or any similar or other statutory obligation whether in the United Kingdom or elsewhere unless the provisions of sections 155 to 158 thereof are actually complied with.

Continuing Obligations

2.6	The obligations of any party under or in respect of Clauses 10 (Taxes), 11 (Increased Costs), 18 (Default Interest), 19 (Indemnities and Currency of Account), 20.7 (Refunding of Payments), 24 (Costs, Expenses and Stamp Duties) and 26.9 (Indemnity) shall continue even after the date (the “Discharge Date”) upon which the Total Commitments have been cancelled or otherwise reduced to zero and the Outstandings of all the Lenders have been permanently repaid or prepaid, to the extent of and in respect of any cost, expense, loss, liability or claim indemnifiable under any such clause and suffered or incurred by any Beneficiary on or prior to the Discharge Date

Increase of Maximum Revolving Credit Line

2.7	BMUK may, by not less than 30 days’ prior written notice to the Agent, request that the Maximum Revolving Credit Line be increased from £60,000,000 to £76,000,000. Upon receipt of such notice, the Agent shall notify the Lenders and, upon the expiry of such period, the Maximum Revolving Credit Line shall be increased to £76,000,000. The Lenders shall enter into such documents and other agreements and carry out such actions as the Agent may require to give effect to such increase.

3.	ADDITIONAL BORROWERS AND UNSECURED GUARANTORS

Request or requirement

3.1	BMUK may request that any Group Company shall become an Additional Borrower or, as applicable, the Agent may require that any Group Company shall become an Unsecured Guarantor by giving to the Agent or, as applicable, to BMUK not less than 10 business days’

notice. For the avoidance of doubt, any Additional Borrower shall, unless the Agent otherwise agrees, automatically be required also to become a Charging Company pursuant to Clause 4 (Additional Charging Companies), without the need for the Agent to serve a further notice in accordance with Clause 4 (Additional Charging Companies).

Accession

3.2	The Group Company in respect of which the request or, as the case may be, requirement is made pursuant to Clause 3.1 (Request or Requirement) shall become an Additional Borrower or, as applicable, an Unsecured Guarantor:
3.2.1	if the Lenders approve or, as applicable, require the addition of that Group Company as an Additional Borrower or, as applicable, as an Unsecured Guarantor;

3.2.2	upon BMUK delivering to the Agent a duly completed and executed Accession Notice;

3.2.3	in the case of a request to appoint an Additional Borrower, if no Default has occurred or is likely to occur as a result of that Group Company becoming an Additional Borrower;

3.2.4	if the Agent has received all of the documents and other evidence specified in Schedule 9 (Documents to accompany Accession Notice or Supplemental Deed) in relation to that Group Company and each is in form and substance satisfactory to the Agent.
For the avoidance of doubt, no Accounts or Inventory of any Group Company which is to become an Additional Borrower shall be considered as Eligible Accounts or Eligible Inventory, unless the Agent has completed a field examination and such other due diligence as the Agent may require and such Accounts and Inventory satisfy the applicable conditions set forth in this Agreement.

Timing

3.3	The Agent shall notify BMUK and the Lenders promptly upon being satisfied that it has received all of the documents and other evidence specified in Schedule 9 (Documents to accompany Accession Notice or Supplemental Deed) in relation to the relevant Group Company and that each is in form and substance satisfactory to it, whereupon subject always to Clauses 3.2.1, 3.2.2 and, in the case of a proposed Additional Borrower, Clause 3.2.3, the relevant Group Company shall become an Additional Borrower or, as applicable, an Unsecured Guarantor.

BMUK as agent

3.4	Each Borrower and each Unsecured Guarantor shall be deemed to appoint BMUK as its agent for the purposes of the Finance Documents by its execution of an Accession Notice. The Agent may rely on a document signed by BMUK as if it had been signed by any other Borrower or any Unsecured Guarantor. BMUK may give a good receipt for any sum payable by any Finance Party to any other Borrower or an Unsecured Guarantor. Any communication delivered to BMUK shall be deemed to have been delivered to each of the Borrowers and each Unsecured Guarantor. Any communication made by BMUK to the Agent or any other Finance Party shall, to the extent permissible by law, be deemed to have been made with the consent of each other Borrower and each Unsecured Guarantor.

Repetition of Representations

3.5	Delivery of an Accession Notice constitutes confirmation by the relevant Additional Borrower or, as applicable, Unsecured Guarantor that the representations and warranties set out in Clause 14.1 (General Representations and Warranties) which are required to be repeated pursuant to Clause 14.3 (Repetition) are true and correct in all material respects in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

Invoice Discounting Agreements

3.6	By executing an Accession Notice an Additional Borrower shall accede to, and be bound by, the IDF Guarantee as if it had been named in clause 7 (Guarantee) of the Supplemental Agreement dated 15 December 2004 as a Borrower.

4.	ADDITIONAL CHARGING COMPANIES

Requirement

4.1	The Agent (acting on the instructions of the Lenders) may require that any Group Company becomes a Charging Company by giving to BMUK not less than 10 business days’ notice, provided that any Group Company which has acceded to this Agreement as an Additional Borrower shall, unless the Agent otherwise agrees, automatically be required to become a Charging Company without the need for the Agent to serve a notice under this Clause 4 (Additional Charging Companies).

Accession

4.2	The Group Company in respect of which the requirement is made (or, in the case of an acceding Additional Borrower, is deemed to have been made) pursuant to Clause 4.1 (Requirement) shall become a Charging Company:
4.2.1	(other than in the case of a Group Company acceding to this Agreement as an Additional Borrower (in which case, accession as a Charging Company shall, unless the Agent otherwise agrees, be automatic)), if the Lenders require the addition of that Group Company as a Charging Company;

4.2.2	upon BMUK delivering to the Agent a duly completed and executed Supplemental Deed or such other security document as the Agent may require in form and substance satisfactory to the Agent;

4.2.3	if no Default has occurred or is likely to occur as a result of that Group Company becoming a Charging Company; and

4.2.4	if the Agent has received all of the following documents and other evidence in relation to that Group Company specified in Schedule 9 (which shall be required to be delivered within 60 days of receipt (or deemed receipt) of notice under Clause 4.1 (Requirement)) and each is in form and substance satisfactory to the Agent.
Timing

4.3	The Agent shall notify BMUK and the Lenders promptly upon being satisfied that it has received all of the documents and other evidence specified in Schedule 9 (Documents to accompany Accession Notice or Supplemental Deed) in relation to the relevant Group Company and that each is in form and substance satisfactory to it, whereupon subject always to Clauses 4.2.1 to 4.2.3 (inclusive) the relevant Group Company shall become a Charging Company.

BMUK as agent

4.4	Each Charging Company shall be deemed to appoint BMUK as its agent for the purposes of the Finance Documents by its execution of a Supplemental Deed or other Security Document. The Agent may rely on a document signed by BMUK as if it had been signed by each other Charging Company. BMUK may give a good receipt for any sum payable by any Beneficiary to each other Charging Company. Any communication delivered to BMUK shall be deemed to have been delivered to each of the Charging Companies. Any communication made by BMUK to the Agent shall, to the extent permissible by law, be deemed to have been made with the consent of each other Charging Company.

Repetition of Representations

4.5	Delivery of a Supplemental Deed constitutes confirmation by the relevant Charging Company that the representations and warranties set out in Clause 14.1 (General representations and Warranties) which are required to be repeated pursuant to Clause 14.3 (Repetition) are true and correct in all material respects in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

5.	CONDITIONS PRECEDENT

The Lenders shall be under no obligation to make the Revolving Facility available under this Agreement unless the Agent has received, or the Lenders are satisfied that the Agent will receive at the same time as or immediately prior to the making available of the Revolving Facility, in form and substance satisfactory to it, all of the documents and evidence referred to in Schedule 2 (Conditions Precedent) (save to the extent that the Agent may at any time waive such receipt).

6.	UTILISATION OF THE REVOLVING FACILITY

General Conditions of Utilisation

6.1	The Lenders shall not be obliged to make the Revolving Facility available and no Utilisation Notice in respect of the Revolving Facility shall become effective unless the provisions with respect to Excess Availability outlined at Clause 16.2.14 (Excess Availability) are complied with;

and either:
6.1.1	no Default has occurred and is continuing or would occur if the Revolving Facility was made available and the representations set out in Clauses 14.1 (General Representations and Warranties) and 14.2 (Accounts and Inventory) to be repeated on and as of the proposed date for the making available of the Revolving Facility are true and correct in all material respects on and as of such date; or

6.1.2	the Lenders have agreed (notwithstanding any such matter) to make the Revolving Facility available and no notice of termination of this Agreement has been given by BMUK as referred to in Clause 29 (Term and Termination).
Revolving Loans

6.2	Subject to the terms of this Agreement, a Revolving Loan will be made by the Lenders to a Borrower on its request if:

6.2.1	not later than 11.00 a.m. on the business day immediately prior to the day which is the proposed date for the making of such Revolving Loan (or three business days in the case of any Revolving Loan to be denominated in a Foreign Currency), or such lesser period as the Agent may agree prior to the proposed date for the making of such Revolving Loan, the Agent has received from the relevant Borrower a Utilisation Notice in respect of such Revolving Loan;

6.2.2	the proposed date for the making of such Revolving Loan is a business day during the Commitment Period;

6.2.3	the Original Sterling Amount of the proposed amount of such Revolving Loan is a minimum amount of £3,000,000 and an integral multiple of £1,000,000 (or, where the Revolving Loan is to be made pursuant to Clause 6.8.3 (Refunding of Swingline Loans by the Lenders), an amount equal to the Original Sterling Amount of the aggregate principal amount of the Swingline Loans then outstanding) which is less than or equal to the lesser of the amount of the Available Facility and the Available Revolving Facility Amount; and

6.2.4	the proposed Interest Period in respect of such Revolving Loan is a period of one, two or three months (or such other period as the Agent may agree) ending on or before the Termination Date.
Swingline Loans

6.3	Subject to the terms of this Agreement, a Swingline Loan (which may be denominated in sterling, dollars, euro or such other Foreign Currency as the Swingline Lender may agree) will be made by the Swingline Lender to a Borrower on its request if:
6.3.1	not later than 11.00 a.m. on the day which is the proposed date for the making of such Swingline Loan, the Agent has received from the relevant Borrower a Utilisation Notice in respect of such Swingline Loan;

6.3.2	the proposed date for the making of such Swingline Loan is a business day during the Commitment Period.
Letters of Credit and Guarantees

6.4	Subject to the terms of this Agreement, if the Agent agrees with a Borrower (acting on the instructions of the Issuer), the Issuer shall, at that Borrower’s request (contained in a Utilisation Notice) issue one or more documentary letters of credit (each a “Letter of Credit”) or Guarantees (each a “Guarantee”), in each case denominated in sterling or any Foreign Currency as the Issuer may agree, for that Borrower’s account. The Issuer will not issue any Letter of Credit or Guarantee:
6.4.1	if the Original Sterling Amount of the maximum face amount of the requested Letter of Credit or of the maximum contingent liability under the requested Guarantee, in each case plus all commissions, fees and charges due from the relevant Borrower in connection with its issue, would cause its Available Commitment or the Available Revolving Facility Amount to be exceeded at such time;

6.4.2	if the expiry date of the Letter of Credit or Guarantee would be later than 30 days prior to the Termination Date or a date falling more than 12 months from its date of issue;

6.4.3	if the Original Sterling Amount of the maximum face amount of the requested Letter of Credit or of the maximum contingent liability under the requested Guarantee, when aggregated with the Original Sterling Amount of the maximum face value of all Letters of Credit and of the maximum contingent liability under all Guarantees, in each case then in issue, would exceed £5,000,000, unless the Issuer has specifically agreed with that Borrower that it is prepared to do so.

Utilisation Notices
6.5
6.5.1	Subject to the terms of this Agreement, each Utilisation Notice shall be irrevocable and shall oblige the relevant Borrower to borrow the amount so requested or, as the case may be, to give effect to the Utilisation so requested on the date specified in such Utilisation Notice upon the terms and subject to the conditions set out in this Agreement.

6.5.2	The first Utilisation Notice delivered hereunder shall include a request to draw down as part of the relevant Revolving Loan an amount equal to the amount of any fees then due and payable to the Arranger, the Agent and the Lenders and to such other valuers and professional advisers as shall have been agreed with the Agent and the Lenders as being payable therefrom and an authorisation and direction to the Agent to appropriate for such purpose the proceeds of so much of the relevant Revolving Loan as is required to satisfy the payment in full of such fees.
Termination of Commitments

6.6	If it has not already been cancelled or otherwise reduced to zero prior to such time the Commitment of each of the Lenders shall be reduced to zero at close of business in London on the last day of the Commitment Period.

Special Provisions relating to Revolving Loans

6.7

Agent’s right to exceed limits
6.7.1	The Agent, in its discretion, may elect to allow the limits of the Available Revolving Facility Amount to be exceeded on one or more occasions, provided that the Agent may never exceed the Maximum Revolving Credit Line. If the Agent does exceed the limits of the Available Revolving Facility Amount, it may not do so by an amount which exceeds five (5) per cent. of the amount of the Maximum Revolving Credit Line and if it does exceed the limits of the Available Revolving Facility Amount on any occasion, the Agent shall not be deemed thereby to have changed such limits or to be obliged to exceed such limits on any other occasion.
Sharing of Applicable Margin
6.7.2	On the first business day of each month following a month in which a Reference Rate Revolving Loan shall have been outstanding and on the first business day of the next Interest Period following an Interest Period during which a LIBOR Revolving Loan shall have been outstanding, the Agent shall pay to each of the Lenders an amount equal to each such Lender’s Participating Proportion of the interest which would have been payable on any Reference Rate Revolving Loan outstanding during that month or, as the case may be, on any LIBOR Revolving Loan outstanding during that Interest Period, if such interest had been calculated on the basis of the Applicable Margin less

0.25% provided that the Agent shall have actually received all interest due from the relevant Borrowers on such Reference Rate Revolving Loans or LIBOR Revolving Loans at the rates applicable to them. Each Lender agrees that the Agent shall pay such additional interest actually received from the Borrowers above that paid to the Lenders in accordance with this Clause 6.7 (Special Provisions relating to Revolving Loans) to Bank of America, National Association (in its capacity as a Lender) for its own account.
Special Provisions relating to Swingline Loans

6.8

Notification
6.8.1	The Swingline Lender shall notify the Agent and the Lenders at the end of each week of the net amount of Swingline Loans then outstanding.
Repayment of Swingline Loans
6.8.2	The principal amount of the Swingline Loans denominated in any currency shall be repaid on a daily basis by the transfer of the full credit balance on each Receivables Account to any loan account denominated in that currency maintained by each Borrower with the Agent as contemplated in Clause 20.8 (Debit to Loan Account) or otherwise on demand by the Swingline Lender, any such credit balance denominated in any particular currency to be applied first to the unpaid principal amount of Swingline Loans denominated in the same currency and thereafter in or towards repayment of the unpaid principal amount of any Swingline Loans denominated in any other currency, the manner and extent of such application to be at the Agent’s discretion.
Refunding of Swingline Loans by the Lenders
6.8.3	The Agent will not less than weekly and may, at any time in its sole and absolute discretion or upon request of the Swingline Lender, on behalf of the Borrowers (each of which hereby irrevocably directs the Agent to act on its behalf in this respect), give notice to the Lenders (including the Swingline Lender) requiring that they make a Reference Rate Revolving Loan to the relevant Borrower in an amount equal to the aggregate principal amount of the Swingline Loans then outstanding together with all interest accrued thereon but unpaid. Interest on any such Reference Rate Revolving Loan shall be calculated and payable in accordance with the provisions of Clause 7.2.2.

6.8.4	Application of Reference Rate Revolving Loans: Regardless of whether the conditions in this Agreement for the making of Revolving Loans are then satisfied, each Lender shall make its share of any Reference Rate Revolving Loan referred to in Clause 6.8.3 (Refunding of Swingline Loans by the Lenders) available to the Agent for the benefit of the Swingline Lender on the date notice of the requirement for any such Reference Rate Revolving Loan is given to the Lenders.
Special Conditions for Issue of Letters of Credit and Guarantees
6.9	In addition to being subject to the satisfaction of the applicable conditions precedent referred to in Clause 5 (Conditions Precedent), the obligation of the Issuer to issue any Letter of Credit or Guarantee is subject to the following conditions having been satisfied in a manner satisfactory to the Agent:

6.9.1	the relevant Borrower shall have delivered to the Agent, at such times and in such manner as the Agent may prescribe, an application in form and substance satisfactory to the Agent for the issue of the Letter of Credit or Guarantee and such other documents as may be required pursuant to the terms thereof;

6.9.2	the form and terms of the proposed Letter of Credit or Guarantee shall be satisfactory to the Agent and the Issuer; and

6.9.3	as of the date of issue, no order of any court, arbitrator or public authority shall purport by its terms to prohibit or restrain the Issuer or banks generally from issuing letters of credit or guarantees of the type and in the amount of the proposed Letter of Credit or Guarantee (as the case may be), and no law, rule or regulation applicable to the Issuer or banks generally and no request or directive (whether or not having the force of law) from any central bank or public authority with jurisdiction over the Issuer or banks generally shall prohibit, or request that the Issuer refrain from, the issue of letters of credit or guarantees generally or the issue of such Letter of Credit or Guarantee.
General Conditions for issue of Letters of Credit and Guarantees

6.10

Requests for issue of Letters of Credit or Guarantees
6.10.1	A Borrower shall give to the Agent four business days’ prior written notice of that Borrower’s request for the issue of any Letter of Credit or Guarantee. In the case of a Guarantee, such notice shall specify the maximum contingent liability to be guaranteed, the beneficiary in whose favour the Guarantee is to be issued, the effective date of issue of such Guarantee (which shall be a business day), details of the obligation in respect of which the contingent liability might arise and the date on which such obligation is due to mature or expire. In the case of a Letter of Credit, such notice shall specify the original face amount and currency denomination of the Letter of Credit requested, the effective date of issue of such Letter of Credit (which shall be a business day), whether such Letter of Credit may be drawn in a single or partial draws, the date on which such Letter of Credit is to expire and the beneficiary of such Letter of Credit.
No extensions or amendment:
6.10.2	The Issuer shall not be obliged to extend or amend or cause to be extended or amended any Letter of Credit or Guarantee it has issued.
Events of Default
6.10.3	The Issuer need not, before issuing a Letter of Credit or Guarantee, make any enquiry or otherwise concern itself as to whether any event has occurred which, under the terms hereof, would relieve the Issuer from its obligations to issue that Letter of Credit or Guarantee and accordingly none of the Borrowers nor any of the Lenders shall have any right to resist any claim under Clause 6.12 (Payments pursuant to Letters of Credit or Guarantees) nor otherwise on the ground that any such event had occurred before the issue of the Letter of Credit or Guarantee, provided that, before issuing a Letter of Credit or Guarantee, the Issuer shall inform each of the Lenders of any Event of Default of which it has actual notice.

Compensation for Letters of Credit and Guarantees

6.11	Each Borrower agrees to pay to the Agent for the account of the Issuer with respect to each Letter of Credit or Guarantee, the Letter of Credit and Guarantee Fee and such other reasonable fees and other charges as are charged by the Issuer for letters of credit or guarantees issued by it including, without limitation its standard fees for issuing, administering, amending, renewing, paying and cancelling letters of credit and guarantees and all other fees associated with issuing or servicing letters of credit, as and when assessed, all as specified in Clause 22.5 (Letter of Credit and Guarantee Fee).

Payments pursuant to Letters of Credit and Guarantees

6.12

Demands under a Letter of Credit or Guarantee
6.12.1	If a demand for payment is made under a Letter of Credit or Guarantee on the Issuer, the Issuer shall promptly notify the Agent of such demand and pay the sum demanded in accordance with the terms of the relevant Letter of Credit or Guarantee, whereupon:
(a)	the Agent shall not later than four hours after receipt of such demand, if such demand is made prior to 1.00 p.m. on any business day, or otherwise by 10.00 a.m. on the next succeeding business day, notify each Lender of the amount of such demand and such Lender’s proportion thereof which such Lender shall be obliged to pay; and

(b)	each Lender shall on the date of such notification make its share of the amount demanded available to the Agent for the benefit of the Issuer in immediately available funds.
If any Lender is unable to make its share of such amount available on such date, it shall nevertheless do so as soon as possible thereafter and in any event by no later than two business days after the date notice of such requirement was given to it by the Agent, together with interest thereon from the date of such notice to the date of payment at the rate specified by the Agent as representing the Issuer’s cost of funds.
Indemnity
6.12.2	Each Borrower agrees to indemnify and hold harmless the Issuer in sterling or sterling equivalent from and against all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable legal fees) which the Issuer may incur or sustain as a consequence of the issue of any Letter of Credit or Guarantee or the performance of its obligations thereunder (save where the same are caused by the Issuer’s gross negligence or wilful misconduct). This is a continuing indemnity, extends to the ultimate balance of each Borrower’s obligations and liabilities under clause 6 and shall continue in force notwithstanding any intermediate payment in whole or in part of those obligations or liabilities.
Payment of Letter of Credit or Guarantee obligations
6.12.3	Without limiting or affecting any of the provisions of this Clause 6.12 (Payments pursuant to Letters of Credit and Guarantees), each Borrower agrees to reimburse the Agent and each Lender for any draw under any Letter of Credit or Guarantee immediately upon demand, and to pay the Agent the amount of all other obligations and other amounts payable to it under or in connection with any Letter of Credit or

Guarantee immediately when due, irrespective of any claim, set-off, defence or other right which that Borrower may have at any time against the Agent, the Lenders, the Issuer or any other person.
Reference Rate Revolving Loans to satisfy reimbursement obligations
6.12.4	If the Issuer honours a draw under any Letter of Credit or makes a payment under a Guarantee and the relevant Borrower shall not have repaid such amount to the Agent pursuant to Clause 6.12.3 (Payment of Letter of Credit or Guarantee obligations), the honouring of such draw or the making of such payment by the Issuer shall of itself cause there to arise a Reference Rate Revolving Loan by the Lenders of the amount of such draw or payment which Reference Rate Revolving Loan that Borrower shall be obliged to repay immediately. In the event of non-payment of such Reference Rate Revolving Loan, interest thereon shall be calculated by reference to successive periods of such duration as the Agent may select at a rate per annum which is the sum of (i) two per cent (2%) (ii) the Applicable Margin and (iii) the Reference Rate and shall be paid by the relevant Borrower at the end of the period by reference to which it is calculated or on such other date as the Agent may specify by written notice to that Borrower. If not paid on the due date, the interest shall be added to and form part of the Reference Rate Revolving Loan on which interest shall accrue and be payable in accordance with the provisions of this Clause 6.12.4 (Reference Rate Revolving Loans to satisfy reimbursement obligations).
Letters of Credit and Guarantees — Assumption of Risk

6.13

Authorisations
6.13.1	Each of the Borrowers and the Lenders unconditionally and irrevocably:
(a)	authorise and direct the Issuer to pay any request or demand for payment under and in accordance with any Letter of Credit or Guarantee issued by it without requiring proof of the relevant Borrower’s agreement that any amount so demanded or paid is or was due and notwithstanding that the relevant Borrower may dispute the validity of any such request, demand or payment;

(b)	confirms that the Issuer deals in documents only and shall not be concerned with the legality of any claim under any Letter of Credit or Guarantee or any other underlying transaction or any set-off, counterclaim or defence as between the relevant Borrower and any beneficiary of any Letter of Credit or Guarantee; and

(c)	agrees that the Issuer need not have any regard to the sufficiency, accuracy or genuineness of any such request or demand or any certificate or statement in connection therewith or any incapacity of or limitation upon the powers of any person signing or issuing any such request, demand, certificate or statement which appears on its face to be in order and agrees that the Issuer shall not be obliged to enquire as to any such matters and may assume that any such request, demand, certificate or statement which appears on its face to be in order is correct and properly made.

Rights of contribution and subrogation
6.13.2	Until all amounts which are or may become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and the Agent, the Issuer, the Swingline Lender and/or the Lenders are under no liability hereunder, whether actual or contingent, no Borrower shall, by virtue of any payment made by it under or in connection with or referable to this Clause 6 (Utilisation of the Revolving Facility) or otherwise be subrogated to any rights, security or moneys held or received by the Agent, the Lenders and/or the Security Trustee or be entitled at any time to exercise, claim or have the benefit of any right of contribution or subrogation or similar right against any of them and each Borrower irrevocably waives all rights of contribution or similar rights against each of them.
Waiver of defences
6.13.3	Each Borrower’s obligations under this Clause 6 (Utilisation of the Revolving Facility) shall not be affected by any act, omission, matter or thing which, but for this provision, might reduce, release or prejudice any of its obligations hereunder in whole or in part, including without limitation and whether or not known to it:
(a)	any time or waiver granted to or composition with any beneficiary or any other person;

(b)	any taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights, remedies or securities available to the Issuer or other person or arising under any Letter of Credit or Guarantee; or

(c)	any unenforceability, illegality or invalidity of any Letter of Credit or Guarantee to the intent that each Borrower’s obligations under this clause 6 shall remain in full force and be construed as if there were no such effect.
Supporting Letter of Credit; Cash Collateral

6.14	If, notwithstanding the provisions of this Clause 6 (Utilisation of the Revolving Facility) and Clause 29 (Term and Termination) any Letter of Credit or Guarantee is outstanding upon the termination of this Agreement, then upon such termination each Borrower shall deposit with the Security Trustee, at its discretion, with respect to each Letter of Credit or Guarantee then outstanding, in its favour and at its request either:
6.14.1	a standby letter of credit (a “Supporting Letter of Credit”) in form and substance satisfactory to the Agent and the Security Trustee, issued by an issuer satisfactory to the Lenders in an amount equal to the greatest amount for which such Letter of Credit may be drawn (or, as the case may be, the maximum contingent liability under such Letter of Credit or Guarantee) together with all fees, expenses and charges in respect thereof (together the “maximum liability”) under which Supporting Letter of Credit the Security Trustee is entitled to draw amounts necessary to reimburse the Issuer (through the Agent) for payments made by the Issuer under such Letter of Credit or Guarantee; or

6.14.2	cash in an amount equal to such maximum liability.
Such Supporting Letter of Credit or deposit of cash shall be held by the Security Trustee as security for, and to provide for the payment of, the aggregate face amount of all Letters of

Credit or, as the case may be, the aggregate maximum contingent liability under all Guarantees, remaining outstanding.

Agent Loans

6.15

Authorisation
6.15.1	Subject to the provisions of this Clause 6.15 (Agent Loans), the Agent is hereby authorised by each Borrower and the Lenders, from time to time in the Agent’s reasonable discretion, after the occurrence of a Default or an Event of Default which is continuing unremedied or unwaived or at any time that any of the other conditions to the making available of any Loans hereunder have not been satisfied (and provided in any such case that it is impractical to contact the Lenders), to make Reference Rate Revolving Loans (but in any event not to exceed the Available Facility) to a Borrower on behalf of the Lenders which the Agent, in its reasonable business judgement, deems necessary or desirable (i) to preserve or protect any Collateral, (ii) to enhance the likelihood of, or maximise the amount of, repayment of any of the Outstandings or (iii) to pay any other amount chargeable to that Borrower pursuant to the terms of this Agreement, including without limitation any costs, fees and expenses (any such Reference Rate Revolving Loan described in this Clause 6.15 (Agent Loans) being an “Agent Loan”).
Revocation of Authorisation
6.15.2	The Lenders may at any time revoke the Agent’s authorisation contained in Clause 6.15.1 (Authorisation) to make Agent Loans, any such revocation to be in writing and to become effective only upon the Agent’s actual receipt thereof.
Repayment
6.15.3	Agent Loans shall constitute Reference Rate Revolving Loans under this Agreement repayable by the relevant Borrower on demand and shall bear interest at the rate per annum applicable to Reference Rate Revolving Loans plus 2%. The Agent shall notify each Lender in writing of each Agent Loan that it makes.
Settlement
6.15.4	It is agreed that each Lender shall participate in each such Reference Rate Revolving Loan constituted by an Agent Loan in an amount equal to its Participating Proportion of the amount of such Reference Rate Revolving Loan. Notwithstanding such agreement, the Agent and the Lenders agree (which agreement shall not be for the benefit of or enforceable by the Borrowers) that in order to facilitate the administration of this Agreement settlement of Agent Loans shall take place on a periodic basis on such date or dates as the Agent may specify by written notice to the Lenders. On receipt of any such notice, each Lender shall make an amount equal to its Participating Proportion of the outstanding principal amount of the Agent Loans in respect of which settlement is requested available to the Agent in immediately available funds to such account of the Agent as the Agent may designate, not later than 2.00 p.m. on the proposed settlement date (which shall be not less than three business days following the date of such notice). If any such amount is not made available to the Agent by any Lender on such settlement date, such Lender shall pay such amount to the Agent on demand together with interest thereon from such settlement date to the date of actual payment calculated at a rate per annum which is the sum of (i) two per cent (2%) (ii) the Applicable Margin and (iii) the Reference Rate.
Participation and Notification
6.16
Participation by Lenders
6.16.1	Each Lender will participate through its Facility Office in each Utilisation hereunder, comprising the making of the Revolving Loans, or in any amount to be reimbursed to the Swingline Lender or the Issuer following any non-payment by any Borrower of any amount due from it in respect of a Swingline Loan or, as appropriate, a Letter of Credit or Guarantee, in the proportion which its Commitment bears to the Total Commitments immediately prior to the making available of that Utilisation or, as the case may be, at the time of any such non-payment.
Notification to Lenders
6.16.2	The Agent shall, promptly after receipt by it of a Utilisation Notice, notify each Lender of the details of such notice and of the amount of that Lender’s share of the Utilisation to be made available to the relevant Borrower.
Aggregate Exposure
6.17	The Aggregate Exposure shall at no time exceed the Maximum Revolving Credit Line and if at any time this limit is exceeded as a consequence of currency fluctuations, the Borrowers shall provide cash cover in an amount equal to such excess.

7.	INTEREST AND INTEREST PERIODS
Dates of Payment of Interest
7.1	Each Revolving Loan shall bear interest on its unpaid principal amount from the date made until paid in cash at a rate determined by reference to the Reference Rate or to LIBOR, as applicable, and the relevant Borrower shall pay accrued interest on each such Revolving Loan (i) in the case of each Reference Rate Revolving Loan, on the first day of each month thereafter and (ii) in the case of each LIBOR Revolving Loan, on the last day of each Interest Period relating to such LIBOR Revolving Loan.

If the audited consolidated Financial Statements for the Group and related certificate of BMUK for a Financial Year delivered in accordance with Clauses 15.2.1 (Financial Statements) and 15.3.3 (Certificate of BMUK) show that a higher Applicable Margin should have applied during a certain period, then BMEH shall (or shall ensure that the relevant Borrower shall) promptly pay to the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate of the Applicable Margin applied during such period.

Rate of Interest
7.2
7.2.1	The rate of interest applicable to a LIBOR Revolving Loan from time to time during an Interest Period relating to it shall be the rate per annum which is the sum of (i) the Applicable Margin at such time, (ii) LIBOR relating to such LIBOR Revolving Loan for such Interest Period and (iii) the Mandatory Cost, if any, applicable to that LIBOR Revolving Loan.

7.2.2	The rate of interest applicable to a Swingline Loan and each Reference Rate Revolving Loan shall be a fluctuating rate per annum which is the sum of the Reference Rate and the Applicable Margin. Each change in the Reference Rate and the Applicable Margin shall be reflected in such interest rate as of the effective date of such change.
Interest Periods — LIBOR Revolving Loans
7.3	Save as otherwise provided in this Agreement, the duration of each Interest Period relating to a LIBOR Revolving Loan shall be the period selected by the relevant Borrower in the Utilisation Notice relating to that LIBOR Revolving Loan.

Maximum Number of Interest Periods

7.4	A Borrower may not select an Interest Period in respect of any LIBOR Revolving Loan of such a duration that there shall at any time be more than five Interest Periods in existence at the same time.

Conversion and Continuation of Revolving Loans
7.5
7.5.1	BMUK (on behalf of the Borrowers) may, upon irrevocable written notice to the Agent in accordance with Clause 7.5.2:
(a)	at any time after the Outstandings in respect of Reference Revolving Rate Loans are equal to or exceed an amount equal to an Original Sterling Amount of £20,000,000 elect, as of any business day, in the case of Reference Rate Revolving Loans, to convert any such Reference Rate Revolving Loans (or any part thereof) in an amount or integral multiple of not less than £1,000,000 into LIBOR Revolving Loans;

(b)	elect, as of the last day of the applicable Interest Period, to continue any LIBOR Revolving Loans having Interest Periods expiring on such day (or any part thereof) in an amount or integral multiple of not less than £1,000,000.
7.5.2	If any Revolving Loans are to be converted into or continued as LIBOR Revolving Loans, BMUK shall deliver a notice of conversion or continuation (a “Notice of Conversion/Continuation”) to be received by the Agent not later than 11.00 a.m. at least one business day (in the case of any Revolving Loan denominated in sterling) and at least three business days (in the case of any Revolving Loan denominated in a Foreign Currency), in advance of the proposed date of conversion or continuation specifying:
(a)	the proposed date of such conversion or continuation;

(b)	the aggregate amount of Revolving Loans to be converted or continued; and

(c)	the type of Revolving Loans resulting from the proposed conversion or continuation.

7.5.3	If upon drawdown of any Revolving Loan or upon the expiry of any Interest Period applicable to any LIBOR Revolving Loan, BMUK has failed to select a new Interest Period to be applicable thereto or if any Default or Event of Default then exists, BMUK shall be deemed to have elected to convert such LIBOR Revolving Loan into a Reference Rate Revolving Loan as of the expiry date of such Interest Period.

7.5.4	During the existence of a Default or an Event of Default, BMUK may not elect to have a Revolving Loan converted into or continued as a LIBOR Revolving Loan.

Margin Ratchet
7.6
7.6.1	On the first business day of each Management Accounting Period, the Agent shall calculate the average daily Available Revolving Facility Amount during the previous Management Accounting Period. Subject to the provisions of this Clause 7.6 (Margin Ratchet), if the average daily Available Revolving Facility Amount during such previous Management Accounting Period was within a range set out below then the Applicable Margin for the next succeeding Management Accounting Period will (subject to any adjustment pursuant to Clause 7.6.3 below) be the percentage per annum set out below in the column opposite that range:

Applicable Margin
Average daily Available Revolving Facility Amount	(%) per annum
Less than £10,000,000	2.50
Equal to or greater than £10,000,000 but less than £15,000,000	2.25
Equal to or greater than £15,000,000 but less than £20,000,000	2.00
Equal to or greater than £20,000,000	1.75
7.6.2	Any increase or decrease (as applicable) in the Applicable Margin as a result of the operation of Clause 7.6.1 shall take effect on the first business day of the Management Accounting Period following the Management Accounting Period in respect of which the Agent shall have made the calculation referred to in Clause 7.6.1.

7.6.3	At the same time as it prepares the next set of Management Accounts that are required to be delivered to the Agent in accordance with Clause 15.2.2 (Management Accounts) following the end of a Financial Quarter ending on or after (but not before) 31 December 2005 (each such Financial Quarter being for the purposes of this Clause 7.6 (Margin Ratchet) the “Previous Financial Quarter”), BMUK shall calculate the actual EBITDA achieved from the start of the Financial Year in which the Previous Financial Quarter fell to the end of the Previous Financial Quarter (the “Actual YTD EBITDA”) and shall compare it against the projected EBITDA for that period (as set out in the projections delivered to the Agent prior to the Effective Date or, in any Financial Year commencing after the Effective Date, the Latest Projections delivered to the Agent in accordance with Clause 15.2.3 (Latest Projections) for that Financial Year) (the “Projected YTD EBITDA”). BMUK shall, at the same time as it delivers those Management Accounts to the Agent, deliver a certificate to the Agent (signed by its finance director) (an “Actual YTD EBITDA Certificate”) certifying the Actual YTD EBITDA achieved to the end of the Previous Financial Quarter and calculating (as a percentage) the amount (if any) by which the Projected YTD EBITDA to the end of the Previous Financial Quarter exceeds the Actual YTD EBITDA achieved to the end of the Previous Financial Quarter (the “Variance”). Subject to the provisions of this Clause 7.6 (Margin Ratchet) , if the Actual YTD EBITDA Certificate delivered to the Agent demonstrates that the Variance is within a range set out below then the Applicable Margin (as determined from time to time in accordance with Clause 7.6.1) will be increased by the amount set out below in the column opposite that range:

Amount by which the Applicable
Margin determined in accordance with
Variance	Clause 7.6.1 is increased (%)
Less than 30%	Nil
Equal to or greater than 30% but less than 50%	0.25
Equal to or greater than 50%	0.50
For the avoidance of doubt, if an Actual YTD EBITDA Certificate delivered to the Agent demonstrates that the Actual YTD EBITDA achieved to the end of the Previous Financial Quarter exceeds the Projected YTD EBITDA to the end of the Previous Financial Quarter then the Applicable Margin (determined in accordance with Clause 7.6.1) will be increased by zero per cent..
If BMUK does not deliver an Actual YTD EBITDA Certificate in accordance with Clause 7.6.3 then the Applicable Margin (determined in accordance with Clause 7.6.1) will be increased by 0.50 per cent. per annum.
7.6.4	Any increase in the Applicable Margin (determined in accordance with Clause 7.6.1) as a result of the operation of Clause 7.6.3 shall take effect on the first business day of the Management Accounting Period in which the Actual YTD EBITDA Certificate is delivered or should have been delivered.

7.6.5	For the avoidance of doubt, the Applicable Margin shall never be less than 1.75 per cent. per annum.

7.6.6	If, following receipt by the Agent of the audited consolidated Financial Statements for the Group and related certificate of BMUK in accordance with Clauses 15.2.1 (Financial Statements) and 15.3.3 (Certificate of BMUK), those Financial Statements and related certificate of BMUK show that the Variance stated in any Actual YTD EBITDA Certificate delivered in respect of any Financial Quarter falling in the Financial Year to which those Financial Statements relate was greater than the Variance stated in any Actual YTD EBITDA Certificate delivered in respect of any Financial Quarter falling in the Financial Year to which those Financial Statements relate, then the provisions of Clause 7.1 (Dates of Payment of Interest) shall apply and the Applicable Margin shall be determined using the table set out in Clause 7.6.3 above and each Variance in respect of a period shall be calculated using audited consolidated Financial Statements for the Group and related certificate of BMUK delivered for that Financial Year.

7.6.7	At any time while a Default has occurred and is continuing, the Applicable Margin shall be 2.50 per cent. per annum, notwithstanding any previous reduction of the Applicable Margin made pursuant to this Clause 7.6 (Margin Ratchet) and no reduction shall be instituted while a Default has occurred and is continuing. For the avoidance of doubt, nothing in this Clause 7.6.7 shall limit any default interest or other charges that may be payable under this Agreement and if any default interest or other charges are payable under this Agreement then they shall be paid in addition to the Applicable Margin calculated under this Clause 7.6 (Margin Ratchet).
8.	MARKET DISRUPTION

Circumstances

8.1	If at or about 11.00 a.m. on the Quotation Date for an Interest Period in respect of any LIBOR Revolving Loan the Agent (in consultation with the Lenders) determines it is not possible by reason of circumstances affecting the London Interbank Market generally (i) to determine LIBOR in accordance with its definition, or (ii) for the Lenders to obtain requisite matching deposits in the required currency in the London Interbank Market at the relevant time to fund their respective shares during such Interest Period, or (iii) for the Majority Lenders to obtain such deposits for such period at a cost less than or equal to the rate offered to the Agent in accordance with the definition of LIBOR, then the Agent shall forthwith notify BMUK and the Lenders and notwithstanding the provisions of Clause 7 (Interest and Interest Periods), the Interest Period in respect of that LIBOR Revolving Loan and the amount of interest payable in respect of that LIBOR Revolving Loan during its Interest Period shall be determined in accordance with the following provisions of this Clause 8 (Market Disruption).

Applicable Interest Rate

8.2	If Clause 8.1 (Circumstances) applies in relation to a LIBOR Revolving Loan the duration of the Interest Period relating to that Loan shall be one month or, if less, such that it shall end on the Termination Date and the rate of interest applicable to that LIBOR Revolving Loan during its Interest Period shall be the rate per annum which is the sum of (i) the Applicable Margin, (ii) the Mandatory Cost, if any, and (iii) the rate determined by the Agent (and notified to BMUK) to be that which expresses as a percentage rate per annum the weighted average of the cost to each of the Lenders of funding its share of such LIBOR Revolving Loan during such Interest Period from whatever sources and in whatever manner each such Lender may reasonably select.

Review of Circumstances

8.3	So long as any alternative basis for the calculation of interest as provided in Clause 8.2 (Applicable Interest Rate) is in force the Agent shall from time to time review whether or not the circumstances referred to in Clause 8.1 (Circumstances) still prevail with a view to returning to the normal provisions of this Agreement relating to the determination of the rates of interest applicable to any LIBOR Revolving Loan.

Distribution of Interest

8.4	Interest on a LIBOR Revolving Loan during an Interest Period relating to it calculated at the rates specified in Clause 8.1 (Circumstances) or 8.2 (Applicable Interest Rate) shall be distributed by the Agent to the Lenders in proportion to the amounts which represent the cost to each Lender of funding its share of such LIBOR Revolving Loan during such Interest Period provided that any such interest which is attributable to the Applicable Margin shall be distributed by the Agent to the Lenders in proportion to their respective shares in such LIBOR Revolving Loan.

9.	REPAYMENT, PREPAYMENT AND CANCELLATION

Repayment of Revolving Loans

9.1	Each Borrower shall repay each LIBOR Revolving Loan made to it, together with accrued but unpaid interest thereon, on the last day of the Interest Period applicable to that Loan. Each

Borrower may repay each Reference Rate Revolving Loan and each Swingline Loan made to it, together with accrued but unpaid interest thereon, at any time. Each Borrower shall, in any event, repay the outstanding principal balance of all Revolving Loans made to it, plus all accrued but unpaid interest thereon, upon the termination of this Agreement for any reason. In addition, and without limiting the generality of each foregoing, each Borrower shall pay to the Agent, on demand, the amount by which the Original Sterling Amount of the unpaid principal balance of any Revolving Loans and any Swingline Loans when aggregated with the Original Sterling Amount of the maximum face amount of all Letters of Credit and the maximum contingent liability under all Guarantees then in issue (together “contingency outstandings”) at any time exceeds the Available Facility in respect of the Revolving Facility or the Available Revolving Facility Amount, the Available Facility and Available Revolving Facility Amount being determined for this purpose as if the amount of the Revolving Loans, Swingline Loans and contingency outstandings were zero. Subject to the other terms of this Agreement and to availability, Revolving Loans and Swingline Loans may be reborrowed.

Cancellation of Total Commitments

9.2	Any Borrower may, by giving to the Agent not less than 30 business days’ prior notice to that effect, permanently cancel the whole (but subject to Clause 29 (Term and Termination)) or any part (being a minimum amount of £5,000,000 and an integral multiple of £1,000,000) of the Total Commitments, provided that both on the date of such notice and upon the effective date of cancellation, the amount to be so cancelled does not exceed an amount equal to the difference between the Maximum Revolving Credit Line and the Aggregate Exposure and the Agent has not, pursuant to Clause 6.7 (Special Provisions relating to Revolving Loans), permitted the limits of the Available Revolving Facility Amount to have been exceeded. Any such cancellation shall reduce the Commitment of each Lender pro rata. If a Borrower cancels any part (but not the whole) of the Total Commitments, BMUK shall (or shall procure that such other Borrower shall) pay to the Agent (for the rateable benefit of the Lenders), on or prior to the date of such cancellation:
9.2.1	0.75% of the amount of the Total Commitments so cancelled, if such cancellation is made on or prior to the first Anniversary Date;

9.2.2	0.5% of the amount of the Total Commitments so cancelled, if such cancellation is made at any time after the first Anniversary Date but on or prior to the second Anniversary Date; and

9.2.3	0.25% of the amount of the Total Commitments so cancelled, if such cancellation is made at any time after the second Anniversary Date but on or prior to the date falling two months before the third Anniversary Date.
Prepayment and cancellation of Individual Lenders
9.3	If a Borrower becomes obliged to pay an increased amount pursuant to Clauses 10.1 (Requirement to Gross-up) or 11.1 (Increased Costs and Reduction of Return) or any Lender claims indemnification from BMUK under Clause 10.2 (Indemnity) or Clause 11.1 (Increased Costs and Reduction of Return) and the Agent receives from BMUK at least fifteen days’ prior notice of the intention of the Borrowers to prepay such Lender’s Outstandings, such Lender shall, upon receipt by the Agent of such notice, cease to be obliged to participate in any further Loans, its Commitment shall be permanently cancelled and reduced to zero and each Borrower shall on the last day of each of the then current Interest Periods or earlier, if the Agent or such Lender so requires, prepay such Lender’s portion of the Loan to which such Interest Period relates together with any applicable break costs payable under Clause 19.2 (Break Costs) but otherwise without premium or penalty.

Notices Irrevocable

9.4	Any notice of cancellation or prepayment given by a Borrower (or BMUK on its behalf) pursuant to Clause 9.2 (Cancellation of Total Commitments) or Clause 9.3 (Prepayment and Cancellation of Individual Lenders) shall be irrevocable, shall specify the date upon which such prepayment is to be made and the amount of such prepayment and shall oblige that Borrower to make such prepayment on such date. A Borrower shall not be entitled to reborrow any amount so prepaid.

Extension of Termination Date
9.5
9.5.1	On 20 October 2010 BMUK may deliver a request to the Agent (which the Agent shall promptly forward to the Lenders), requesting that the Lenders shall extend the maturity of the Revolving Facility to 20 October 2012.

9.5.2	The decision whether or not to extend the Termination Date shall be in the absolute discretion of the Agent to determine (acting on the instructions of all of the Lenders) and shall be based upon such factors as the Agent may deem relevant (including, without limitation, the business condition (financial or otherwise) of the Group at the relevant time and after reviewing such forecasts, projections and financial and other information regarding the Borrowers and the Group as the Agent may require. The Borrowers acknowledge that the Agent and the Lenders shall not be under any obligation to extend the Termination Date.

9.5.3	If extended pursuant to this Clause 9.5 (Extension of Termination Date), references to the “Termination Date” in this Agreement and the other Finance Documents shall be construed as a reference to the Termination Date as from time to time extended. Any extension of term and restatement of this Agreement does not constitute a novation.
10.	TAXES

Requirement to Gross-up

10.1	All payments to be made by any of the Obligors to any person under this Agreement shall be made free and clear of and without deduction for or on account of tax unless such Obligor is required by law to make such a payment subject to the deduction or withholding of tax, in which case the sum payable by such Obligor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding (including any deduction or withholding applicable to additional sums payable under this clause), such person receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or been required to be made.

Indemnity

10.2	Without prejudice to the provisions of Clause 10.1 (Requirement to Gross-up), if any person or the Agent is required to make any payment on account of tax (other than tax on its overall net income) on or calculated by reference to the amount of any Loan made or to be made under this Agreement or by reference to any Letter of Credit or Guarantee issued under this Agreement and/or by reference to any sum received or receivable under this Agreement by such person or the Agent on its behalf (including, without limitation, any sum received or receivable under this Clause 10 (Taxes)) or any liability in respect of any such payment is asserted, imposed, levied or assessed against such person or the Agent on its behalf, the relevant Obligor shall, upon demand of the Agent, promptly indemnify such person against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith provided that the foregoing shall not apply to the extent that the payment or liability (a) is compensated for by an increased payment under Clause 10.1 (Requirement to Gross-up)or (b) would have been so compensated but was not so compensated, solely because one of the exclusions in Clause 10.6 (Limitation on Requirement to Gross-up) applied.

Notification

10.3	A Lender intending to make a claim pursuant to Clause 10.2 (Indemnity) shall notify the Agent of the event by reason of which it is entitled to do so whereupon the Agent shall notify the relevant Obligor.

Tax Receipts

10.4	Without prejudice to the provisions of Clause 10.1 (Requirement to gross-up), if any Obligor makes any payment under this Agreement in respect of which it is required by law to make any deduction or withholding it shall pay the full amount to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Agent (no later than one week after the end of the time allowed for such payment under applicable law) an original receipt or other appropriate evidence issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld from such payment.

Tax Credits

10.5	If any Obligor makes an increased payment under Clause 10.1 (Requirement to Gross-up) for the account of any person and such person in its sole opinion and based on its own interpretation of any relevant laws or regulations (but acting in good faith) determines that it has received or been granted a credit against or relief or remission for or in respect of any tax paid or payable by it in respect of or calculated by reference to the deduction or withholding giving rise to such payment, such person shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or payment and, to the extent it is reasonably identifiable and quantifiable, as soon as practicable pay to such Obligor an amount equal to such part or all of such credit, relief, remission or repayment as can be made available to such Obligor in such a way as to leave such person (after such payment) in no better or worse position than it would have been in if such Obligor had not been required to make such deduction or withholding. Nothing contained in this Clause 10.5 (Tax Credits) shall interfere with the right of a person to arrange its tax affairs in whatever manner it thinks fit nor oblige any person to disclose any information relation to its tax affairs or any computation in respect thereof.

Limitation on Requirement to Gross-up
10.6
10.6.1	If any Lender ceases to be a Qualifying Lender, no Obligor shall be liable to pay to such Lender under Clause 10.1 (Requirement to Gross-up) any amount in excess of the amount it would have been obliged to pay if such Lender had not ceased to be a Qualifying Lender provided that this Clause 10.6 (Limitation on Requirement to Gross-up) shall not apply and each Obligor shall continue to be obliged to comply with its obligations under Clause 10 (Requirement to Gross-up) if and to the extent that after the date of this Agreement there shall have been any change in, or in the interpretation, administration or application of, any relevant law or double taxation treaty or any published practice or concession of any relevant taxing authority and as a result of such change (i) such Lender ceases to be a Qualifying Lender or (ii) such Obligor would be required to make a deduction or withholding on account of tax irrespective of whether the recipient of the relevant payment was or was not a Qualifying Lender.

10.6.2	No Obligor shall be liable to make a payment to a Lender under Clause 10.1 (Requirement to Gross-up) if on the date on which the payment falls due the relevant Obligor is able to show that the payment could have been made to such Lender without any deduction or withholding had such Lender complied with its obligations under Clause 10.7 (Double Taxation Relief).

Double Taxation Relief
10.7	If, and to the extent that, the effect of Clause 10.1 (Requirement to Gross-up) or 10.2 (Indemnity) can be mitigated by virtue of the provisions of any applicable double tax treaty entered into by the United Kingdom (whether by a claim to repayment of any taxes referred to in Clause 10.1 (Requirement to gross-up) or 10.2 (Indemnity) or otherwise) each Lender agrees to co-operate (to the extent reasonably required) with affected Obligor(s) with a view to submitting any forms required for the purpose of ensuring the application of such double tax treaty so far as relevant, provided that no Lender shall be required pursuant to this Clause 10.7 (Double Taxation Relief) to complete or co-operate in completing any form which is not substantially similar to any form in use at the date of this Agreement for the purpose of claiming exemption or relief from or repayment of taxes envisaged hereunder pursuant to a double taxation treaty between the United Kingdom and such Lender’s jurisdiction of residence and which requires the Lender to undertake obligations which, in its reasonable opinion, are more onerous than those imposed upon it as at the date of this Agreement.

11.	INCREASED COSTS

Increased Costs and Reduction of Return

11.1	If the Agent or, as the case may be, any Lender, in its sole discretion determines that, as a result of (i) the introduction of, or any change in any law or in any treaty, directive or regulation (whether or not having the force of law but if not having the force of law, only if such treaty, directive or regulation is generally applicable to banks and of the type with which the relevant Lender is accustomed to comply) or the interpretation or application thereof, in each case after the date hereof, or (ii) compliance with any request from or requirement (whether or not having the force of law but if not having the force of law, only if such request or requirement is generally applicable to banks and of the type with which the relevant Lender is accustomed to comply) of any central bank or other fiscal, monetary or other authority made or imposed after the date hereof:
11.1.1	it incurs a cost in assuming or maintaining all or any part of any Commitment under this Agreement and/or in making, maintaining or funding all or any part of its Outstandings or any unpaid sum and/or assuming or maintaining a contingent liability under or pursuant to this Agreement (whether under any Letter of Credit or Guarantee or otherwise), or that cost is increased; or

11.1.2	any sum received or receivable by it under this Agreement or the effective return to it under this Agreement is reduced; or

11.1.3	it suffers a reduction in the rate of return on its overall capital below that which might reasonably have been anticipated at the date of this Agreement and which it would have been able to achieve but for having entered into and/or performing its obligations and/or assuming or maintaining a commitment or contingent liability under or pursuant to this Agreement; or

11.1.4	it makes any payment or forgoes any interest or other return on or calculated by reference to the amount of any sum received or receivable by it under or pursuant to this Agreement; or

11.1.5	it incurs a cost or increased cost, or suffers a reduction in any amount payable to it or in the effective return on its capital, or forgoes any interest or any other return as a result of the introduction of, changeover to or operation of the euro in the United Kingdom, and in any such case, the same is attributable to its liabilities or obligations under this Agreement, then the person concerned shall notify the Agent of the relevant event (setting out in reasonable detail the basis on which its claim has been computed) promptly upon its becoming aware of the same, whereupon the Agent shall notify BMUK and, upon demand of the Agent, BMUK shall pay, or shall procure that there is paid, on demand to the Agent for the account of the person concerned an amount sufficient to indemnify that person against the relevant cost, increased cost, reduction, reduction in the rate of return, payment or forgone interest or other return or such proportion thereof as is, in the opinion of such person, attributable to its obligations under or pursuant to this Agreement.
Capital Adequacy
11.2	If the Agent, or as the case may be, any Lender, in its sole discretion determines that (i) the introduction of, or any change in, any capital adequacy regulation or in the interpretation or application thereof, in each case after the date hereof, or (ii) compliance by such person or any corporation controlling it with any capital adequacy regulation, affects or would affect the amount of capital, reserves or special deposits required or expected to be maintained by such person or any corporation controlling it and (taking into consideration such person’s or such corporation’s policies with respect to capital adequacy) determines that the amount of such capital, reserves or special deposits is increased as a consequence of its loans, contingent liabilities or obligations under this Agreement then, upon demand of the Agent (having been so notified by such person) to BMUK, BMUK shall pay, or shall procure that there is paid, to the Agent for the account of the person concerned, from time to time as specified by the Agent, additional amounts sufficient to compensate such person for such increase.

Exceptions

11.3	Clauses 11.1 (Increased Costs and Reduction of Return) and 11.2 (Capital Adequacy) do not apply to any cost, increased cost, reduction, reduction in the rate of return, payment or forgone interest or other return compensated for by (a) payment of the Mandatory Cost, (b) by the operation of Clause 10 (Taxes), (c) by a change in the rate of tax on the overall net income of the Agent or any Lender or (d) which is attributable to the wilful breach by the relevant Lender or any of its Affiliates of any law or regulation.

12.	ILLEGALITY

Consequences of Illegality

12.1	If at any time it is unlawful, or contrary to any directive or request of any applicable central bank or other fiscal, monetary or other authority, or impossible for a Lender to make, fund or allow to remain outstanding any Loan made or to be made under this Agreement or to assume or remain under any obligations hereunder in relation to or under any Letter of Credit or

Guarantee, then the Agent shall, promptly after becoming aware of the same, deliver to BMUK a certificate to that effect and:
12.1.1	such Lender shall not thereafter be obliged to make or participate in any Loan under this Agreement or (in the case of the Issuer) issue any Letter of Credit or Guarantee and its Commitment shall immediately be cancelled and reduced to zero; and

12.1.2	if the Agent on behalf of such Lender so requires, each Borrower shall on the last day of the Interest Period for each such Loan occurring after the Agent has notified BMUK or (if earlier) on such date as the Agent shall have specified (being no earlier than the last day upon which the Lender is legally able to permit such Loans to remain outstanding) repay such Lender’s Outstandings together with accrued interest thereon (any such repayment to be without premium or penalty or the payment of any amount to be calculated in accordance with Clause 29.2.3 ) and all other amounts owing to such Lender under this Agreement, and, with respect to any Letter of Credit or Guarantee then outstanding, deposit with the Security Trustee for the benefit of the Issuer a Supporting Letter of Credit or cash, in either such case in the same manner as contemplated in Clause 6.14 (Supporting Letters of Credit; Cash Collateral).
Mitigation of Adverse Circumstances
12.2	If, in respect of any Lender, circumstances arise which would, or would upon the giving of notice, result in additional amounts becoming payable under Clause 10 (Taxes) or Clause 11.1 (Increased Costs and Reduction of Return) or result in a cancellation of its Commitment pursuant to Clause 12.1.1 (Consequences of Illegality) then, without in any way limiting, reducing or otherwise qualifying the obligations of any Borrower hereunder such Lender will, at the request of BMUK, consider means of mitigating the effects of such circumstances provided that such Lender shall be under no obligation to take any such action if to do so would or might in its opinion have an adverse effect on its business, operations or financial condition.

13.	GUARANTEE

Guarantee

13.1	Each Unsecured Guarantor, jointly and severally, unconditionally and irrevocably guarantees to the Beneficiaries the due and punctual payment, performance and discharge by the Obligors of all the moneys, obligations and liabilities (whether present or future, actual or contingent) on the part of the Obligors to be paid, performed or discharged, whether directly or indirectly, under or pursuant to the terms of this Agreement and/or in connection with the Facility and/or otherwise under the Finance Documents (together in this Clause 13 (Guarantee) the “guaranteed obligations”). If and whenever any Obligor shall default in the payment, discharge or performance of any of the guaranteed obligations, each Unsecured Guarantor shall, upon written demand by the Agent, promptly pay, perform or discharge the guaranteed obligations in respect of which such default has been made.

Indemnity

13.2	Each Unsecured Guarantor agrees to indemnify and hold harmless the Beneficiaries from time to time on demand for and against any loss incurred by any of them as a result of any of the guaranteed obligations being or becoming void, voidable or unenforceable for any reason whatsoever, whether known to such person or persons or not. The amount of such loss shall be the amount which the person or persons suffering it would otherwise have been entitled to recover from the Obligors.

Continuing Security

13.3	The obligations of each Unsecured Guarantor under this Agreement are continuing obligations and shall remain in force until all of the guaranteed obligations have been satisfied in full. The obligations of each Unsecured Guarantor under this Agreement shall not be (or be construed so as to be) discharged by any intermediate discharge or payment of or on account of any of the guaranteed obligations or any settlement of account or any other matter (other than the discharge in full of the guaranteed obligations).

Protective Provisions

13.4	Neither the obligations of each Unsecured Guarantor nor the rights and remedies of the Beneficiaries under this Agreement, any other Finance Document or otherwise conferred by law shall be discharged, prejudiced or impaired by reason of:
13.4.1	any variation of any of the guaranteed obligations or of the terms of conditions of this Agreement, any other Finance Document or of any encumbrance, guarantee or other assurance held or to be held as security for the payment, performance or discharge of the guaranteed obligations (any such encumbrance, guarantee or other assurance together referred to in this Clause 13 (Guarantee) as “related security”);

13.4.2	any failure (whether intentional or not) to take, perfect or realise (whether in full or in part) any related security now or in the future agreed to be taken in respect of any of the guaranteed obligations;

13.4.3	any incapacity or change in the constitution of any party to this Agreement, any other Finance Document or to any related security;

13.4.4	any of the guaranteed obligations or any obligation of any person under any related security being or becoming invalid, illegal, void or unenforceable for any reason;

13.4.5	any time or other indulgence given or agreed to be given to, or any composition or other arrangement made with or accepted from, any Obligor in respect of any of the guaranteed obligations or any other person in respect of any of its obligations under any related security;

13.4.6	any waiver or release of any of the guaranteed obligations or of any obligation of any person under any related security or any failure to realise, in full or in part, the value of, or any discharge or exchange of any related security;

13.4.7	any Obligor or any other person party to this Agreement, any other Finance Document or any related security being wound up, going into administration or liquidation or making any composition or arrangement with its creditors (whether or not sanctioned by the court and whether or not the Agent has agreed to such compromise or arrangement) and so that where, by virtue of any compromise or arrangement, any of the guaranteed obligations are transferred to any other person, the guarantee and indemnity of each Unsecured Guarantor contained in this Agreement shall take effect as if the expression “Obligor” included such other person; or

13.4.8	any other act, event or omission which, but for this provision, would or might operate to offer any legal or equitable defence for or impair or discharge any of the guaranteed obligations or any obligation of any person under any related security or prejudicially affect the rights or remedies of the Beneficiaries or any of them under this Agreement, any other Finance Document or otherwise conferred by law.

Independent Obligations
13.5	The obligations of each Unsecured Guarantor under this Agreement are additional to, and not in substitution for, any related security and the obligations assumed by each Unsecured Guarantor under this Agreement may be enforced without first having recourse to any related security and without making or filing any claim or proof in a winding-up or dissolution of any Obligor or any other person party to this Agreement or any related security or first taking any steps or proceedings against any Obligor or any such person.

Non-Competition

13.6	Until all of the guaranteed obligations have been satisfied in full, no Unsecured Guarantor shall:
13.6.1	exercise any right of subrogation, indemnity, set-off or counterclaim against any Obligor, any other Unsecured Guarantor or any person party to any related security;

13.6.2	claim payment of any other moneys for the time being due to it by any Obligor, any other Unsecured Guarantor or any person party to any related security by reason of the performance by it of its obligations under this Agreement or on any account whatsoever or exercise any other right or remedy or enforce any encumbrance, guarantee or other assurance which it has in respect thereof;

13.6.3	claim any contribution from any other Unsecured Guarantor or any person party to any related security;

13.6.4	negotiate, assign, charge or otherwise dispose of any moneys, obligations or liabilities now or at any future time due or owing to it by any Obligor or any other Unsecured Guarantor or any person party to any related security or any encumbrance, guarantee or other assurance in respect thereof; or

13.6.5	claim or prove in a winding up or dissolution of any Obligor or any other Unsecured Guarantor in competition with the Beneficiaries or any of them; and

13.6.6	if any Unsecured Guarantor receives any sums in contravention of this Clause 13.6 (Non-Competition), it shall hold them on trust to be applied promptly in or towards the satisfaction of its obligations under this Agreement.
Warranty
13.7	Each Unsecured Guarantor warrants that it has not taken, and agrees that (without the prior written consent of the Agent acting on the instructions of the Majority Lenders) it will not take, from any Obligor, any other Unsecured Guarantor or any person party to any related security any encumbrance, guarantee or other assurance in respect of or in connection with its obligations under this Agreement. If any Unsecured Guarantor takes any such encumbrance, guarantee or other assurance in contravention of this Clause 13.7 (Warranty), it shall hold the same on trust for the Beneficiaries until such time as all of the guaranteed obligations have been satisfied in full and shall on request promptly deposit the same with and/or charge the same to the Agent for and on behalf of itself and such persons in such manner as the Agent may require as security for the due performance and discharge by the relevant Unsecured Guarantor of the guaranteed obligations

Suspense Account

13.8	If any Obligor or any of the Unsecured Guarantors is wound up, goes into liquidation or makes any composition or arrangement with its creditors, neither the existence of the guarantee of the relevant Unsecured Guarantor contained in this Agreement nor any moneys received or recovered by the Beneficiaries or any of them under to pursuant to this Agreement shall impair the right of such persons to prove in such winding-up, liquidation, composition, or arrangement for the total amount due from the Obligor or the relevant Unsecured Guarantor. The Agent may at any time and from time to time place and, for so long as it thinks fit, keep any moneys received or recovered under this Agreement in a separate or suspense account, in such name as it thinks fit, without any intermediate obligation on its part to apply the same in or towards discharge of any part of such total amount, provided that if the moneys are at any time sufficient to discharge the guaranteed obligations in full, they shall promptly be so applied.

Conditional Discharge

13.9	Any settlement or discharge between any of the Unsecured Guarantors and the Arranger, the Agent, the Lenders or any of them shall be conditional upon no security or payment to the Arranger, the Agent and the Lenders or any of them by any Obligor or the relevant Unsecured Guarantor or any other person being avoided or set aside or ordered to be refunded or reduced by or pursuant to any applicable law or regulation and, if such condition is not satisfied, the Arranger, the Agent and the Lenders shall each be entitled to recover from the relevant Unsecured Guarantor on demand the value of any such security or the amount of any such payment as if such settlement or discharge had not occurred.

Guarantor Intent

13.10	Without prejudice to the generality of Clause 13.4 (Protective Provisions), each Unsecured Guarantor expressly confirms that it intends that its obligations under this Agreement shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: the Group’s business, acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

14.	REPRESENTATIONS AND WARRANTIES

General Representations and Warranties

14.1	Each Obligor represents and warrants (in respect of itself and each other Obligor) to and for the benefit of each other party to this Agreement that, except as disclosed to and accepted by the Agent in writing:

Status
14.1.1	(other than in the case of BMEP) it is a limited liability company duly incorporated or a corporation duly organised and validly existing under the laws of its jurisdiction of incorporation and BMEP is a partnership properly established and validly existing under the laws of the Netherlands, in each case having the power and authority to own its assets and to conduct the business and operations which it conducts or proposes to conduct;

Powers and authority
14.1.2	it has full power and authority to enter into and perform each of the Relevant Agreements to which it is or will be a party and any other document to be entered into by it pursuant thereto and has taken all necessary corporate or other action to authorise the execution, delivery and performance of each such Relevant Agreement and each such other document;
Authorisations
14.1.3	save for any necessary registrations which will be made within the applicable registration period, all actions, conditions and things required by all applicable laws and regulations to be taken, fulfilled, obtained or done in order (i) to enable it lawfully to enter into, exercise its rights under and perform and comply with its obligations under each of the Relevant Agreements to which it is or will be a party and any other document to be entered into pursuant thereto (ii) to ensure that those obligations are valid, legally binding and enforceable in accordance with their respective terms and (iii) to make each of the Relevant Agreements and all such other documents admissible in evidence in England and Wales and, if different, its jurisdiction of incorporation have been taken, fulfilled, obtained or done;
Non-violation
14.1.4	the execution by it of and the exercise by it of its rights and performance of or compliance with its obligations under each of the Relevant Agreements to which it is or will be a party do not and will not violate (i) any law or regulation to which it or any of its assets is subject or (ii), to an extent or in a manner which has or could have a material adverse effect on it, any agreement to which it is a party or which is binding on it or its assets or conflict with its constitutional documents and in particular will not cause any limit on its borrowing or other powers or the exercise of such powers by its board of directors to be exceeded;
Obligations binding
14.1.5	subject to the Reservations, its obligations under each of the Relevant Agreements are legal, valid and binding and enforceable in accordance with their respective terms;
Litigation
14.1.6	save as disclosed in writing to and agreed by the Agent prior to the date of this Agreement, it is not involved or engaged in any litigation, arbitration or administrative proceedings (whether as plaintiff or defendant) nor, to the best of its knowledge is any such litigation, arbitration or administrative proceedings threatened, nor are there any circumstances likely to give rise to any such litigation, arbitration or proceedings which in any such case may have a material adverse effect on it, any other Obligor or on the Group (taken as a whole);
No default
14.1.7	it is not in breach of or default under any agreement or arrangement (including, without limitation, under any Relevant Agreement) or any statutory or legal requirement to an extent or in a manner which has or could have a material adverse effect on it or on any other Obligor and no Event of Default has occurred and is continuing;

Existing encumbrances
14.1.8	no encumbrance exists over its present or future assets except for Permitted Encumbrances;
Future encumbrances
14.1.9	the execution by it of each of the Relevant Agreements to which it is or will be a party and the exercise by it of its rights and performance of or compliance with its obligations thereunder will not result in the existence of or oblige it to create any encumbrance over all or any of its present or future assets except for Permitted Encumbrances;
Financial Statements
14.1.10
(a)	its audited consolidated Financial Statements were prepared in accordance with Applicable GAAP and give a true and fair view of the financial condition of the Group at the date as of which they were prepared and the results of the Group’s business and operations during the Financial Year then ended and (in the case of its Financial Statements) disclose or reserve against all liabilities (contingent or otherwise) of each Group Company as at that date and all unrealised or anticipated losses from any commitment entered into by each Group Company and which existed on that date;

(b)	the Latest Projections represent its best estimate of the Group’s future financial performance for the periods referred to in them and have been prepared on the basis of the stated assumptions, which it believes are fair and reasonable in the light of current and reasonably foreseeable business conditions;
Capitalisation
14.1.11	the Adjusted Tangible Net Worth is not less than £26,936,000, BMEBV’s authorised share capital consists of EUR90,000 of which 200 shares of EUR100 are validly issued and fully paid and are owned beneficially by BMEP and BMUK’s authorised share capital consists of 5,000,000 ordinary shares of £1 per share and 5,000,000 preference shares of £1 per share, of which 4,000,500 ordinary shares and 1,225,963 preference shares are validly issued and fully paid and are beneficially owned by BMEBV, in the case of the ordinary shares, and the Parent, in the case of the preference shares;
Indebtedness
14.1.12	no Group Company has any indebtedness except for Permitted Indebtedness;
Distributions
14.1.13	since 1 January 2002 no Distribution has been declared, paid, or made upon or in respect of any shares or other securities of any Group Company other than in accordance with the provisions of Clause 16.3.3 (Distributions and changes in capital structure);

Title to assets
14.1.14	except for assets which are leased, it is the beneficial owner free from all encumbrances (other than Permitted Encumbrances) of all its other assets including, without limitation, the assets reflected on the most recent Financial Statements delivered to the Agent, except as disposed of since the date thereof in the ordinary course of trading;
Labour disputes
14.1.15	there is no pending or, to the best of its knowledge, threatened strike, work stoppage, material unfair labour practice claim, or other material labour dispute against or affecting its or its employees;
Environmental Laws
14.1.16	to the best of its knowledge and belief (having made all due and reasonable enquiry) it has not breached any Environmental Law and no condition exists or act or event has occurred which will or might reasonably be expected to give rise to any breach of, or any liability of any kind under, any Environmental Law;
Environmental Authorisations
14.1.17	to the best of its knowledge and belief (having made all due and reasonable enquiry) it is in possession of all Environmental Authorisations required for the conduct of its business or operations (or any part thereof) and it has not breached any of the terms or conditions of any such Environmental Authorisation;
Notices of environmental breaches
14.1.18	(i) it has not received any summons, complaint, order or similar written notice that it is not in compliance with, or any public authority is investigating its compliance with, any Environmental Law or that it is or may be liable to any other person as a result of a potential or actual Discharge of a Hazardous Substance and (ii) none of its present or past operations is the subject of any investigation by any public authority evaluating whether any remedial action is needed to respond to a potential or actual Discharge of a Hazardous Substance;
No deposit of Hazardous Substances
14.1.19	to the best of its knowledge and belief (having made all due and reasonable enquiry) no Hazardous Substance has at any time been used, disposed of, generated, stored, transported, dumped, released, deposited, buried, discharged or emitted at, on, from or under any premises owned, leased, occupied or controlled by it;
Liability for environmental claims
14.1.20	it has not entered into any negotiations or settlement agreements with any person (including, without limitation, any prior owner of its property) imposing material obligations or liabilities on it with respect to any remedial action in response to the potential or actual Discharge of a Hazardous Substance or environmentally related claim;

Taxes
14.1.21	it has filed all tax returns and other reports required to be filed and has paid all taxes imposed on it or upon any of its assets that are due and payable (save for any that are being contested in good faith and by appropriate action and in respect of which it has provided or maintained adequate reserves to meet any such liability);
Material adverse change
14.1.22	there has been no material adverse change in its financial condition or the financial condition of the Group (taken as a whole) since the date to which the latest audited Financial Statements were delivered to the Agent under Clause 15.2.1 (Financial Statements) were made up nor in the consolidated financial condition, business, assets or operations of the Group nor in the Collateral since that date which will nor might reasonably be expected to result in a material adverse effect;
Information
14.1.23	all factual information delivered by it or on its behalf to the Agent in connection with the business, operations and assets of the Group or in connection with any of the Relevant Agreements from time to time was, in each such case at the date of its delivery, true and correct in all material respects and not misleading and all expressions of opinion, forecasts and projections have been arrived at in good faith and have been based upon reasonable grounds;
Information Memorandum
14.1.24	(a) all statements of fact contained in the Information Memorandum relating to the Group are, or will be, true in all respects material to the Revolving Facility, (b) all expressions of opinion or expectations and all forecasts and projections provided in the Information Memorandum, have been, or will be, arrived at in good faith and have been, or will be, based upon reasonable grounds (in each case as at the date at which they are, or will be, made or expressed to be made and in final form), and (c) it is not aware, having made all due and reasonable enquiry, of any facts or circumstances that have not been disclosed to the Agent, the Arranger and the Lenders which would, if disclosed, be reasonably likely to affect the decision of a person considering whether or not to provide finance to the Borrowers;
Deductions and withholdings
14.1.25	it is not required to make any deduction or withholding from any payment it may make under this Agreement;
Winding-up
14.1.26	neither it nor any other Group Company has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against it or any Group Company for its winding-up, dissolution or re-organisation (other than for the purposes of a bona fide solvent scheme of reconstruction or amalgamation previously approved in writing by the Agent) or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets.

USD Co
14.1.27	since the date of its incorporation (save for professional fees) the USD Co has incurred no liabilities and has acquired no assets and has undertaken no transactions other than the entry into of and the performance of its obligations under the Inter Company Sale Agreement.

Accounts and Inventory
14.2	Each Obligor represents and warrants to and for the benefit of each other party to this Agreement that, except as disclosed to and accepted by the Agent in writing:
Accounts
14.2.1
(a)	each existing Account represents, and each future Account will represent, a bona fide sale or lease and delivery of goods by a Trading Company, or the rendering of services by a Trading Company, in the ordinary course of such Trading Company’s business;

(b)	each existing Account is, and each future Account will be, for a liquidated amount payable by the Account Debtor thereon on the terms set forth in the invoice therefor or in the schedule thereof delivered to the Agent, without set-off, deduction, defence, or counterclaim;

(c)	no payment will be received with respect to any Account, and no credit, discount, or extension, or agreement therefor will be granted on any Account, except as reported to the Agent in accordance with this Agreement;

(d)	each copy of an invoice delivered to the Agent will be a genuine copy of the original invoice sent to the Account Debtor named in it; and

(e)	all goods described in any invoice representing a sale of goods will have been delivered to the Account Debtor and all services of any Trading Company described in any invoice will have been performed;
Inventory
14.2.2	with effect from any Inventory Eligibility Date, in relation to each Trading Company, all of its Inventory is and will be held for sale or lease, or to be furnished in connection with the rendering of services in the ordinary course of its business and is and will be fit for such purpose and will be kept by it, at its own expense, in good and marketable condition (save for damaged or obsolete items as notified to and agreed by the Agent).
Repetition
14.3	Each of the representations and warranties in Clauses 14.1 (General Representations and Warranties) and 14.2 (Accounts and Inventory) will be correct and complied with on the date of this Agreement and the Effective Date and (other than the representations in Clauses 14.1.13 (Distributions), 14.1.24 (Information Memorandum) and 14.1.25 (Deductions and Withholdings)) will also be correct and complied with on each date on which a Loan is requested or to be made (or, as the case may be, a Letter of Credit or Guarantee is issued or requested to be issued) and on each date on which a Prepayment (as defined in the Accounts

Transfer Conditions) is made under an Invoice Discounting Agreement as if repeated then by reference to the then existing circumstances.

15.	FINANCIAL CONDITION

Books and Records
15.1
Maintenance
15.1.1	BMEH shall maintain, and shall procure that each Group Company shall maintain, at all times, books, records and accounts which are complete and correct in all material respects and in relation to which timely entries are made of their transactions in accordance with Applicable GAAP. BMEH shall, and shall procure that each Group Company shall, by means of appropriate entries, reflect in such accounts and in all Financial Statements proper liabilities and reserves for all taxes and proper provision for depreciation and amortisation of any property or asset and bad debts, all in accordance with Applicable GAAP. BMEH shall, and shall procure that each Group Company shall, maintain at all times books and records pertaining to any applicable Collateral in such detail, form and scope as the Agent shall reasonably require, including without limitation records of (i) all payments received and all credits and extensions granted with respect to the Accounts; (ii) the return, rejection, repossession, stoppage in transit, loss, damage or destruction of any Inventory; and (iii) all other dealings affecting the Collateral.
Access
15.1.2	BMEH and/or, as applicable, BMUK shall, upon receiving not less than two business days’ notice from the Agent (or without notice following a Default which is continuing), permit and procure that each Group Company permits the Agent or any person authorised by the Agent at any reasonable time to have access to its premises and books, records and accounts and to make extracts from and take copies of such books, records and accounts.
Provision of Financial Information
15.2	BMEH, BMEP, BMEBV, BMEE and BMUK shall each deliver to the Agent in sufficient copies for each of the Lenders:
Financial Statements
15.2.1	as soon as the same become available, but in any event within 120 days after the end of each Financial Year, the audited consolidated Financial Statements of the Group for such Financial Year together with (i) the audited statutory accounts of each Group Company for such Financial Year and (ii) a consolidation of such audited Financial Statements for each member of the BMUK/IDFC Group and to the extent that any Financial Statements have been prepared in accordance with or otherwise converted to or conformed with US GAAP, such Financial Statements shall be accompanied by a note or similar document prepared by the Auditors (or prepared by the Parent and signed by the Auditors) which (a) reconciles the Financial Statements to the Management Accounts delivered for the relevant Financial Year pursuant to clause 15.2.2 and (b) explains, in reasonable detail, any changes or adjustments made to the figures contained in such Management Accounts, to comply with US GAAP;

Management Accounts
15.2.2	as soon as the same become available, but in any event within 25 days of the end of each Management Accounting Period, Management Accounts of itself and each member of the Group (other than the members of the Restricted Group) (incorporating, without limitation, a break-out of all intercompany balances) as at the end of and for that Management Accounting Period and, in relation to the Management Accounting Periods ending on 31 March, 30 June, 30 September and 31 December in each year, within 45 days of the end of such Financial Quarter a consolidation of those Management Accounts showing the consolidated and consolidating financial position for the Financial Quarter ending on each such date and for the Financial Year to date and a further consolidation of those Management Accounts showing the consolidated and consolidating financial position for the Financial Quarter ending on each such date and for the Financial Year to date of each member of the BMUK/IDFC Group;
Latest Projections
15.2.3	no sooner than 90 days and no later than 15 days prior to the beginning of each Financial Year, consolidated and consolidating projected balance sheets, statements of income and expense and statements of cash flow for the BMUK/IDFC Group and the Group as at the end of and for each month of such Financial Year and a statement of projected EBITDA from the start of such Financial Year to the end of each Financial Quarter falling within such Financial Year (such projected EBITDA calculations to be acceptable to the Agent);
Capital Expenditure
15.2.4	within 45 days after the end of each Financial Quarter, a report of the Capital Expenditure of the Group for such Financial Quarter and forecast of the projected Capital Expenditure for the remainder of the then current Financial Year or, in the case of the last Financial Quarter in any Financial Year, for the following Financial Year;
Taxes and Claims
15.2.5	together with the Management Accounts delivered under Clause 15.2.2 (Management Accounts) a certificate signed by the finance director of BMUK that all the sums referred to in Clause 16.2.6 (Payment of taxes and Claims) have been paid in respect of the period covered by such Management Accounts;
General information
15.2.6	at the same time as sent to its shareholders or creditors generally, any circular, document or other written information sent to its shareholders or creditors as such or the shareholders or creditors of any other Obligor;
Quarterly Sales Certificates
15.2.7	BMUK shall, at the same time as it delivers the Management Accounts that are required to be delivered to the Agent in accordance with Clause 15.2.2 (Management Accounts) following the end of a Financial Quarter, deliver to the Agent a certificate (signed by its finance director) (a “Quarterly Sales Certificate”) specifying (1) the total sales (the “Total Year 1 Sales”) made by the Group in the 12 month period to the end of that Financial Quarter (the “Previous Sales Year”), (2) the total sales (the

“Total Year 2 Sales”) made by the Group in the 12 month period immediately preceding the Previous Sales Year and (3) the total sales (the “Total Lost Customer Sales”) made by the Group in the Previous Sales Year to customers to whom sales have not been made in the previous Financial Quarter;
Quarterly Supply Certificates
15.2.8	BMUK shall, at the same time as it delivers the Management Accounts that are required to be delivered to the Agent in accordance with Clause 15.2.2 (Management Accounts) following the end of a Financial Quarter, deliver to the Agent a certificate (signed by its finance director) (a “Quarterly Supply Certificate”) specifying (1) the total amount invoiced to the Group by suppliers of goods and services to the Group (the “Total Year 1 Supply Costs”) in the 12 month period to the end of that Financial Quarter (the “Previous Purchasing Year”), (2) the total amount invoiced to the Group by suppliers of goods and services to the Group (the “Total Year 2 Supply Costs”) in the 12 month period immediately preceding the Previous Purchasing Year and (3) the total amount invoiced to the Group by suppliers of goods and services to the Group (the “Total Reduced Supply Costs”) in the Previous Purchasing Year and from whom the Group has not received invoices in respect of goods or services supplied by those suppliers in the previous Financial Quarter; and
Other information
15.2.9	from time to time on the request of the Agent, such information about the business, operations and financial condition of each Group Company as the Agent may reasonably require, other than any information disclosure of which will cause such Group Company to breach any confidentiality undertaking to which it is a party, in which case it shall and shall procure that any relevant Group Company shall, use all reasonable efforts to procure the consent of the counterparty to such undertaking to make disclosure.
Financial Information — basis of preparation

15.3	BMEH, BMEP, BMEBV, BMUK and BMEE shall each ensure that:

True and fair view
15.3.1	each set of Financial Statements delivered by it or at its request pursuant to Clause 15.2.1 (Financial Statements) is prepared (except as stated therein) using the same accounting principles and policies as were used in the preparation of the BMUK Pro-Forma Balance Sheet and gives a true and fair view of the financial condition of the BMUK/IDFC Group and of the Group, as the case may be, as at the end of the period to which those Financial Statements relate and of the result of their respective businesses and operations during such period;
Audit
15.3.2	each set of Financial Statements delivered by it or at its request pursuant to Clause 15.2.1 (Financial Statements) has been audited by the Auditors and each set of Management Accounts delivered by it pursuant to Clause 15.2.2 (Management Accounts) has been certified as being correct by BMUK (acting through its finance director), subject to normal year-end adjustments;

Certificate of BMUK
15.3.3	each set of Financial Statements delivered pursuant to Clause 15.2.1 (Financial Statements) and each set of Management Accounts delivered by it pursuant to Clause 15.2.2 (Management Accounts) in respect of a Management Accounting Period ending on the last day of any Financial Quarter (as consolidated for that Financial Quarter) is accompanied by a certificate of BMUK (acting through its finance director) setting forth in reasonable detail (i) when delivered with the Financial Statements delivered pursuant to Clause 15.2.1 (Financial Statements) only, the calculations required to show the actual EBITDA achieved from the start of the Financial Year to which those Financial Statements relate to the end of each Financial Quarter falling within that Financial Year and the Variance (if any) for each Financial Quarter falling within that Financial Year and (ii) in each case, the calculations required to establish that BMUK was in compliance with its covenants set forth in Clause 15.4 (Financial Ratios) during the period covered in such Financial Statements (or, as the case may be, during such Financial Quarter) and stating that, except as explained in reasonable detail in such certificate:
(a)	all of the representations and warranties of each Obligor contained in this Agreement and the other Finance Documents are correct and complete as at the date of such certificate as if made at such time; and

(b)	no Event of Default then exists or existed during the period covered by such Financial Statements or, as the case may be, Management Accounts, and describing and analysing in reasonable detail all material trends, changes and developments in such Financial Statements or Management Accounts. If such certificate discloses that a representation or warranty is not correct or complete, or that a covenant has not been complied with, or that an Event of Default existed or exists, such certificate shall set forth what action BMUK or the relevant Obligor has taken or proposes to take with respect thereto.
Financial Ratios

15.4	BMUK shall ensure that, at all times, the consolidated financial condition of the BMUK/IDFC Group shall be such that Adjusted Tangible Net Worth shall not at any time be less than £26,936,000 as determined at the end of each Financial Quarter by reference to the accounting information (the “Relevant Accounting Information”) most recently delivered under this Agreement being (i) the Financial Statements delivered under Clause 15.2.1 (Financial Statements) and (ii) each set of Management Accounts (consolidated and consolidating for the relevant Financial Quarter) delivered under Clause 15.2.2 (Management Accounts). In this Agreement, unless the context otherwise requires:

“Adjusted Tangible Assets”: means all of the BMUK/IDFC Group’s assets except:
(i)	deferred assets, other than prepaid insurance and prepaid taxes;

(ii)	patents, copyrights, trademarks, trade names, franchises, goodwill and other similar intangibles;

(iii)	Restricted Investments;

(iv)	unamortised debt discount and expense;

(v)	assets constituting Intercompany Accounts; and

(vi)	fixed assets to the extent of any write-up in the book value thereof resulting from a revaluation effective after the date of this Agreement; and
“Adjusted Tangible Net Worth”: means, at any date:
(i)	the book value (after deducting related depreciation, amortisation, valuation and other proper reserves as determined in accordance with Applicable GAAP) at which the Adjusted Tangible Assets would be shown on a consolidated balance sheet of the BMUK/IDFC Group at such date prepared in accordance with Applicable GAAP; less

(ii)	the amount at which the BMUK/IDFC Group’s liabilities would be shown on such balance sheet, including as liabilities all reserves for contingencies and other potential liabilities which would be required to be shown on such balance sheet.
Changes in basis of preparation of Relevant Accounting Information

15.5	Where any Relevant Accounting Information to be delivered under clause 15 has been prepared in a manner which is inconsistent with the accounting principles or policies in accordance with which the Pro-Forma Balance Sheet was prepared, whether as a result of any change in such principles or otherwise, BMEH or BMUK shall provide to the Agent a written explanation of any such inconsistency, together with details of its effects. If any such inconsistency would be likely to affect the ability of the Agent to satisfy itself from the information delivered as Relevant Accounting Information as to compliance with the provisions of Clause 15.4 (Financial Ratios), the Agent shall have the right to adjust the financial ratios set out in Clause 15.4 (Financial Ratios) or the relevant definitions set out in Clause 15.4 (Financial Ratios) so as to reflect so far as is practicable the effect of any such change (provided that the effect of such adjustments, taking into consideration such change, shall not be such as to render the said financial ratios more onerous upon BMUK than as at the date of this Agreement).

16.	COVENANTS

Duration

16.1	The undertakings in this Clause 16 (Covenants) shall remain in force from the date of this Agreement and so long as any amount is outstanding under this Agreement.

Positive covenants

16.2	Each Obligor undertakes that:

Consents
16.2.1	it will, and will procure that each of the Obligors will, obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required by all applicable laws and regulations to enable it lawfully to enter into, perform and comply with its obligations under each of the Relevant Agreements to which it is or will be a party and any document to be entered into pursuant thereto or to ensure the legality, validity, enforceability or admissibility in evidence of such Relevant Agreements and each such document in England and Wales and, if different, its jurisdiction of incorporation and any jurisdiction in which any of its assets may be situated;

Insurance
16.2.2	it will maintain, and procure that each Obligor maintains, policies of insurance on and in relation to its business and assets with financially sound and reputable insurers acceptable to the Agent against such risks and to such extent as is usual for companies carrying on a business such as that carried on by it and each Obligor whose practice is not to self insure;
Compliance with law
16.2.3	it will comply, and will procure that each Obligor complies, with all applicable laws and regulations including, without limitation, any applicable Environmental Law;
Environmental Laws
16.2.4	it will, and will procure that each Obligor will, take prompt and appropriate action to respond to and remedy any non-compliance with any Environmental Law and shall regularly report to the Agent on such response and remedying. Without limiting the generality of the foregoing, whenever BMUK gives notice to the Agent of such non-compliance pursuant to Clause 16.2.7 (Notices to Agent) BMUK will, at the Agent’s request and BMUK’s expense:
(a)	cause an independent environmental engineer acceptable to the Agent to investigate and conduct such tests of the site where any Obligor’s non-compliance or alleged non-compliance with any Environmental Law has occurred and prepare and deliver to the Agent a report setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof; and

(b)	provide to the Agent a supplemental report of such engineer whenever the scope of the environmental problems, or BMUK’s response thereto or the estimated costs thereof, changes;
Conduct of business
16.2.5	it has, and will ensure that each Obligor has, the right to conduct its business and operations as they are conducted in all applicable jurisdictions and will do, and will procure that each Obligor does, all things necessary (including compliance with all terms and conditions of any licences and consents) to obtain, preserve and keep in full force and effect all rights, licences and consents) to obtain, preserve and keep in full force and effect all rights, licences and authorisations (including, without limitation, all Environmental Authorisations) and consents as are necessary for the conduct of such business and operations;
Payment of taxes and claims
16.2.6
(a)	it will, and will procure that each Obligor will, and BMEBV will procure that each IDF Company will, duly and punctually pay and discharge (i) all taxes imposed upon it or its properties (save where the same are being contested in good faith and by appropriate proceedings and where adequate reserves are being maintained with respect thereto) and (ii) all lawful claims which, if unpaid, would by law become encumbrances upon any of its properties; and

(b)	BMEBV will procure that each IDF Company will duly and punctually pay and discharge all obligations to:
(i)	pay all emoluments and benefits to which its employees are entitled (including, without limitation, all wages and salaries, sick pay, maternity pay, pension contributions, bonuses, commission, any liability to taxation (including income tax and national insurance contributions deducted or deductible from such amounts under the PAYE system in the United Kingdom or such equivalent taxation and social security payments)) in its jurisdiction of incorporation; and

(ii)	comply with (in all material respects) all statutes, regulations and collective agreements relevant to the conditions of service of its employees or to the relations between it and its employees (or former employees, as the case may be), any recognised trade union or works council and the laws applicable to the employment of the employees in its jurisdiction of incorporation;
Notices to Agent
16.2.7	BMUK will notify the Agent in writing of the following matters at the following times (each such notice to describe the subject matter thereof in reasonable detail and to set out the action that BMUK or the relevant Obligor has taken or proposes to take with respect thereto):
(a)	immediately after becoming aware of the existence of any Default;

(b)	immediately after becoming aware that any shareholder in, or any creditor of, any Obligor has given notice or taken any action with respect to a claimed default by such Obligor and in circumstances where such shareholder or creditor has taken or is threatening to take any action or steps which will or might reasonably be expected to have a material adverse effect;

(c)	immediately after becoming aware of any material adverse change in the assets, business, operations or condition (financial or otherwise) of any Obligor or of the Group (taken as a whole);

(d)	immediately after becoming aware of any pending or threatened action, suit, proceeding or counterclaim by any person which may have a material adverse effect on any Obligor, or any pending or threatened investigation by a public authority;

(e)	immediately after becoming aware of any pending or threatened strike, work stoppage, material unfair labour practice claim, or other material labour dispute affecting any Obligor;

(f)	immediately after becoming aware of any violation of any law, statute, regulation, or ordinance of a public authority applicable to any Obligor or its assets which may have a material adverse effect on it or on such Obligor;

(g)	immediately after becoming aware of any violation by any Obligor of any Environmental Law or immediately upon receipt of any notice (including a works notice) delivered pursuant to any Environmental Law or of any notice that a public authority has asserted that any Obligor is not in compliance with any Environmental Law or that its compliance is being investigated;

(h)	ten (10) days prior to any Obligor changing its name or the address of its registered office;

(i)	immediately upon becoming aware that any Group Company has received a notice or other document from any of its suppliers notifying such Group Company of a breach by such Group Company of any supply agreement to which it is a party;
Hedging
16.2.8	BMUK and each other relevant Borrower shall, within 60 days of the Closing Date or, in the case of any Additional Borrower, within 60 days of the date upon which it becomes an Additional Borrower, enter into such Hedging Agreements with a Hedge Provider as the Agent may require (after consultation with BMUK) and in such form as the Agent (acting reasonably) may require;
St. Crispin Property
16.2.9	BMUK shall promptly notify the Agent of any proposed refinancing of all or any part of the financial indebtedness secured by any encumbrance over the St. Crispin Property and shall not complete such refinancing without the St Crispin Mortgagee having entered into any intercreditor deed or other priority arrangements in form and substance mutually acceptable to the relevant replacement St. Crispin Mortgagee, BMUK and the Agent;

16.2.10	[Intentionally omitted.]
Material Contracts and terms of business with Account Debtors
16.2.11	it will and will procure that each relevant Trading Company will promptly notify the Agent of:
(a)	any proposed change in, or amendment to, any Material Contract or its terms of business with Account Debtors including, without limitation, any material change to any retention of title or similar provisions but excluding in each case minor or routine changes or amendments which could not reasonably be expected to have a materially adverse effect on the interests of the Lenders or the Receivables Purchaser;

(b)	any material or persistent breach by any relevant Trading Company or any other party to any of the Material Contracts and, if relevant, of any steps being taken or proposed to remedy such breach; and

(c)	any proposal to repudiate or cancel, or any purported repudiation or cancellation of, any of the Material Contracts;
Additional Security
16.2.12	without prejudice to the obligations of each of the Obligors pursuant to the Security Documents to which each of them it is expressed to be a party, it will grant or procure that there is granted to the Security Trustee, such new or further security (“additional security”) over any business, shares or other assets which may be acquired pursuant to any Pre-Approved Acquisition or any other acquisition permitted pursuant to the Finance Documents; any such additional security shall be in such form and contain such terms and conditions as the Agent or the Lenders (having carried out all necessary due diligence) may require having regard to the nature and location of the assets in question and shall be required to be effected in favour of the Security Trustee within 90 days (or such later date as the Agent may agree) of the date of completion of the relevant acquisition; it will provide the Security Trustee with such evidence as the Security Trustee may require that all applicable laws and regulations relating to the execution of such additional security have been duly complied with (including any statutory declarations and/or special resolutions required under sections 155 and 156 Companies Act 1985; all costs and expenses (including legal fees) incurred by any of the Beneficiaries in preparing, negotiating and perfecting any such additional security shall be for the account of BMUK;
Dormant Companies
16.2.13	it will ensure that each of the Dormant Companies remains dormant and promptly notify the Agent of any proposal for any of such companies to recommence trading, which they shall not be permitted to do unless BMUK has received the prior written consent of the Agent;
Excess Availability
16.2.14	the average daily Excess Availability (calculated for each month on the last day of such month) shall be not less than £4,000,000;
EC Insolvency Regulation
16.2.15	it will maintain, and procure that all other members of the BMUK Group maintain, its centre of main interests (within the meaning of the EC Insolvency Regulation) in the United Kingdom.
USD Co
16.2.16	it will procure that the USD Co will (and the USD Co undertakes that it shall):
(a)	maintain books and records separate from any other person or entity;

(b)	maintain its accounts separate from any other person or entity;

(c)	ensure that all of its assets are capable of being identified as belonging to the USD Co and are readily capable of being removed without any physical obstruction or impediment or any interference as a result of the exercise of the rights of any Group Company, member of the Restricted Group or of any other third party or any agent or other person acting on behalf of any of them;

(d)	conduct its own business in its own name;

(e)	maintain separate financial statements;

(f)	observe all statutory obligations imposed on private limited companies generally;

(g)	use stationery and invoices in its name only;

(h)	hold itself out as a separate entity;

(i)	take prompt action to correct any known misunderstanding on the part of any person dealing with the USD Co regarding its separate identity; and

(j)	maintain its registered office and established place of business in England and Wales and carry out its business in England and Wales and maintain its centre of main interests (within the meaning of the EC Insolvency Regulation) in the United Kingdom.
Negative Covenants

16.3	Each Obligor undertakes that:

Encumbrances
16.3.1	it will not, and will ensure that no Obligor will, without the prior written consent of the Agent, create, agree to create or permit to subsist any encumbrance on or over their respective assets to secure any indebtedness of any person other than the following:
(a)	any encumbrance on or over the assets of any Obligor subsisting at the Effective Date and agreed to by the Agent (and in the case of the encumbrances held by the St. Crispin Mortgagee, any replacement thereof) provided that the principal, capital or nominal amount secured by any such encumbrance may not be increased beyond the amount currently secured by the relevant encumbrance as at the Effective Date without the prior written consent of the Agent;

(b)	encumbrances in favour of the Security Trustee;

(c)	the Pledge Agreements;

(d)	liens or rights of set-off arising solely by operation of law incurred in the ordinary course of business and not in connection with the borrowing of money, for sums not more than 30 days overdue;

(e)	encumbrances arising out of title retention provisions in a supplier’s standard conditions of supply in respect of goods acquired by the relevant person in the ordinary course of trading;

(f)	any other encumbrance created or outstanding with the prior written consent of the Agent;

(g)	agreements and arrangements of the type referred to in Clause 16.3.5(d) to the extent that the same constitute security;

(h)	any encumbrance over any asset (other than Accounts or Inventory) acquired by any Obligor after the date of this Agreement and subject to which such asset is acquired provided that (1) except with the prior written consent of the Agent, the principal, capital or nominal amount secured by such encumbrance may not be increased beyond the amount secured thereby at the date of such acquisition and (2) the same is discharged within 90 days of the date of such acquisition;

(i)	any encumbrance over the assets of any company which becomes a Subsidiary after the date of this Agreement pursuant to Clause 16.3.11 (Subsidiaries) provided that (1) except with the prior written consent of the Agent, the principal, capital or nominal amount secured by such encumbrance may not be increased beyond the amount secured thereby at the date of the acquisition and (2) the same is discharged within 90 days of the date of such acquisition;
provided that, in the case of any encumbrance created or existing pursuant to sub paragraphs (a) and (f) above, it shall be a condition to the creation of such encumbrance that BMUK shall, if so requested by the Agent, procure that the beneficiary of the relevant encumbrance shall accede to an intercreditor deed or other priority arrangement on terms acceptable to the Agent;
Disposals
16.3.2	without the prior written consent of the Agent, it will not, and it will ensure that no Group Company will (whether by a single transaction or a number of related or unrelated transactions and whether at one time or over a period of time), sell, transfer, assign, lease out, lend or otherwise dispose of (whether outright, by a sale and repurchase or sale and leaseback arrangement or otherwise) any part of its or their assets having an aggregate value in excess of £750,000 in any one Financial Year except, sales of Inventory in the ordinary course of trading, sales to Affiliates permitted under Clause 16.3.8 (Transactions with Affiliates) and sales of Equipment permitted under Clause 16.4.11 (Disposal of the Equipment) provided that, where any matter relating to any leasing, sub-leasing or other similar arrangement with respect to the St. Crispin Property requires the consent of the Agent pursuant to the terms of this Clause 16.3.2 (Disposals), such consent shall not be withheld if the relevant subject matter also requires the consent of the St. Crispin Mortgagee and the St. Crispin Mortgagee has granted its consent to such matter;
Distributions and changes in capital structure
16.3.3	without the prior written consent of the Agent:
(a)	it will not, and it will ensure that no Group Company will, directly or indirectly declare, make or pay, or incur any liability to make or pay, any Distribution, or return any capital to any shareholder by way of capital reduction or otherwise, provided that:
(i)	BMEE may make Distributions or returns of capital to BMUK;

(ii)	BMUK and any one or more of the IDF Companies may make Distributions or returns of capital to BMEBV;

(iii)	BMEBV may make Distributions or returns of capital to BMEP;

(iv)	BMEP may make Distributions or returns of capital to BMEH; and

(v)	BMEH may make Distributions or returns of capital to the Parent, so long as all of such payments in aggregate, together with the aggregate principal amount of all loans made pursuant to Clause 16.3.7(a) (Loans and guarantees), do not exceed £2,000,000 (or the equivalent in any other currency) in any Financial Year and do not exceed £6,000,000 (or the equivalent in any other currency) during the term of this Agreement but, for the avoidance of doubt, no Group Company may make any Distribution to any member of the Restricted Group;

and provided further that the Agent shall have received a certificate signed by the finance director of BMUK confirming that:

(1) each of the Obligors is in compliance with all of its obligations under the Finance Documents to which it is a party and no Default has occurred and is continuing or will result from the payment of the Distribution or return of capital proposed;

(2) there is Excess Availability under the Revolving Facility of not less than £5,000,000 as at the date of such certificate and there will be an average Excess Availability of not less than £5,000,000 both as at the proposed date of payment of the relevant Distribution or return of capital and for a continuous period of six (6) months thereafter; and

(3) in the case of a Distribution to be paid by BMEH to the Parent only, the largest twenty (20) trade creditors of the Borrowers (as a whole) are being paid in full when the relevant amounts become due in accordance with their prevailing credit terms; and

(b)	it will not, and it will ensure that no Group Company will, make any change in the capital structure of any Group Company which could have a material adverse effect on any Obligor or the Group (taken as a whole);
Transactions having a material adverse effect
16.3.4	it will not, and it will ensure that no Obligor will, enter into any transaction which has or might reasonably be expected to have, a material adverse effect on any Obligor;
Indebtedness
16.3.5	it will not, and it will ensure that no Group Company will, incur or maintain any indebtedness other than:
(a)	indebtedness under the Finance Documents;

(b)	trade payables and contractual obligations to suppliers and customers incurred in the ordinary course of trading;

(c)	indebtedness between members of the Group as disclosed to and permitted by the Agent;

(d)	indebtedness under any finance leases disclosed to the Agent prior to the date of this Agreement or which are fully disclosed in the Latest Projections and budgets for Capital Expenditure of the Group as delivered to the Agent pursuant to Clauses 15.2.3 (Latest Projections) and 15.2.4 (Capital Expenditure) and as approved by the Agent;

(e)	indebtedness due and owing under any foreign exchange or interest-rate swap, under any option, cap, collar or floor or under any other hedging agreement or similar arrangement with any bank or other financial institution and disclosed to the Agent prior to the date of this Agreement and any replacement thereof or other hedging arrangement (which is intended to hedge exposure to interest rate or currency exchange fluctuations and not an arrangement of a speculative nature) entered into after the date of this Agreement, in the case of interest rate hedging only, with the prior written consent of the Agent and provided that, if the relevant Hedge Provider is not the Arranger, any financial indebtedness due and owing under the relevant hedging arrangement may not be secured without the consent of the Agent (acting on the instructions of all of the Lenders); or

(f)	indebtedness due and owing by BMUK to the Parent provided that (a) such indebtedness is unsecured and is incurred on terms no less favourable to BMUK than would be applicable in a comparable arm’s length transaction with a third party that is not an Affiliate and (b) the aggregate amount of such indebtedness does not exceed at any time US$15,000,000; or

(g)	Bank Product Debt

(h)	indebtedness due and owing by BMUK to the St. Crispin Mortgagee, provided that the aggregate principal amount of such indebtedness may not be increased after the Effective Date; or

(i)	indebtedness due and owing:
(i)	by BMUK to BMEBV provided that (a) such indebtedness is unsecured and is incurred on terms no less favourable to BMUK than would be applicable in a comparable arm’s length transaction with a third party that is not an Affiliate and (b) the aggregate amount of such indebtedness does not exceed at any time US$40,000,000; and

(ii)	by BMEBV to BMEP provided that (a) such indebtedness is unsecured and is incurred on terms no less favourable to BMEBV than would be applicable in a comparable arm’s length transaction with a third party that is not an Affiliate and (b) the aggregate amount of such indebtedness does not exceed at any time US$40,000,000;
(j)	indebtedness due and owing by BMEH to the IBM Entities under the BMEH IBM Guarantees;

(k)	indebtedness due and owing by BMEH to Mr Klaus Reichl under the BMEH Reichl Guarantee, and will not, in any event, pay any amount in respect of any financial indebtedness due to the St Crispin Mortgagee, save in accordance with the provisions of the St. Crispin Priority Agreement or any subsequent intercreditor deed or priority arrangement approved by the Agent in accordance with this Agreement;
Prepayment
16.3.6	it will not, and it will ensure that no Group Company will, voluntarily prepay or redeem any financial indebtedness, save that each Borrower may make prepayments under this Agreement in accordance with its terms and save that any Group Company may, in the ordinary course of business, make early payments to any trade creditor;

Loans and guarantees
16.3.7	it will not, and will ensure that no Group Company will, make, roll-over or continue to remain outstanding any loans, grant any credit (save in the ordinary course of trading) or give any guarantee to or for the benefit of any person (other than any guarantee permitted pursuant to Clause 16.4.15 (St. Crispin Property Guarantee)) or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person, save that:
(a)	BMEH, BMEP, BMEBV, each of the Borrowers and IDF Companies may make any loans or grant any credit to each other or to the Parent and to any one or more of the IDF Companies (but, subject to paragraph (d) and (e) of this Clause 16.3.7 (Loans and guarantees), not to any member of the Restricted Group) which, in the case of loans to the Parent and/or BMEH and/or BMEP and/or BMEBV, in aggregate (and taking into account the aggregate amount of any Distributions or returns of capital made by any such persons to the Parent and/or BMEH and/or BMEP and/or BMEBV in accordance with the terms of Clause 16.3.3 (Distributions and changes in capital structure)), do not exceed £2,000,000 (or the equivalent in any other currency) in any period of twelve (12) months commencing on the Closing Date and do not exceed £6,000,000 (or the equivalent in any other currency) during the term of this Agreement;

(b)	a Group Company may make loans to its employees (other than its directors) provided that the aggregate amount of all such loans made by all of the Group Companies shall not exceed £20,000;

(c)	a Group Company may roll-over or continue to make available (but not increase the principal amount thereof, other than through the capitalisation of accrued interest) any existing loans or financial accommodation to any other Group Company or, subject to any other applicable restrictions in this Agreement, to a member of the Restricted Group (and for the avoidance of doubt the aggregate amount of loans and accrued interest outstanding to the Restricted Group as at the Effective Date is € 8,302,070);

(d)	BMEH may make loans or other financial accommodation to one or more members of the Restricted Group, provided always that BMEH is able to provide evidence satisfactory to the Agent (acting reasonably), whether by way of the provision of Management Accounts, Financial Statements or otherwise, from which the Agent is able to determine that such loans or other advances will be funded wholly out of new funds made available to BMEH after the Closing Date by loans from the Parent or which have otherwise been invested in BMEH by the Parent after the Closing Date by way of the subscription for equity or other capital contribution in or to BMEH and not funded by any existing funds of BMEH as at the Closing Date;

(e)	the Borrowers and the IDF Companies may maintain inter company balances between themselves in an aggregate amount not exceeding €2,000,000 at any time provided that the same are maintained on arms’ length commercial terms in the ordinary course of business;

(f)	each of the loans referred to in Clause 16.3.5(i) (Indebtedness) may be made;

(g)	[intentionally omitted;]

(h)	the BMEH IBM Guarantees are hereby permitted; and

(i)	the BMEH Reichl Guarantee is hereby permitted;
Transactions with Affiliates
16.3.8	save to the extent permitted by the foregoing sub clauses of this Clause 16.3 (Negative Covenants), it will not, and will ensure that no Group Company will:
(a)	sell, transfer, distribute or pay any money or assets to any Affiliate (other than sales of US Inventory by BMUK to the USD Co and subsequent sales of US Inventory by the USD Co back to BMUK immediately prior to BMUK selling such US Inventory to its customers pursuant to the terms of the Inter Company Sale Agreement);

(b)	lend or advance money or assets to any Affiliate; or

(c)	invest in (by capital contribution or otherwise) or purchase or repurchase any shares or indebtedness or any assets of any Affiliate, save that, if no Default has occurred and is continuing, a Group Company may engage in transactions relating to the sale and purchase of Inventory (but not, save as otherwise permitted in this Agreement, involving any sales of Equipment or other fixed assets) with an Affiliate in the ordinary course of trading in amounts and upon terms fully disclosed to the Agent in the Management Accounts and no less favourable to that Group Company than would obtain in a comparable arm’s length transaction with a third party which is not an Affiliate, provided that Accounts generated between the Group Companies and their Affiliates shall not account for more than three per cent (3%) of the total number of Accounts generated by the Borrowers and/or any other Charging Companies;
Change of business or operations
16.3.9	it will ensure that there is no material change in the nature of its business or operations or the business or operations of the Group taken as a whole (whether by a single transaction or a number of related or unrelated transactions, whether at one time or over a period of time and whether by disposal, acquisition or otherwise);
Accounting reference date
16.3.10	it will not, without the prior approval of the Agent, change, and will procure that no other Group Company changes, its accounting reference date;
Subsidiaries
16.3.11	save pursuant to any Pre-Approved Acquisition or otherwise with the Agent’s prior written consent, it will not, directly or indirectly, organise or acquire any Subsidiary (other than a Dormant Company or those in existence as at the date of this Agreement and which have been advised to the Agent in writing);
Restricted Investments
16.3.12	it will not, and will ensure that no Group Company will make any Restricted Investment;

Capital Expenditure
16.3.13	it will not, and will ensure that no Group Company will, without the prior written consent of the Agent, make or incur any Capital Expenditure if, after giving effect thereto, the aggregate amount of all Capital Expenditure by the Group in any Financial Year would exceed £1,500,000 (or the equivalent in any other currency);
Lease or similar obligations
16.3.14	save with the prior written consent of the Agent and save for any finance leases agreed with the Agent pursuant to Clause 16.3.5 (Indebtedness), it will not, and will ensure that no Group Company will enter into any lease of real or personal property as lessee or sub-lessee or enter into any hire purchase, conditional sale or other similar arrangement if, after giving effect thereto, the aggregate amount of Rentals payable by the Group Companies in any Financial Year in respect of such lease and all other such leases, hire purchase, conditional sale or similar arrangements would exceed £500,000. The term “Rentals” means all payments due from the lessee or sub-lessee under a lease or all payments, liabilities or obligations due from the hirer or other relevant obligor or debtor (howsoever described) under any hire purchase, conditional sale or similar arrangement, including, without limitation, rent, service charge, utility or maintenance costs and insurance premiums together with any VAT thereon;
Capital Markets
16.3.15	if any Borrower, BMEP, BMEH or BMEBV or any other Group Company shall enter into any Capital Markets Transaction then, subject to the following provisions of this Clause 16.3.15 (Capital Markets), it shall apply, or BMEH shall procure that there is applied, thirty per cent (30%) of the net proceeds of such Capital Markets Transaction to prepay (subject to payment of any broken funding costs) a commensurate amount of the then Total Outstandings, provided that, if the average Excess Availability during the period of six (6) months ending on the date upon which the Capital Markets Transaction is completed was in excess of £5,000,000, then the relevant issuer(s) shall not be obliged to apply such proceeds in prepayment in the manner prescribed by this Clause 16.3.15 (Capital Markets);
Vendor Financing
16.3.16	it will not and will procure that no other Group Company will enter into any vendor financing programme or similar arrangement for financing the acquisition of Equipment, any other fixed asset or Inventory (which has not already been disclosed in its budget for Capital Expenditure and approved by the Agent), without the prior written consent of the Agent and without the Agent being provided with such information as it may require as to the terms and conditions of such vendor financing programme or other arrangement and assessing the impact, if any, upon the Collateral and/or the encumbrances created by the Debenture;
USD Co
16.3.17	without prejudice to the terms of any other Finance Document, it will procure that the USD Co will not (and the USD Co undertakes that it shall not) and, in relation to Clause 16.3.17(p) only, BMUK undertakes that it will not:
(a)	except as provided for in the Inter Company Sale Agreement, sell, assign, convey, transfer or otherwise dispose of any US Inventory or any other asset;

(b)	cancel, terminate, amend, modify or waive any term or condition of the Inter Company Sale Agreement or any other Finance Document to which it is a party or any document entered into by it thereunder;

(c)	create or permit to subsist any encumbrance over all or any of its assets other than in favour of the Security Trustee;

(d)	amend its accounting policies, except as may be required by Applicable GAAP;

(e)	take any action which may prejudice the validity of the Inter Company Sale Agreement or any other Finance Document to which it is a party;

(f)	incur or permit to subsist any indebtedness of any kind other than pursuant to the Inter Company Sale Agreement;

(g)	merge or consolidate with any other company or person;

(h)	except as contemplated by the Inter Company Sale Agreement, sell, transfer or otherwise, dispose of or cease to exercise direct control over any part of its present or future undertaking, assets, rights or revenues whether by one or a series of transactions related or not;

(i)	make any loans grant any credit or give any guarantee to or for the benefit of any person;

(j)	engage in any business or activity other than those necessary or incidental to the requirements of the Inter Company Sale Agreement;

(k)	allot, issue or purchase any shares or alter any of the rights attaching to its shares currently in issue;

(l)	declare or pay any dividend or make any other Distribution (whether in cash or in specie) in respect of its share capital;

(m)	have any employees;

(n)	make or agree to make any payment to any person otherwise than in accordance with the terms of the Inter Company Sale Agreement;

(o)	own, rent, lease or be in possession of any buildings or equipment;

(p)	in relation to BMUK in its capacity as sole shareholder of the USD Co, not petition or commence proceedings for the administration or winding up (nor participate in any ex parte proceedings with regard thereto, seek to enforce a judgment against the USD Co with regard thereto, nor join any person in the petition or commencement of proceedings for the administration or winding up) of the USD Co, nor to convene a meeting for the purposes of considering a resolution or other steps taken by USD Co for the winding up, dissolution, administration or reorganisation of USD Co, other than for the purposes of a solvent reorganisation which has been approved in writing in advance by the Agent;

(q)	permit to subsist any Subsidiary and it will not form or acquire any Subsidiary;

Material Contracts and terms of business
16.3.18	it will not and will procure that none of the Trading Companies shall, without the prior written consent of the Agent:
(a)	amend in any material respect or terminate any of the Material Contracts or its terms of business with Account Debtors, for which purpose an amendment shall be regarded as “material” if it could reasonably be expected to have a materially adverse effect on the interests of the Lenders or the Receivables Purchaser; or

(b)	agree to waive any material or persistent breach of any of the Material Contracts.
Covenants relating to the Collateral

16.4	BMUK (and, in the case of Clause 16.4.16 (USDCo) only, BMEH) undertakes that:

Collateral Reporting
16.4.1	it will provide the Agent, in each case in respect of each Trading Company, and on a consolidated and consolidating basis, with the following documents at the following times in form satisfactory to the Agent:
(a)	on a weekly basis on each Wednesday based on figures as of the previous Friday, a Borrowing Base Certificate incorporating, inter alia, a schedule of credit notes, a summary of collections of accounts receivable, a schedule of Accounts created since the last such schedule, with effect from any Inventory Eligibility Date, a report of the Inventory balance (by location) based on the perpetual inventory reports and such further details as the Agent may request;

(b)	upon request, copies of invoices, credit notes, shipping and delivery documents;

(c)	monthly ageings of accounts receivable to be delivered no later than the 10th day of each month in respect of the immediately preceding month;

(d)	monthly perpetual inventory reports by category to be delivered no later than the 10th day of each month in respect of the immediately preceding month;

(e)	on a monthly basis, a report listing the top ten (10) customers of BMUK during that month, providing (i) details of the level of sales made to each such customer; (ii) details of any credit notes issued to each such customer or any other account adjustments made in respect of such customer; and (iii) the amount of cash actually received from each such customer during the relevant month;

(f)	with effect from any Inventory Eligibility Date, upon request, monthly perpetual inventory reports with effect from any Inventory Eligibility Date, a quarterly report of all Inventory based on a physical stock count;

(g)	monthly ageings of accounts payable no later than the 10th day of the following month, together with a specific breakdown (in reasonable detail) of the monthly ageings of accounts payable to the largest ten supplier creditors of BMUK and details of the Inventory held by BMUK in respect of such accounts payable and each such supplier;

(h)	with effect from any Inventory Eligibility Date, upon request, copies of purchase orders, invoices, and delivery documents for Inventory and Equipment acquired by that Trading Company;

(i)	such other reports as to the Collateral and the Accounts (and each Borrower hereby authorises the Agent to make enquiries of its customers in this respect) as the Agent shall request from time to time; and

(j)	certificates of an officer of BMUK certifying as to the foregoing;
Inspection
16.4.2	upon receiving not more than two business days’ notice from the Agent (or without notice following a Default which is continuing), it will, and will procure that each Trading Company will, permit the Agent or any person authorised by the Agent to have access to its premises to carry out a periodic inspection of the Collateral, the regularity of such periodic inspections to be at the Agent’s discretion, but initially to be no more often than every 60 days;
Accounts
16.4.3	it will not, and will ensure that no Trading Company will, re-date any invoice or sale or make sales on extended credit beyond 45 days from its standard credit terms or modify any Account except with the prior written consent of the Agent. If BMUK or any other Obligor becomes aware of any material matter affecting any material Account (including information regarding any Account Debtor’s creditworthiness and any information in respect of an Account Debtor against whom a Trading Company has commenced, or is proposing to commence, legal proceedings), it will promptly so advise the Agent;
Acceptance of notes or other instruments
16.4.4	it will not, and will ensure that no Trading Company will, accept any note or other instrument (except a cheque or other instrument for the immediate payment of money) with respect to any Account without the Agent’s written consent. If the Agent consents to the acceptance of any such note or other instrument, it shall be considered as evidence of the Account and not payment thereof, and BMUK will promptly deliver such note or instrument to the Agent appropriately endorsed. Regardless of the form of presentment, demand, notice of dishonour, protest and notice of protest with respect thereto, BMUK will remain liable thereon until such note or instrument is paid in full;
Disputes with Account Debtors
16.4.5	it will notify the Agent promptly of all disputes and claims with Account Debtors in excess of £50,000 and settle or adjust them, or ensure that the relevant Trading Company settles or adjusts them, at no expense to the Lenders, but no discount, credit or allowance shall be granted to any Account Debtor without the Agent’s consent, except for discounts, credits and allowances made or given in the ordinary course of trading when no Event of Default exists hereunder. BMUK shall send, or procure that there is sent to, the Agent a copy of each credit note in excess of £1,000,000 as soon as issued and a list of all credit notes in excess of £750,000 on a weekly basis, with copies of any such credit notes to be supplied to the Agent at the Agent’s request;

Returns of Inventory
16.4.6	if after the Inventory Eligibility Date, an Account Debtor returns any Inventory to any Borrower or any Trading Company when no Event of Default exists, then that Borrower shall promptly determine the reason for such return and shall issue, or procure that the relevant Trading Company shall issue, a credit note to the Account Debtor in the appropriate amount. Each Borrower shall immediately report to the Agent any return involving an amount in excess of £1,000,000. Each such report shall indicate the reasons for the returns and the locations and condition of the returned Inventory. Whenever any Inventory is returned, the related Account shall be deemed ineligible, and the Available Revolving Facility Amount shall be adjusted accordingly;
Inventory
16.4.7	after the Inventory Eligibility Date, it will not, and will ensure that no Trading Company will, without prior written notice to the Agent, acquire or accept any Inventory on consignment or approval;
Inventory — Reporting System
16.4.8	after the Inventory Eligibility Date, it will maintain, and will ensure that each Trading Company maintains, a perpetual inventory reporting system at all times; it will conduct a physical count of the Inventory of all the Trading Companies at least once per Financial Year and after the occurrence of an Event of Default at such other times as the Agent requests, and shall promptly, upon completion, supply the Agent with a copy of such count accompanied by a report of the value of such Inventory (valued at the lower of cost, on a FIFO basis, or market value); no Borrower will, and will ensure that no Trading Company will, without the Agent’s prior written consent, sell any Inventory on a sale or return, sale on approval, consignment or other repurchase or return basis;
Condition of the Equipment
16.4.9	it will keep and maintain, and will ensure that each Trading Company keeps and maintains, its Equipment in good operating condition and repair (ordinary wear and tear excepted) and will make all necessary replacements;
Additions to the Equipment
16.4.10	it will include information regarding any material additions to or deletions from any Equipment (which, in the case of any additions, are to be within the agreed Capital Expenditure budget) within the Management Accounts required to be delivered pursuant to Clause 15.2.2 (Management Accounts);
Disposal of the Equipment
16.4.11	it will not, and will ensure that no Trading Company will, without the Agent’s prior written consent, sell, lease as a lessor, or otherwise dispose of any Equipment provided that obsolete or unusable Equipment having an orderly liquidation value no greater than £500,000 individually and £1,500,000 in the aggregate in any Financial Year, may be disposed of without the Agent’s consent, subject to the conditions set forth below. If any of the Equipment is sold, transferred or otherwise disposed of with the Agent’s prior written consent or as otherwise permitted hereby then:

(a)	if such sale, transfer or disposal is effected without replacement of such Equipment, or such Equipment is replaced by leased Equipment, or by Equipment purchased subject to a Permitted Encumbrance, BMUK will, or will procure that the relevant Trading Company will, deliver all of the cash proceeds of any such sale, transfer or disposal to the Agent, which proceeds shall be applied in or towards prepayment of all sums due from the Borrowers hereunder; or

(b)	if such sale, transfer or disposal is made in connection with the purchase of replacement Equipment (other than subject to a Permitted Encumbrance), BMUK will use the proceeds of such sale, transfer or disposal to finance the purchase of such replacement Equipment which shall be free and clear of all liens, claims and encumbrances, except for the Security Interest and other Permitted Encumbrances and shall deliver to the Agent written evidence of the use of the proceeds for such purchase;
16.4.12	[intentionally omitted];

16.4.13	[intentionally omitted];
St. Crispin Mortgage
16.4.14	it will not agree to or complete any refinancing of the indebtedness relating to the St. Crispin Property unless:
(a)	the Agent shall be afforded a reasonable opportunity (subject to any applicable confidentiality constraints) to review the terms and conditions of such refinancing; and

(b)	BMUK shall procure that the St. Crispin Mortgagee shall enter into an intercreditor deed or priority arrangement mutually acceptable to the relevant St. Crispin Mortgagee, BMUK and the Agent;
St. Crispin Property Guarantee
16.4.15	it will not give and will procure that no other Group Company shall provide any guarantee, indemnity or other assurance in respect of the obligations of BMUK or any relevant Affiliate to the St. Crispin Mortgagee unless the obligations of each relevant Group Company and the rights and recourse of the St. Crispin Mortgagee are fully subordinated to the rights of the Beneficiaries under the Finance Documents;
USD Co
16.4.16	it will (a) procure that no Group Company or member of the Restricted Group will take any action or omit to take any action which has the effect of the USD Co becoming liable for any amount or incurring any liability or expense to any person save for any action to be taken, or permitted to be taken, under or pursuant to the Inter Company Sale Agreement and (b) pay to the USD Co an amount equal to any amount for which the USD Co becomes liable notwithstanding Clause 16.4.16(a) immediately upon the USD Co becoming so liable or to make such arrangements as are acceptable to the Agent for the immediate discharge of such liability.

17.	DEFAULT

Events of Default

17.1	Each of the events set out below is an Event of Default:

Non-payment
17.1.1	any Obligor or any IDF Company does not pay any sum due from it under any Finance Document at the time and in the manner specified in the relevant Finance Document, or where the non-payment results solely from technical difficulties relating to the transfer of that amount from the relevant Obligor or IDF Company to the Agent or, as the case may be, the Receivables Purchaser, within five (5) days of the due date;
Breach of representation or warranty
17.1.2	any representation or warranty made or deemed to be repeated by any Obligor or any IDF Company in any Finance Document or in any document delivered pursuant to it is not complied with or is or proves to have been incorrect or misleading in any material respect when made or deemed to be repeated;
Breach of undertaking
17.1.3	any Borrower fails duly to perform or comply with any obligation expressed to be assumed by it in Clause 2.2 (Purpose), 15 (Financial Condition), 16.2.8 (Hedging), 16.3 (Negative Covenants) or 16.4 (Covenants relating to the Collateral) or any Obligor or any IDF Company fails duly to perform any obligation in, or comply with any of the terms of, any of the Security Documents;
Breach of other obligation
17.1.4	any Obligor or any IDF Company fails duly to perform or comply with any other obligation expressed to be assumed by it in any of the Finance Documents and such failure (if capable of remedy) is not remedied within ten business days after the earlier of (i) the date upon which any such Obligor or, as the case may be, IDF Company becomes aware of such default or (ii) the date upon which the Agent or, as the case may be, Receivables Purchaser has notified such Obligor or, as the case may be, IDF Company of such default or if any such Finance Document shall terminate (other than in accordance with its terms or with the written consent of the Agent) or become void or unenforceable;
Cross-default
17.1.5	any indebtedness (other than indebtedness to any one or more trade creditors arising in the ordinary course of business which is not overdue by more than 60 days and in respect of which the relevant trade creditor has not sought repayment or otherwise taken steps to procure or enforce repayment or in respect of which repayment has been sought and the relevant Obligor or, as the case may be, IDF Company is contesting in good faith by appropriate means its liability to make payment thereof) of any Obligor or any IDF Company of an amount in excess of £1,000,000 (or its equivalent in any other currency) is not paid when due or is declared to be or otherwise becomes due and payable prior to its specified maturity or any creditor of any Obligor or any IDF Company becomes entitled to declare any such indebtedness due and payable prior to its specified maturity;

Insolvency
17.1.6	any Obligor or Group Company is unable to pay its debts as they fall due (or is deemed by law or by a court to be unable to pay its debts), stops, suspends or threatens to stop or suspend payment of all or any part of its indebtedness or commences negotiations with any one or more of its creditors with a view to the general readjustment or re-scheduling of all or any part of its indebtedness or makes a general assignment for the benefit of, or composition with, its creditors or a moratorium is agreed or declared in respect of, or affecting, all or any part of its indebtedness;
Enforcement proceedings
17.1.7	a distress, attachment, execution, diligence or other legal process is levied, enforced or sued out on or against all or any part of the assets of any Obligor or Group Company and is not discharged within five business days;
Insolvency proceedings
17.1.8	any Obligor or Group Company takes any corporate action or other steps are taken or legal or other proceedings are started for:
(a)	its winding-up, administration, dissolution, receivership or re-organisation other than (i) a winding-up for the purposes of a bona fide, solvent scheme of reconstruction or amalgamation previously approved in writing by the Agent or (ii) a petition for winding up which a Borrower has satisfied the Agent is vexatious, groundless or an abuse of process and in relation to which the relevant Group Company has taken steps within seven days of the petition to restrain the petitioner from advertising the petition and which in any event has been discharged within 30 days of the petition; or

(b)	the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets;
Analogous proceedings
17.1.9	anything analogous to or having a substantially similar effect to any of the events specified in Clauses 17.1.6 (Insolvency), 17.1.7 (Enforcement proceedings) or 17.1.8 (Insolvency proceedings) shall occur under the laws of any applicable jurisdiction;
Encumbrance enforceable
17.1.10	any encumbrance on or over the assets of any Obligor or Group Company securing indebtedness in excess of £500,000 becomes enforceable and any step (including the taking of possession or the appointment of a receiver, manager or similar person) is taken to enforce that encumbrance;
Expropriation
17.1.11	all or any material part of the shares or assets of any Obligor is seized, compulsorily acquired, nationalised or otherwise expropriated or custody or control of the same is assumed by any public authority or any court of competent jurisdiction at the instance of any public authority, except where contested in good faith by proper proceedings diligently pursued where a stay of enforcement is in effect;

Termination of any guarantee
17.1.12	any guarantee of any amounts due and payable under any of the Finance Documents shall be terminated, revoked or declared void or invalid;
Judgments
17.1.13	one or more final judgments for the payment of money aggregating in excess of £50,000 (whether or not covered by insurance) shall be rendered against any Obligor and such Obligor shall fail to discharge the same within thirty (30) days from the date of entry thereof or to appeal therefrom;
Loss of Collateral
17.1.14	any loss, theft, damage or destruction of any item or items of the Collateral occurs which in the opinion of the Agent (i) could materially and adversely affect the operation of any Borrower’s or any Obligor’s business or the business of the Group (taken as a whole) or (ii) is material in amount and is not adequately covered by insurance;
Cessation of business
17.1.15	any Obligor ceases to carry on the business it carries on today or enters into any unrelated business;
Illegality
17.1.16	it is or will become unlawful for any Obligor to perform or comply with any of its obligations under any Relevant Agreement, or any such obligation is not or ceases to be legal, valid and binding;
Repudiation
17.1.17	any Obligor repudiates, or does or causes to be done anything evidencing an intention to repudiate any Relevant Agreement;
Loss of a material number of customers
17.1.18	if, on receipt by the Agent of a Quarterly Sales Certificate in accordance with Clause 15.2.7 (Quarterly Sales Certificates), that Quarterly Sales Certificate demonstrates that the result of the formula specified below is less than 0.75.

A -C B

Where:

“A” is the Total Year 1 Sales specified in that Quarterly Sales Certificate;

“B” is the Total Year 2 Sales specified in that Quarterly Sales Certificate; and

“C” is the Total Lost Customer Sales specified in that Quarterly Sales Certificate

Expressions used in this Clause 17.1.18 (Loss of a material number of customers) have the meanings given to them in Clause 15.2.7 (Quarterly Sales Certificates);

Loss of a material number of suppliers
17.1.19	if, on receipt by the Agent of a Quarterly Supply Certificate in accordance with Clause 15.2.8 (Quarterly Supply Certificates), that Quarterly Supply Certificate demonstrates that the result of the formula specified below is less than 0.65.

X -Z Y

Where:

“X” is the Total Year 1 Supply Costs specified in that Quarterly Supply Certificate;

“Y” is the Total Year 2 Supply Costs specified in that Quarterly Supply Certificate; and

“Z” is the Total Reduced Supply Costs specified in that Quarterly Supply Certificate.

Expressions used in this Clause 17.1.19 (Loss of a material number of suppliers) have the meanings given to them in Clause 15.2.8 (Quarterly Supply Certificates);
Change of control
17.1.20	any person or group of connected persons which does not have control at the date of this Agreement acquires control of BMEH, BMEP, BMEBV or any Obligor and for this purpose “connected person” shall be construed in accordance with section 839 Income and Corporation Taxes Act 1988;
Invoice Discounting Agreements
17.1.21	any Event of Default as defined in and referred to in the Accounts Transfer Conditions (other than an Event of Default set out in Condition 17.1(i) (Encumbrance Enforceable) or Condition 17.1(l) (Judgments) of the Accounts Transfer Conditions) shall occur;
Action by any IBM Entity pursuant to the BMEH IBM Guarantees
17.1.22	any demand, notice of demand for payment and/or fulfilment of obligations is served on BMEH under any BMEH IBM Guarantee or any other action or claim is threatened or made or proceedings are commenced against BMEH under or pursuant to any BMEH IBM Guarantee;
Action by Mr Klaus Reichl pursuant to the BMEH Reichl Guarantee
17.1.23	any demand, notice of demand for payment and/or fulfilment of obligations is served on BMEH under the BMEH Reichl Guarantee or any other action or claim is threatened or made or proceedings are commenced against BMEH under or pursuant to the BMEH Reichl Guarantee.
Acceleration

17.2	If at any time and for any reason (and whether within or beyond the control of any party to any of the Finance Documents) any Event of Default has occurred, then at any time thereafter, whilst such Event of Default is continuing, the Agent may, and shall, if so instructed by the

Majority Lenders, by written notice to BMUK do one or more of the following at any time or times and in any order:
17.2.1	reduce or cancel the Available Facility or any one or more of its elements or reduce or cancel the Available Revolving Facility Amount;

17.2.2	restrict the amount of or refuse to make available any Revolving Loan or Swingline Loan or to issue any Letter of Credit or Guarantee;

17.2.3	terminate this Agreement and the Revolving Facility made or to be made available hereunder and cancel any Bank Products;

17.2.4	declare any Revolving Loan or any Swingline Loan, all unpaid accrued interest or fees and any other sum then payable under this Agreement to be due and payable on demand or on such date as it may specify in such notice whereupon all such moneys shall become so due and payable on demand or on such date (as the case may be);

17.2.5	require that the Borrower deposit with the Security Trustee with respect to any Letter of Credit or Guarantee then outstanding and/or with respect to any Bank Product Debt, a Supporting Letter of Credit or cash, in the same manner as contemplated in Clause 6.14 (Supporting Letter of Credit; Cash Collateral);

17.2.6	declare the Revolving Facility to be cancelled, whereupon it shall be so cancelled and the Commitment of each Lender shall immediately be reduced to zero;

17.2.7	enforce any or all of its rights or require that the Security Trustee enforce any or all of its rights under any of the Finance Documents or under applicable law.
On Demand Facility

17.3	If, pursuant to Clause 17.2.4, the Agent declares any of the Loans (or any other moneys which may become payable hereunder) to be due and payable on demand of the Agent, then, at any time thereafter, the Agent may by written notice to BMUK call for repayment of any such Loans (and any other such moneys) on such date as it may specify in such notice (whereupon the same shall become due and payable on such date together with all unpaid accrued interest, fees and any other sums then owed by the Borrowers hereunder) or withdraw its declaration with effect from such date as it may specify in such notice.

Letter of Credit and Guarantee Fee following Event of Default

17.4	From the date of the occurrence of any Event of Default until such Event of Default is remedied to the satisfaction of the Agent, or until all sums payable hereunder have been satisfied or discharged in full and none of the Lenders is under any contingent liability hereunder or under any Letter of Credit or Guarantee, the Letter of Credit and Guarantee Fee shall be calculated at the rate per annum equal to an additional 2% per annum to that referred to in Clause 22.5 (Letter of Credit and Guarantee Fee) on the maximum face value of any Letter of Credit or maximum contingent liability of the Issuer under each Guarantee then outstanding.

Termination Fee

17.5	If the Agent terminates this Agreement upon an Event of Default, BMUK shall pay the Agent for the account of the Lenders in their Participating Proportions, immediately upon termination, a fee equal to the early termination fee that would have been payable under Clause 29 (Term and Termination) if this Agreement had been terminated on that date pursuant to BMUK’s election.

18.	DEFAULT INTEREST

Interest on Unpaid Sums

18.1	If any relevant Obligor does not pay any sum payable by it under this Agreement on its due date in accordance with the provisions of Clause 20 (Payments) or if any sum due and payable by any relevant Obligor under any judgment of any court in connection with this Agreement is not paid on the date of such judgment, it shall pay interest on the balance for the time being outstanding (such balance being referred to in this Agreement as the “unpaid sum”) for the period beginning on such due date or, as the case may be, the date of such judgment, in accordance with the provisions of this Clause 18 (Interest on Unpaid Sums).

Default Interest Periods

18.2	Interest under this Clause 18 (Default Interest) shall be calculated by reference to successive periods, each of which (other than the first, which shall begin on the due date for payment or, as the case may be, the date of judgment as referred to in Clause 18.1 (Interest on Unpaid Sums)) shall begin on the last day of the preceding period. Each such period shall be of such duration as the Agent may select.

Default Interest Rates

18.3	The rate of interest applicable to an unpaid sum from time to time during each period relating to that unpaid sum shall be the rate per annum which is the sum of (i) two per cent (2%) (ii) the Applicable Margin (iii) LIBOR relative to such period (or, in respect of any Swingline Loans or Reference Rate Revolving Loans, the Reference Rate) and (iv) the Mandatory Cost, if any, applicable to that unpaid sum provided that:
18.3.1	if, at or about 11.00 a.m. on the Quotation Date in respect of such unpaid sum, it is not possible to determine LIBOR in accordance with the definition of LIBOR there shall be substituted for LIBOR the rate determined by the Agent (and notified to BMUK) to be the weighted average of the rates (as notified to the Agent by the Lenders prior to the first day of the relevant Interest Period) which represent the cost to each Lender of funding its portion of such unpaid sum during such period from whatever sources and in whatever manner it may select; and

18.3.2	if the unpaid sum is of the principal amount of a LIBOR Revolving Loan which became due and payable other than on the last day of any Interest Period relating to it, the first default period applicable to that unpaid sum shall be of a duration equal to the unexpired portion of that Interest Period and the rate of interest applicable to it during that Interest Period shall be the rate per annum equal to the sum of two per cent (2%) and the rate applicable to it immediately before it became due.
Payment and Compounding of Default Interest

18.4	Any interest accrued due under Clause 18.3 (Default Interest Rates) in respect of an unpaid sum shall be due and payable and shall be paid by the relevant Obligor at the end of the period by reference to which it is calculated or on such other date as the Agent may specify by written notice to BMUK. If not paid on the due date, the interest shall be added to and form part of the unpaid sum on which interest shall accrue and be payable in accordance with the provisions of this Clause 18 (Default Interest).

19.	INDEMNITIES

General Indemnities

19.1	BMUK shall (or will procure that an Obligor will) indemnify on demand each of the Beneficiaries against any funding or other cost, loss (including any foreign exchange contract loss incurred by any of them), expense or liability which it may sustain or incur, directly or indirectly, as a result of:
19.1.1	a Loan not being made by reason of any of the provisions of Clause 6.1.1 (General Conditions of Utilisation) or any of the conditions set out in Schedule 2 (Conditions Precedent) not being satisfied or any Borrower cancelling or purporting to cancel a Utilisation Notice; or

19.1.2	the occurrence of any Default; or

19.1.3	the receipt or recovery by it (or the Agent on its behalf) of all or any part of its share of any Loan or unpaid sum other than on the last day of any Interest Period relating to that Loan or unpaid sum.
Break Costs

19.2	BMUK’s liability under Clause 19.1 (General Indemnities) shall include the amount (if any) by which (i) the additional interest which would have been payable under this Agreement on the amount so received or recovered had it been received or recovered by the relevant party on the last day of the relevant Interest Period exceeds (ii) the amount of interest which, in the opinion of the Beneficiary concerned, would have been payable to such Beneficiary on the last day of that Interest Period in respect of a deposit denominated in the currency of the Loan or unpaid sum in question equal to the amount so received or recovered placed by it with a prime bank in London for a period starting on the second business day following the date of such receipt or recovery and ending on the last day of that Interest Period. For the avoidance of doubt (but without prejudice to their obligations to pay break costs), neither BMUK nor any other relevant Obligor shall be liable to compensate any Beneficiary for any loss of Applicable Margin if any amount is repaid, prepaid or cancelled by virtue of the operation of Clauses 9.3 (Prepayment and Cancellation of Individual Lenders) or 12.1.2.(Consequences of Illegality)

Currency Indemnity

19.3	Any amount received or recovered by any Beneficiary in respect of any sum expressed to be due to it from any Obligor under any Finance Document in a currency other than the currency (the “contractual currency”) in which such sum is so expressed to be due (whether as a result of, or of the enforcement of, any judgment or order of a court or tribunal of any jurisdiction, the winding-up of such Obligor or otherwise) shall only constitute a discharge to such Obligor to the extent of the amount of the contractual currency that the recipient is able, in accordance with its usual practice, to purchase with the amount of the currency so received or recovered on the date of receipt or recovery (or, if later, the first date on which such purchase is practicable). If the amount of the contractual currency so purchased is less than the amount of the contractual currency so expressed to be due, such Obligor shall indemnify the recipient against any loss sustained by it as a result, including the cost of making any such purchase.

Indemnity to the Agent

19.4	BMUK shall (or shall procure that an Obligor shall) promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (other than any loss occasioned by the gross negligence or wilful misconduct of the Agent) as a result of:

19.4.1	investigating any event which it reasonably believes is a Default; or

19.4.2	entering into or performing any foreign exchange contract for the purposes of any Loan being made in a Foreign Currency; or

19.4.3	acting or relying on any notice, request or instruction which it believes to be genuine, correct and appropriately authorised.
Nature of Indemnities

19.5	Each of the indemnities in this Clause 19 (Indemnities) constitutes a separate and independent obligation from the other obligations in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any time or indulgence granted by the Agent or any Lender and shall continue in full force and effect notwithstanding any order, judgment, claim or proof for a liquidated amount in respect of any sum due under this Agreement or any other judgment or order.

20.	CURRENCY OF ACCOUNT AND PAYMENTS

Currency of Account and Payment

20.1	Sterling is the currency of account and payment for all sums at any time due from the Borrower under or in connection with any of the Finance Documents (including damages) provided that (i) each repayment of a Loan or a part thereof shall be made in the currency in which such Loan is denominated at the time of that repayment; (ii) each payment of interest shall be made in the currency in which the sum in respect of which such interest is payable is denominated; (iii) each payment in respect of costs and expenses shall be made in the currency in which the same were incurred; and (iv) any amount expected to be payable in a currency other than sterling shall be paid in that other currency.

Payments by the Borrower and the Lenders

20.2	On each date on which this Agreement requires an amount to be paid by any Obligor or any of the Lenders to the Agent, that Obligor or, as the case may be, such Lender shall make the same available to the Agent:
20.2.1	where such amount is denominated in sterling, by payment in sterling and in same day funds (or in such other funds as may for the time being be customary in London for the settlement in London of banking transactions in sterling) to the Agent at Bank of America, N.A., 5 Canada Square, London, E14 5AQ, sort code 16-50-50, Attn: Loans Service (or as the Agent may otherwise specify for this purpose); or

20.2.2	where such amount is denominated in a Foreign Currency (other than euro), by payment in such Foreign Currency and in immediately available, freely transferable, cleared funds to such account with such bank in the principal financial centre of the country of such Foreign Currency as the Agent may specify for this purpose; or

20.2.3	where such amount is denominated in euro, such sum shall be made available to the Agent by payment in euro and in immediately available, freely transferable, cleared funds to such account with such bank in such principal financial centre in such participating member state of the European Union or in London as the Agent shall from time to time nominate for this purpose.

Payments by the Agent

20.3	Save as otherwise provided herein, each payment received by the Agent for the account of another person pursuant to Clause 20.2 (Payments by the Borrowers and the Lenders) shall be made available by the Agent (subject, without any liability therefor, for delays outside the Agent’s control in crediting cleared funds) to such other person (in the case of a Lender, for the account of its Facility Office) for value the same day (provided that such payment has been received by the Agent by no later than 12.00 noon) by transfer to such account of such person with such bank in the principal financial centre of the country of the currency of such payment as such person shall have previously notified to the Agent or (in the case of a Borrower) in the agreed currency denomination to the account of that Borrower specified in the Utilisation Notice.

Payments due on non-business days

20.4	If any payment of principal, interest, premium or other sum to be made hereunder becomes due and payable on a day other than a business day, the due date of payment shall be extended to the next succeeding business day and interest thereon shall be payable at the applicable interest rate during such extension (unless that next succeeding business day falls in the following calendar month in which case the due date of payment shall be the immediately preceding business day).

Impracticable to make payments

20.5	If, at any time, it shall become impracticable (by reason of any action of any governmental authority or any change in law, exchange control regulations or any similar event) for any Obligor to make any payments hereunder in the manner specified in Clause 20.2 (Payments by the Borrowers and the Lenders), then that Obligor may agree with each or any of the Lenders to make alternative arrangements for the payment direct to such Lender of amounts due to such Lender hereunder provided that, in the absence of any such agreement with any Lender, that Obligor shall be obliged to make all payments due to such Lender in the manner specified in this Agreement. Upon reaching such agreement the relevant Obligor and such Lender shall immediately notify the Agent and shall thereafter promptly notify the Agent of all payments made direct to such Lender.

No Set-Off or Counterclaim

20.6	All payments made by an Obligor under this Agreement shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

Refunding of Payments

20.7	Where a sum is to be paid to the Agent under this Agreement for account of another person, the Agent shall not be obliged to (but may) make the same available to that other person until it has been able to establish to its satisfaction that it has actually received that sum. If and to the extent that it does so but it proves to be the case that it had not actually received the sum which it paid out, then, the person to whom the Agent made that sum available shall on request refund it to the Agent and that person or (at the option of the Agent) the person by whom that sum should have been made available shall on request pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other cost, loss, expense or liability which it may have sustained or incurred as a result of paying out that sum before receiving it.

Debit to Loan Account

20.8	The Agent is hereby authorised to debit all Swingline Loans and all Reference Rate Revolving Loans and interest thereon to a loan account or accounts denominated in the currency denomination of each such Loan maintained with the Agent. All fees, commissions, costs, expenses and other charges under or pursuant to the Finance Documents and all payments made and out-of-pocket expenses incurred by the Agent and/or the Lenders pursuant to the Finance Documents will be debited to such loan account(s) as of the date due from the relevant Borrower or the date paid or incurred by the Agent and/or the Lenders, as the case may be.

Change of Currency to Euro

20.9	With effect from the date (if any) upon which sterling is converted into euro in accordance with EMU legislation:

Redenomination
20.9.1	each obligation under this Agreement of any party to this Agreement which, up to such time, had been denominated in sterling shall be redenominated into euro in accordance with EMU legislation provided that, if and to the extent that any EMU legislation provides that an amount denominated either in euro or in sterling as a national currency unit of the euro can be paid by the debtor either in euro or in that national currency unit, each party to this Agreement shall be entitled to pay or repay any such amount either in euro or in sterling as such national currency unit;
Rounding
20.9.2	without prejudice and in addition to any method of conversion or rounding prescribed by any EMU legislation and without prejudice to the respective liabilities for indebtedness of any Obligor to the Beneficiaries and the Beneficiaries to any Obligor under or pursuant to this Agreement each reference in this Agreement to a minimum amount (or an integral multiple thereof) in sterling to be paid to or by the Agent and/or the Lenders shall be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in euro as the Agent (after consultation with BMUK but without prejudice to its rights under this Clause 20.9.2 (Rounding)) may from time to time specify; and
Consequential changes
20.9.3	each provision of this Agreement shall be subject to such reasonable changes of construction as the Agent may (after consultation with BMUK but without prejudice to its rights under this Clause 20.9.3 (Consequential changes))from time to time specify to be necessary or appropriate to reflect the changeover of sterling to euro.
Order of Distribution
20.10	If the amount received by the Agent from an Obligor (or, as the case may be, from the Security Trustee pursuant to the exercise by the Security Trustee of any rights or powers it may have pursuant to the Security Documents) on any date is less than the total sum due under this Agreement on that date, the Agent shall apply that amount in or towards payment of the following sums in the following order:
20.10.1	first, in or towards payment of any sum then due to the Agent in its capacity as such;

20.10.2	secondly, in or towards payment of any sum then due to the Arranger in its capacity as such;

20.10.3	thirdly, in or towards payment pro rata of any sums (other than principal of or interest on the Loans) then due to the Lenders (or any of them);

20.10.4	fourthly, in or towards payment pro rata of any interest then due;

20.10.5	fifthly, in or towards payment pro rata of any principal then due;

20.10.6	sixthly, in or towards payment to BofA in respect of any Bank Product Debt then due but unpaid, and any such applications shall be made notwithstanding any purported appropriation to the contrary by any person.

21.	SET-OFF

Each Obligor authorises any other party to this Agreement at any time after an Event of Default has occurred and is continuing and without prior notice to that Obligor to apply any credit balance (whether or not then due) to which that Obligor is at any time beneficially entitled on any account at any office of that party in or towards satisfaction of any sum then due from it to that party under this Agreement and unpaid and for this purpose to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application (but so that nothing in this Clause 21 (Set-Off) shall be effective to create a charge). No party shall be obliged to exercise any of its rights under this clause which shall be without prejudice to and in addition to any right of set-off, combination of accounts, lien or other right to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise).

22.	FEES

Unused Line Fee

22.1	For every month during the term of this Agreement, BMUK shall (or shall procure that another Obligor shall) pay the Agent for the account of the Lenders a fee (the “Unused Line Fee”) in an amount equal to 0.25% per annum, multiplied by the average daily amount by which the Total Commitments (provided that for the purposes of this Clause 22.1 (Unused Line Fee) and calculating the Unused Line Fee only, the Total Commitments shall be deemed to be £60,000,000 until such time as BMUK has served a notice in accordance with Clause 2.7 (Increase of Maximum Revolving Credit Line) and the period referred to in such Clause 2.7 (Increase of Maximum Revolving Credit Line) has expired after which time they shall be £76,000,000) exceed the sum of the sterling equivalent of (i) the average daily outstanding amount of the Revolving Loans and Swingline Loans during such month (with the outstanding amount of Revolving Loans and Swingline Loans calculated for this purpose by applying payments immediately upon receipt), (ii) the maximum contingent liability of the Issuer under each Letter of Credit and Guarantee or, if any demand is made under any Letter of Credit or Guarantee, the average daily amount outstanding under any account to which any such payment made thereunder is debited and (iii) the Invoice Discounting Facility Exposure. Such fee shall be calculated on the basis of a year of three hundred sixty five (365) days and actual days elapsed, and shall be payable to the Agent on the first day of each month following the Closing Date and on the termination of this Agreement, in each case with respect to the prior month or portion thereof.

Arrangement Fee

22.2	BMUK shall pay to the Arranger for its own account an arrangement fee in the amount and at the times agreed in a Fee Letter dated on or around the Closing Date from the Arranger to BMUK.

Collateral Management Fee

22.3	BMUK will pay the Agent for its own account a collateral management fee (the “Collateral Management Fee”) of an amount set out in the Fee Letter (2008). The total amount of such fee shall be deemed to have accrued due and become payable in full on the date referred to in the Fee Letter (2008) but the Agent agrees, subject to Clause 29.3 (Effect of Termination), that such fee shall be paid in equal instalments at the times specified in the Fee Letter (2008). BMUK will also pay to the Agent for its own account such other fees as are referred to in the Fee Letter (2008) in the amounts and at the times referred to in it.

Audit Fee

22.4	BMUK shall pay to the Agent for its own account an audit fee of £500 per day per field examiner charge (the “Audit Fee”) in respect of the periodic inspection of the Collateral required by the Agent in accordance with this Agreement and shall also pay on demand all out of pocket expenses incurred by the Agent in connection with any such inspection.

Letter of Credit and Guarantee Fee

22.5	BMUK agrees to pay (or procure that the relevant Borrower shall pay) to the Agent for account of the Issuer a fee (the “Letter of Credit and Guarantee Fee”) equal to 2.00% per annum of the face amount of each Letter of Credit or maximum contingent liability under each Guarantee issued by the Issuer, plus all out-of-pocket costs, fees and expenses incurred by the Issuer (other than where such fees, costs or expenses are indemnified pursuant to Clause 6.12.2 (Indemnity)) in connection with the application for, issue of, or amendment to any Letter of Credit or Guarantee, such Letter of Credit and Guarantee Fee to be calculated on the basis of a year of 365 days and actual days elapsed and to be payable monthly in arrears on the first day of each month following any month in which a Letter of Credit or Guarantee was issued and/or in which a Letter of Credit or Guarantee remains outstanding and, to the extent that it has been calculated by reference to a Letter of Credit or Guarantee denominated other than in sterling, shall be satisfied by payment of the sterling equivalent of the amount so calculated. Any out-of-pocket costs, fees and expenses incurred by the Issuer in connection with the application for, issue of, or amendment to any Letter of Credit or Guarantee shall be payable at the time of such application, issue or amendment.

Agency and Trustee Fees

22.6	BMUK shall pay to the Agent and the Security Trustee each for its own account the agency fees or, as the case may be, the trustee fees specified in the Fee Letter (2008). The full amount of such fees shall be deemed to have accrued due and become payable in full on the date specified in the Fee Letter (2008) but the Agent and the Security Trustee each agree, subject to Clause 29.3 (Effect of Termination), that such fees shall be paid in equal instalments as set out in the Fee Letter (2008).

Additional Monitoring and Administration Fee

22.7	Without prejudice to any other rights that the Agent, the Security Trustee or any of the Beneficiaries may have at such time under this Agreement or any other Finance Document, BMUK agrees that, upon the appointment of a receiver, administrator, administrative receiver, trustee, examiner or any other similar officer or office holder of any Obligor or of any or all of the assets of any Obligor or upon an order being made for the winding-up, liquidation or dissolution of any Obligor (the date of such event or occurrence being the “Insolvency Date”), BMUK shall become liable to pay forthwith to the Agent for its own account, an additional monitoring and administrative fee (the “Additional Monitoring and Administration Fee”) in an amount equal to one per cent. (1%) of the higher of (a) the aggregate total of all Accounts then due and owing from any Account Debtor to the Borrowers (as determined by the Agent by reference to the most recent information provided to it under Clause 15.2 (Provision of Financial Information) and Clause 16.4 (Covenants relating to the Collateral)) and (b) the Total Commitments, in each case, as at the Insolvency Date.

Termination Fee

22.8	On the date on which the Loans are finally repaid and each Letter of Credit or Guarantee is no longer outstanding, the Borrowers shall pay to the Agent, for the account of the applicable Receivables Purchaser, a termination fee in an aggregate amount equal to the lesser of (a) £10,000,000 and (b) each IDF Portfolio Loss.

23.	PRO RATA SHARING

Sharing Payments

23.1	If a Beneficiary (a “Recovering Beneficiary”) receives or recovers any amount from an Obligor other than in accordance with Clause 20 (Payments) and applies that amount to a payment due under the Finance Documents then:
23.1.1	the Recovering Beneficiary shall, within three business days, notify details of the receipt or recovery to the Agent;

23.1.2	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Beneficiary would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 20, without taking account of any tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

23.1.3	the Recovering Beneficiary shall, within three business days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery, less any amount which the Agent determines may be retained by the Recovering Beneficiary as its share of any payment to be made, in accordance with Clause 20.10 (Order of Distribution) .
Redistribution of payments

23.2	The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Beneficiaries (other than the Recovering Beneficiary) in accordance with Clause 20.10 (Order of Distribution).

Recovering Beneficiary’s rights

23.3
23.3.1	On a distribution by the Agent under Clause 23.2 (Redistribution of Payments) the Recovering Beneficiary will be subrogated to the rights of the Beneficiaries which have shared in the redistribution.

23.3.2	If and to the extent that the Recovering Beneficiary is not able to rely on its rights under sub-clause 23.3.1 above, the relevant Obligor shall be liable to the Recovering Beneficiary for a debt equal to the Sharing Payment which is immediately due and payable.
Reversal of redistribution

23.4	If any part of the Sharing Payment received or recovered by a Recovering Beneficiary becomes repayable and is repaid by that Recovering Beneficiary, then:
23.4.1	each Beneficiary which has received a share of the relevant Sharing Payment pursuant to Clause 23.2 (Redistribution of Payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Beneficiary an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Beneficiary for its proportion of any interest on the Sharing Payment which that Recovering Beneficiary is required to pay); and

23.4.2	that Recovering Beneficiary’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Beneficiary for the amount so reimbursed.
Exceptions

23.5	This Clause 23 (Pro Rata Sharing) shall not apply to the extent that the Recovering Beneficiary would not, after making any payment pursuant to this Clause 23 (Pro Rata Sharing), have a valid and enforceable claim against the relevant Obligor.

23.6	A Recovering Beneficiary is not obliged to share with any other Beneficiary any amount which the Recovering Beneficiary has received or recovered as a result of taking legal or arbitration proceedings, if:
23.6.1	it notified that other Beneficiary of the legal or arbitration proceedings; and

23.6.2	that other Beneficiary had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
24.	COSTS, EXPENSES AND STAMP DUTIES

Initial and Continuing Costs and Expenses

24.1	BMUK shall (or shall procure that an Obligor shall), from time to time on demand of the Agent, reimburse the Agent for all costs and expenses (including, without limitation, legal fees) together with VAT thereon incurred by it in connection with the negotiation, preparation, execution and administration of each of the Finance Documents and the completion of the transactions contemplated therein and/or any amendment, variation or novation of, supplement to, or waiver or consent in respect of, any of the Finance Documents, the cost of any appraisals, inspections, verifications and audits of the Collateral or Group’s operation the costs and expenses of forwarding loan proceeds, of the collection of all cheques and other items of payment, of the establishment and maintenance of any Receivables Account or other account and the costs and expenses of defending any claims made or threatened against the Agent arising out of the transactions contemplated hereby.

Enforcement Costs and Expenses

24.2	BMUK shall, from time to time on demand of the Agent, reimburse the Agent, the Security Trustee and each of the Lenders for all costs and expenses (including legal fees and a reasonable estimate of the allocable cost of in-house counsel and staff) together with VAT thereon incurred in or in connection with the termination of this Agreement or the preservation and/or enforcement of any of the rights of any of the Beneficiaries under any of the Finance Documents.

Stamp Duties

24.3	BMUK shall (or shall procure that an Obligor shall) pay all stamp, registration and other taxes to which any of the Finance Documents or any judgment given in connection with any of the Finance Documents is or at any time may be subject and shall, from time to time on demand of the Agent, indemnify the Agent and any other Beneficiaries against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

Provisions Relating to Payments

24.4	All payments to be made by BMUK (or any other Obligor) under this clause 24 shall be made whether or not any Loan is made or Letter of Credit or Guarantee is issued under this Agreement.

Indemnity by Lenders

24.5	If BMUK fails to perform any of its obligations under this Clause 24 (Costs, expenses and stamp duties), each Lender shall (i) in the proportion borne by its Outstandings to the aggregate of the Outstandings of all the Lenders; or (ii) if there are no Outstandings, in the proportion borne by its Commitment to the Total Commitments; or (iii) if there are no Outstandings and the Total Commitments have been cancelled at such time, in the proportion borne by its Commitment to the Total Commitments immediately before they were cancelled (in each case determined, and as at such time as may be specified, by the Agent), indemnify the Agent, the Security Trustee and the other Lenders against any loss incurred by any of them as a result of such failure (save for any failure caused by the gross negligence or wilful default of any such party) and BMUK shall forthwith reimburse each Lender for any payment made by it pursuant to this Clause 24.5 (Indemnity by Lenders).

25.	CALCULATIONS AND EVIDENCE OF DEBT

Basis of Calculation

25.1	Interest shall accrue from day to day and shall be calculated in the case of sterling on the basis of a year of 365 days (or, in the case of dollars or euros, 360 days or, in any case where market practice differs, in accordance with market practice) and the actual number of days elapsed (not counting within any Interest Period the last day of that Interest Period). If the basis of accrual of interest or any other amount expressed in this Agreement in respect of sterling shall be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest or any other amount in respect of euro, such expressed basis shall be replaced by such convention or practice with effect from the date (if any) of conversion of sterling into euro in accordance with EMU legislation.

Failure to Supply Quotations

25.2	In on any occasion a Reference Bank or a Lender fails to supply the Agent with a quotation required of it under any provision of this Agreement, the rate for which such quotation was required shall be determined from those quotations which are supplied to the Agent.

Loan Accounts

25.3	Each Lender shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it under this Agreement.

Control Account

25.4	The Agent shall maintain on its books a control account or accounts in which shall be recorded (i) the amount of any Loan or unpaid sum made or arising under this Agreement and each Lender’s share in such Loan or unpaid sum, (ii) the amount of all principal, interest and other sums due or to become due from each Borrower to each of the Lenders under this Agreement and each Lender’s share in each such amount and (iii) the amount of any sum received or recovered by the Agent under this Agreement and each Lender’s share in such amount.

Lenders’ Books and Records.

25.5	Each Obligor agrees that the Agent’s and the Lenders’ books and records showing all amounts from time to time lent by and owing to any of them under this Agreement and the transactions pursuant to this Agreement and the other Finance Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute prima facie proof thereof (in the absence of manifest error), irrespective of whether any such obligations are also evidenced by any other instrument.

Monthly Statements

25.6	The Agent will provide to BMUK a monthly statement of Loans, payments and other transactions pursuant to this Agreement. Such statement shall be deemed correct, accurate, and binding on the Obligors and as an account stated (except for reversals and reapplications of payments made as provided in Clause 20.7 (Refunding of Payments) and corrections of errors).

Certificates

25.7	A certificate by the Agent or any other Finance Party as to any sum payable by it under this Agreement or any other Finance Document shall, in the absence of manifest error, be conclusive for the purposes of this Agreement and such Finance Documents and prima facie evidence in any legal action or proceedings arising out of or in connection with this Agreement or any other Finance Documents.

Value Added Tax

25.8	All consideration (including interest and fees) payable under a Finance Document by the Borrower to a Beneficiary shall be deemed to be exclusive of any VAT. If VAT is chargeable, the Borrower shall pay to the Beneficiary (in addition to and at the same time as paying the consideration) an amount equal to the amount of that VAT. Where a Finance Document requires the Borrower to reimburse a Beneficiary for any costs or expenses, the Borrower shall also at the same time pay and indemnify that Finance Party against all VAT incurred by that Finance Party in respect of the costs and expenses.

26.	THE AGENT, THE ARRANGER, THE SECURITY TRUSTEE AND THE LENDERS

Appointment

26.1	Each Lender, the Arranger and the Security Trustee hereby appoints the Agent to act as its agent in connection with this Agreement and the Agent and each of the Lenders hereby appoints the Security Trustee to act as its trustee under and in relation to the Security Documents pursuant to this Agreement and to hold the Trust Property as trustee for the Beneficiaries on the trusts and other terms contained in the Security Documents and each Beneficiary hereby irrevocably authorises the Agent and the Security Trustee to exercise such rights, powers and discretions as are specifically delegated to the Agent or, as the case may be, the Security Trustee by the terms of this Agreement and the Security Documents together with all such rights, powers and discretions as are reasonably incidental thereto provided that the Agent may not begin any legal action or proceeding in the name of a Lender without its consent.

Role of the Arranger

26.2	Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other party under or in connection with any Finance Document.

Relationships

26.3	The Agent in its capacity as such is agent for the Security Trustee and the Lenders and shall not in any respect be the agent of any Borrower by virtue of this Agreement. Nothing in this Agreement shall constitute the Agent or the Arranger a trustee or fiduciary for the Security Trustee, any Lender, any Borrower or any other person.

Rights of the Agent and the Security Trustee

26.4	Each of the Agent and the Security Trustee may:
26.4.1	assume that any representation made by any Obligor in connection with any of the Finance Documents is true, that no Event of Default has occurred and that no Obligor is in breach of or default under its obligations under any of the Finance Documents, in each such case unless it has actual knowledge or actual notice to the contrary;

26.4.2	assume that the Facility Office of each Lender is that set out under its name at the end of this Agreement or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee or, in the case of a Lender which is an assignee or other successor of another Lender or former Lender, the office notified to the Agent by the assignee or other successor on or before the date it becomes a Lender or, if the Agent has been notified by any Lender of any change to its Facility Office in accordance with the terms of this Agreement, that last notified to the Agent;

26.4.3	engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

26.4.4	rely as to any matters of fact which might reasonably be expected to be within the knowledge of an Obligor upon a certificate signed by or on behalf of that Obligor;

26.4.5	rely upon any communication, certificate, legal opinion or other document believed by it to be genuine;

26.4.6	refrain from exercising any right, power or discretion vested in it as agent or, as the case may be, as trustee under any of the Finance Documents unless and until instructed by the Majority Lenders as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised and shall in all cases be fully protected when acting, or refraining from acting, in accordance with instructions from the Majority Lenders;

26.4.7	refrain from acting in accordance with any instructions of the Majority Lenders to protect or enforce the rights of any person under any of the Finance Documents until it has been indemnified (or received confirmation that it will be so indemnified) and/or secured to its satisfaction against any and all costs, losses, expenses (including legal fees) and liabilities which it will or may expend or incur in complying with such instructions;

26.4.8	retain for its benefit and without liability to account any fee or other sum receivable by it for its own account;

26.4.9	accept deposits, lend money to, provide any advisory or other services to or engage in any kind of banking or other business with any Group Company and, in each case, may do so without liability to account.
Obligations of the Agent and the Security Trustee

26.5	Each of the Agent and the Security Trustee shall:
26.5.1	promptly (or otherwise in accordance with the terms hereof) advise each Lender of the contents of any notice or document received by it from any Obligor under any of the Finance Documents in its capacity as Agent or, as the case may be, Security Trustee, except that details of any such communication relating to a particular Lender shall be advised to that Lender only;

26.5.2	promptly notify each Lender of the occurrence of any Event of Default or any default by any Obligor in the due performance of or compliance with its obligations under any of the Finance Documents of which the Agent or, as the case may be, the Security Trustee has actual knowledge or actual notice;

26.5.3	subject to the foregoing provisions of this Clause 26 (The Agent, the Arranger, the Security Trustee and the Lenders), (in the case of the Agent) act as agent under this Agreement or (in the case of the Security Trustee) act as trustee for the Beneficiaries in accordance with any instructions given to it by the Majority Lenders or as this Agreement may require and shall be fully protected in so doing. Unless expressly provided otherwise in a Finance Document, any instructions given by the Majority Lenders shall be binding on each of the Beneficiaries;

26.5.4	if so instructed by the Majority Lenders, refrain from exercising any right, power or discretion vested in it in its capacity as Agent (under this Agreement) or in its capacity as Security Trustee (under the Finance Documents);

26.5.5	have only those duties, obligations and responsibilities, which it is hereby acknowledged in the case of the Agent are only of a mechanical and administrative nature, expressly specified in each of the Finance Documents to which it is a party.

Exoneration

26.6	None of the Agent, the Arranger or the Security Trustee nor any of their respective personnel or agents shall be:
26.6.1	responsible for the adequacy, accuracy, completeness or reasonableness of any representation, warranty, statement, projection, assumption or information in any information memorandum or similar document prepared in connection with any proposed syndication of the Facilities, any Finance Document or any notice or other document delivered under or in connection with any Finance Document;

26.6.2	responsible for the execution, delivery, validity, legality, adequacy, enforceability or admissibility in evidence of any Finance Document or any such notice or other document;

26.6.3	obliged to enquire as to the occurrence or continuation of a Default or Event of Default or the performance or compliance by any Obligor with its obligations under any Finance Documents;

26.6.4	bound to account to any person for any sum or the profit element of any sum received by it for its own account;

26.6.5	bound to disclose to any other person any information relating to any Obligor or any Group Company, if such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any person.
Credit Assessment

26.7	Each Lender confirms that it has itself been, and will continue to be, solely responsible for making its own independent investigation and appraisal of the business and operations, financial condition, prospects, creditworthiness, status and affairs of each Borrower, each other Obligor and each Group Company or any other person and has not relied, and will not at any time rely, on the Agent, the Security Trustee or any other Lender:
26.7.1	to check or enquire on its behalf into the adequacy, accuracy, completeness or reasonableness of any representation, warranty, statement, projection, assumption or information provided by any Obligor or any other person under or in connection with any Finance Document or the transactions contemplated in any Relevant Agreement (whether or not such information has been or is at any time hereafter circulated to it by the Agent or the Security Trustee including any contained in any information memorandum or similar document prepared in connection with any proposed syndication of the Revolving Facility); or

26.7.2	to assess or keep under review on its behalf the business and operations, financial condition, prospects, creditworthiness, status or affairs of any Borrower, other Obligor or Group Company or any other person.
The Agent and the Security Trustee as Lenders

26.8	The Agent and the Security Trustee shall each have the same rights and powers with respect to its Commitment and Outstandings (if any) as any other Lender and may exercise those rights and powers as if it were not also acting as the Agent or, as the case may be, the Security Trustee.

Indemnity

26.9	Each Lender agrees that it shall, from time to time on demand of the Agent and/or Security Trustee, indemnify the Agent and/or Security Trustee (to the extent not reimbursed by BMUK or any other Obligor and without prejudice to any liability of the Borrower under this Agreement) (i) in the proportion borne by its Outstandings to the aggregate of the Outstandings of all the Lenders; or (ii) if there are no Outstandings, in the proportion borne by its Commitment to the Total Commitments; or (iii) if there are no Outstandings and the Total Commitments have been cancelled at such time, in the proportion borne by its Commitment to the Total Commitments immediately before they were cancelled (in each case determined, and as at such time as may be specified, by the Agent), against all costs, claims, expenses (including legal fees) and liabilities which it may sustain or incur in connection with this Agreement or the performance of its obligations and responsibilities under this Agreement save to the extent that they are sustained or incurred by reason of the gross negligence or wilful misconduct of the Agent or the Security Trustee or any of its personnel or agents and BMUK shall (or shall procure that an Obligor shall) forthwith reimburse each Lender for any payment made by it pursuant to this Clause 26.9 (Indemnity).

Resignation

26.10

Resignation
26.10.1	Each of the Agent and the Security Trustee may following consultation with BMUK and the Lenders resign its appointment under any of the Finance Documents at any time by giving not less than thirty days’ notice in writing to that effect to each of the other parties to this Agreement provided that such resignation shall not become effective until a successor to the Agent or, as the case may be, the Security Trustee has been appointed and accepted its appointment in accordance with the following provisions of this Clause 26.10 (Resignation) and, in the case of the Security Trustee, all necessary documents have been entered into to ensure that the benefit of the Security Documents is held by such successor.
Appointment of Successor
26.10.2	If the Agent or, as the case may be, the Security Trustee gives notice of its resignation the Majority Lenders may appoint a successor. If the Majority Lenders have not within sixty days after such notice of resignation appointed a successor to the Agent or, as the case may be, the Security Trustee (which shall, in either such case, be a reputable and experienced bank with an office in London) which shall have accepted such appointment, the retiring Agent or, as the case may be, Security Trustee shall have the right to appoint such a successor itself.
Discharge
26.10.3	If a successor to the Agent or, as the case may be, Security Trustee is appointed under the provisions of this Clause 26.10 (Resignation) then the retiring Agent or, as the case may be, retiring Security Trustee shall be discharged from any further obligations under the Finance Documents but shall remain entitled to the benefit of the provisions of this Clause 26 (Resignation) and its successor and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party to this Agreement.

Disclosure
26.10.4	The retiring Agent or, as the case may be, Security Trustee, shall make available to its successor such documents and records and provide such assistance as the successor may reasonably request for the purpose of performing its functions under the Finance Documents. Notwithstanding any provision in any Finance Document to the contrary, neither the Agent nor the Security Trustee shall be obliged to disclose to any person any confidential or other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or fiduciary duty.
27.	TRUSTEE PROVISIONS

Declaration of Trust

27.1	The Security Trustee shall hold the Trust Property in trust for the benefit of the Beneficiaries on the terms and subject to the conditions set out in this Agreement and the terms of the other Finance Documents. Each Beneficiary hereby confirms its approval of the Finance Documents and any security created or to be created pursuant thereto and hereby authorises, empowers and directs the Security Trustee (by itself or such person(s) as it may nominate) to execute and enforce the same as trustee (and whether or not expressly in the Beneficiaries’ names) on its behalf.

Perpetuity Period

27.2	The perpetuity period under the rule against perpetuities (if applicable) shall be the period of eighty years from the date of this Agreement.

Sums Received by the Security Trustee

27.3	Pending distribution under Clause 27.4 (Application of Sums Received), the Security Trustee shall, if reasonably practicable, place any sum received, recovered or held by it in respect of the Trust Property in an interest bearing suspense account with a bank or financial institution in the name of or under the control of the Security Trustee. The interest paid on such account shall be credited to the relevant account.

Application of Sums Received

27.4	Subject to the other provisions of this Clause 27 (Trustee Provisions), the Security Trustee shall apply all amounts standing to the credit of any account referred to in Clause 27.3 (Sums Received by the Security Trustee) and any other amounts realised pursuant to the exercise of any rights or powers it might have pursuant to any of the Security Documents:
27.4.1	first, in the payment of any costs, charges and expenses of or incidental to the appointment of any Receiver pursuant to the Security Documents, the payment of his remuneration and the payment and discharge of any other Expenses incurred by or on behalf of the Receiver;

27.4.2	secondly, in or towards payment of any debts or claims which are by statute payable in preference to the Secured Obligations but only to the extent to which such debts or claims have such preference;

27.4.3	thirdly, in or towards payment and discharge pro rata of any Secured Obligations then due, owing or incurred to the Security Trustee, in its capacity as Security Trustee (and not in any other capacity) for its own account; and

27.4.4	fourthly, in payment to the Agent to be applied by the Agent in or towards payment and discharge of the balance of the Secured Obligations (if any) in accordance with the provisions of Clause 20.10 (Order of Distribution) provided that, when distributing sums in accordance with this Clause 27.4 (Application of Sums Received), the Security Trustee will treat any contingent liability as an actual liability and distribute to the party entitled thereto accordingly. Any such party receiving sums in respect of a contingent liability shall place such sums on deposit with such bank (not being a bank entitled to exercise any right of set-off or combination or consolidation of accounts or having the benefit of any encumbrance over such deposit) and on such terms as the Security Trustee may approve and, if such contingent liability shall fail to mature, shall return such sums (together with any interest earned thereon) to the Security Trustee for distribution in accordance with the terms of this Clause 27.4 (Application of Sums Received).
Security Trustee’s Sole Right to Appropriate
27.5	No Obligor shall have the right to appropriate any payment to, or other sum received, recovered or held by, the Security Trustee in or towards payment of any particular part of the Secured Obligations and the Security Trustee shall have the exclusive right to appropriate any such payment or other sum as provided in this Clause 27 (Trustee Provisions).

Timing of Distribution

27.6	Distributions by the Security Trustee shall be made at such times as the Security Trustee in its absolute discretion determines to be as soon as is reasonably practicable, having regard to all relevant circumstances, and the Security Trustee shall have no liability whatsoever for any loss or damage which any Beneficiary might sustain as a consequence of the timing of any such distribution.

Date for Calculation of Secured Obligations

27.7	For the purpose of any distribution by the Security Trustee, the Security Trustee may, by notice to the Beneficiaries, fix a date (being not earlier than the date of such notice) as at which the amount of the Secured Obligations are to be calculated.

Certificate from Beneficiary

27.8	For the purposes of determining the amount of any payment to be made to any Beneficiary pursuant hereto the Security Trustee shall be entitled to call for and rely upon (and it is the intention of the parties that the Security Trustee shall rely upon) a certificate from the relevant Beneficiary of the amount and nature of any amount due, owing or incurred to the relevant Beneficiary at the date fixed by the Security Trustee for such purpose and as to such other matters as the Security Trustee may deem necessary or desirable to enable it to make a distribution.

Mistaken Payments

27.9	If the Security Trustee makes any distribution contrary to any of the provisions of this clause 27 or any distribution made by it otherwise transpires to have been invalid or the Security Trustee and the person receiving such distribution agree that it should be refunded, the recipient shall, to the extent that no charge is thereby created, hold the proceeds of that distribution on trust to repay to the Security Trustee forthwith on demand. If the trust imposed by this Clause 28.9 (Mistaken Payments) cannot be given effect to for whatever reason, including the possible creation thereby of a charge, the relevant recipient shall, if and when so requested by the

Security Trustee, pay an amount equal to the proceeds of that distribution required to be held on trust to the Security Trustee.

Supplement to Trustee Acts 1925 & 2000

27.10	By way of supplement to the Trustee Acts 1925 & 2000 it is expressly declared as follows:

Experts
27.10.1	the Security Trustee may, in relation to the Security Documents, act or rely upon the opinion or advice of, or any information obtained from, any lawyer, valuer, surveyor, broker, auctioneer, accountant or other expert commissioned by the Security Trustee and shall not be responsible to anyone for any loss or damage occasioned by so acting or relying. Any such opinion, advice or information may be sent or obtained by letter, fax, e-mail or otherwise and the Security Trustee will not be liable to anyone for acting in good faith on any opinion, advice or information purporting to be conveyed by such means even if it contains some error or is not authentic or validly signed;
Certificate of BMUK
27.10.2	the Security Trustee may call for and may accept as sufficient evidence a certificate of BMUK signed by any director of BMUK to the effect that any particular dealing, transaction, step or thing is, in the opinion of such director, suitable or expedient or as to any other fact or matter upon which the Security Trustee may, in the exercise of any of its rights, powers or duties hereunder, require to be satisfied and the Security Trustee need not call for further evidence and will not be responsible to anyone for any loss or damage occasioned by acting on any such certificate;
Interpretation of Security Documents
27.10.3	the Security Trustee (as between itself and each of the Beneficiaries) shall have full power to determine in good faith all questions and doubts arising in relation to any of the provisions of the Security Documents and every such determination, whether made upon such a question actually raised or implied in the acts or proceedings of the Security Trustee, shall be conclusive and shall (save for manifest error) bind the Security Trustee and each Beneficiary;
Title
27.10.4	the Security Trustee shall accept without enquiry, requisition, objection or investigation such title as any Borrower (or, as the case may be, any Obligor) has to the Trust Property to the intent that the Security Trustee shall not in any way be responsible for its inability to exercise any of its rights or powers or duties hereunder or for any loss or damage thereby occasioned;
Perfection of security
27.10.5	the Security Trustee shall not be liable for any failure, omission or defect in perfecting any security created or purported to be created by or pursuant to any of the Security Documents including (without prejudice to the generality of the foregoing):
(a)	failure to obtain any licence, consent or other authority for the execution, delivery, validity, legality, adequacy, performance, enforceability or admissibility in evidence of any of the Security Documents or any other document;

(b)	failure to effect or procure registration of or otherwise protect any security created or purported to be created by or pursuant to any of the Security Documents or any other document by registering under any applicable registration laws in any territory, any notice, caution or other entry prescribed by or pursuant to the provisions of the said laws;

(c)	failure to take or require any of the Obligors to take any steps to render the security created or purported to be created by or pursuant to any of the Security Documents effective as regards any property outside England and Wales or to secure the creation of any ancillary charge under the laws of any territory concerned; or

(d)	failure to call for delivery of documents of title to or require transfers, legal mortgages, charges or other further assurances in relation to any of the Trust Property;
Acts and omissions
27.10.6	the Security Trustee shall not in fulfilling its duties and discharging its responsibilities as Security Trustee be liable or responsible for any loss or damage which may result from anything done or omitted to be done by it in accordance with the provisions of the Security Documents;
Compliance with laws
27.10.7	the Security Trustee may refrain from doing anything which would or might in its opinion be contrary to any law of any jurisdiction or any regulation or which would or might otherwise render it liable to any person and may do anything which is, in its absolute discretion, necessary to comply with any such law or regulation;
Deposit of Security Documents
27.10.8	the Security Trustee shall be at liberty to place all title deeds and other documents certifying, representing or constituting the title to any of the Trust Property for the time being in its hands in any safe deposit, safe or receptacle selected by the Security Trustee or with any bankers or banking company (including the Security Trustee or the Agent or any of the other Beneficiaries) or company whose business includes undertaking the safe custody of documents or solicitors or firm of solicitors, may pay all reasonable sums required to be paid on account of or in respect of such deposit and may make any such arrangements as it thinks fit for allowing any of the Obligors or their respective lawyers or auditors access to or possession of such title deeds and other documents when necessary or convenient and the Security Trustee shall not be responsible for any loss incurred in connection with any such deposit, access or possession;
Use of Nominees
27.10.9	any investment of any part or all of the Trust Property may, at the discretion of the Security Trustee, be made or retained in the names of nominees;
Delegation
27.10.10	the Security Trustee may, whenever it thinks fit, delegate by power of attorney or otherwise to any person or persons, or fluctuating body of persons, all or any of the rights, powers, authorities and discretions vested in it by any of the Finance

Documents and such delegation may be made upon such terms and subject to such conditions (including the power to sub-delegate) and subject to such regulations as it may think fit and it shall not be bound to supervise, or to be in any way responsible for any loss, liability, costs, charges or expenses incurred by reason of any misconduct or default on the part of, any such delegate or sub-delegate (other than as a result of its gross negligence or wilful misconduct); and
Insurance
27.10.11	without prejudice to any other provision of any of the Finance Documents, the Security Trustee shall not be under any obligation to insure any of the Trust Property or to require any other person to maintain any such insurance and shall not be responsible for any loss or damage which may be suffered by any person as a result of the lack of or inadequacy or insufficiency of any such insurance.
Registration as Joint Proprietor
27.11	Each of the Beneficiaries hereby confirms and agrees that it does not wish to be registered as the joint proprietor of any mortgage or charge created pursuant to any Finance Document and accordingly authorises the Security Trustee to hold such mortgage or charge in its sole name as agent and trustee for the Beneficiaries and hereby requests the Land Registry to register the Security Trustee as the sole proprietor of any such mortgage or charge.

Relationship with the Beneficiaries

27.12	The Security Trustee shall, for the purposes of the Finance Documents, be entitled to deal with each of the Beneficiaries by dealing exclusively with the Agent.

Indemnity Provisions

27.13	The Security Trustee and every attorney, agent or other person appointed by it under any of the Finance Documents may indemnify itself or himself out of the Trust Property against all claims, demands, liabilities, proceedings, costs, fees, charges, losses and expenses incurred by any of them in relation to or arising out of the taking or holding of the Trust Property, the exercise or purported exercise of the rights, trusts, powers and discretions vested in any of them or any other matter or thing done or omitted to be done in connection with any of the Finance Documents or pursuant to any law or regulation (otherwise than as a result of its gross negligence or wilful misconduct). Any appointee referred to above may enjoy the benefit and enforce the terms of this Clause 27.13 (Indemnity Provisions) in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

Appointment of Additional Security Trustees

27.14	The Security Trustee may at any time appoint any person (whether or not a trust corporation) to act either as a separate trustee or as a co-trustee jointly with it (i) if it considers such appointment to be in the interests of the Beneficiaries or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Trustee deems relevant for the purposes hereof and the Security Trustee shall give prior notice to the Obligors of any such appointment. Any person so appointed shall (subject to the provisions of the Finance Documents) have such powers, authorities and discretions and such duties and obligations as shall be conferred or imposed on such person by the instrument of appointment and shall have the same rights, powers, discretions and benefits under the Finance Documents as the Security Trustee. Save where the contrary is indicated or unless the context otherwise requires any reference in the Finance Documents to the Security Trustee shall be construed as a reference to the Security Trustee and each such separate trustee and co-trustee. The Security Trustee shall have power in like manner to remove any person so appointed. Such remuneration as the Security Trustee may pay to any person so appointed, and any costs, charges and expenses incurred by such person in performing its functions pursuant to such appointment, shall for the purposes hereof be treated as costs, charges and expenses incurred by the Security Trustee in performing its function as trustee hereunder.

28.	ASSIGNMENTS AND TRANSFERS

Benefit of Agreement

28.1	This Agreement shall be binding upon and enure to the benefit of each of the parties to it, any Transferee which becomes a party to it pursuant to a Transfer Certificate and each of their respective successors and assigns.

Assignments and Transfers by an Obligor

28.2	No Obligor shall be entitled to assign or transfer all or any of its rights or obligations under this Agreement.

Assignments and Transfers by Lenders
28.3
28.3.1	Any Lender may at any time with the prior written consent of the Agent and after consultation with BMUK but without the prior written consent of BMUK or any other party to this Agreement assign all or any of its rights under this Agreement to any bank or financial institution which is a Qualifying Lender or transfer in accordance with Clause 28.4 (Transfer Certificate) all or any of its rights and obligations under this Agreement to any such Qualifying Lender.

28.3.2	If any Lender assigns all or any of its rights under this Agreement in accordance with Clause 28.3.1 then, unless and until the assignee has agreed with the Agent, the Security Trustee and the other Lenders that it shall be under the same obligations towards each of them as it would have been under if it had been a party to this Agreement, the Agent, the Security Trustee and the other Lenders shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been a party to this Agreement.
Transfer Certificate
28.4	If any Lender wishes to transfer all or any of its rights and obligations under this Agreement in respect of the whole or any part of any Commitment in respect of the Revolving Facility and/or its Outstandings as contemplated in Clause 28.3.1, then such transfer may be effected by the delivery to the Agent of a duly completed and duly executed Transfer Certificate but only if it relates to its Commitment and/or its Outstandings in respect of all the Facilities in which it is participating at that time. Subject to Clause 28.5 (Acceptance and Delivery of Transfer Certificates), the Agent shall, on receipt of such certificate, countersign it and subject to the terms of that Transfer Certificate and on the date specified in that Transfer Certificate:
28.4.1	each Obligor and the relevant Lender shall, to the extent provided in such Transfer Certificate, each be released from further obligations to each other under this Agreement and their respective rights against each other shall be cancelled (such rights and obligations being referred to in this Clause 28 (Assignments and Transfers) as “discharged rights and obligations”);

28.4.2	each Obligor and the Transferee party to the relevant Transfer Certificate shall each assume obligations towards, and acquire rights from, each other which differ from the discharged rights and obligations only insofar as such Obligor and the Transferee have assumed and acquired the same in place of such Obligor and that Lender;

28.4.3	the Transferee and the other parties to this Agreement (other than the Obligor) shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party to this Agreement as a Lender with the rights and obligations acquired or assumed by it as a result of such transfer (and, to that extent, the transferor Lender and such other parties shall each be released from further obligations to each other).
Acceptance and Delivery of Transfer Certificates
28.5	The Agent shall not be obliged to accept any Transfer Certificate received by it under this Agreement on any day on or after the receipt by it of a Utilisation Notice and prior to the making of the relative Loan or issue of the relevant Letter of Credit or Guarantee. Further, the Agent shall not be obliged to accept a Transfer Certificate unless the Lender delivering that Transfer Certificate has also delivered to the Agent and the Receivables Purchaser a duly signed and dated substitution certificate (as provided for in the funding agreement to be entered into between the Lenders and the Receivables Purchaser) in connection with the Invoice Discounting Agreements in form and substance satisfactory to the Agent and the Receivables Purchaser pursuant to which it agrees, amongst other things, to participate through its Facility Office in all Prepayments and other payments to be made by the Receivables Purchaser under the applicable Invoice Discounting Agreement in the proportion which its Commitment bears to the Total Commitments immediately prior to the making of such Prepayments or other payment. Subject thereto the Agent shall promptly deliver a copy of any Transfer Certificate received by it to BMUK.
Reliance on Transfer Certificates
28.6	The Agent shall be fully entitled to rely on any Transfer Certificate delivered to it in accordance with the provisions of this Clause 28 (Assignments and Transfers) which is complete and regular on its face as regards its contents and purportedly signed on behalf of the Lender and the Transferee and shall have no liability or responsibility to any party as a consequence of placing reliance on and acting in accordance with any such Transfer Certificate.
Register of Assignments, Transfers and Fees
28.7
Register
28.7.1	The Agent shall (on behalf of the Lenders) maintain at its address for the service of notices as specified in Clause 32 (Notices) a register in which the Agent shall, as soon as practicable following the date of this Agreement and thereafter on each business day following receipt by it of any Transfer Certificate duly completed in accordance with the provisions of this Clause 28 (Assignments and Transfers) or any certificate signed on behalf of each Lender assigning any of its rights hereunder and the person to whom such rights are to be assigned (provided the provisions of Clause 28.3 (Assignments and Transfers by Lenders) have been complied with) and in each such case incorporating the administrative details of the Transferee or assignee, record (where appropriate in place of the corresponding details relating to the transferor or assigning Lender) the names, interests and administrative details from time to time of the Lenders having rights and/or obligations under this Agreement. The Agent shall make the register available for inspection by any party to this Agreement during normal banking hours upon receipt by the Agent of reasonable prior notice to that effect.
Fees
28.7.2	On the date upon which the transfer or assignment takes effect in accordance with the terms of this Agreement and, as the case may be, any Transfer Certificate or assignment documents, the Transferee named in the Transfer Certificate or the relevant assignee shall pay to the Agent for its own account a transfer fee of £2000.
Change of Facility Office
28.8	Any Lender may at any time change its Facility Office in relation to its Commitment and/or Outstandings by notifying the Agent of the address and fax details of such new office.

Disclosure of Information

28.9	The Agent, the Security Trustee or any Lender may (on a confidential basis) disclose to any actual or potential assignee, Transferee, sub-participant or other person who may otherwise enter into or be proposing to enter into contractual relations with the Agent, the Security Trustee or such Lender (as the case may be) in relation to this Agreement such information about any Borrower, any other Obligor or any other person as it thinks fit.

Increased Payments following Assignment or Transfer

28.10	If at the time of, or immediately after, any assignment or transfer by a Lender or any change in its Facility Office, circumstances are such that any Obligor would be obliged to pay to an assignee, Transferee (or, in the case of a change of Facility Office, the relevant Lender) under Clause 10 (Taxes) or 11 (Increased Costs) any sum in excess of the sum (if any) which it would have been obliged to pay to that Lender under the relevant clause in the absence of that assignment, transfer or change, that Obligor shall not be obliged to pay that excess.

29.	TERM AND TERMINATION

Expiry of Agreement

29.1	This Agreement shall expire on the Termination Date unless earlier terminated in accordance with the terms of this Agreement.

Rights to Terminate

29.2	BMUK may terminate this Agreement at any time prior to the Termination Date if:
29.2.1	it gives the Agent sixty (60) days prior written notice of termination;

29.2.2	it has paid and performed in full all its obligations hereunder on or prior to the effective date of termination; and

29.2.3	it pays the Agent, on or prior to the effective date of termination, and in addition to any other prepayment premium required hereunder and any amounts required by Clauses 19.1 (General Indemnities) and 19.2 (Break Costs):
(a)	0.75% of the aggregate on such date of the Maximum Revolving Credit Line, if such termination is made on or prior to the first Anniversary Date;

(b)	0.5% of the aggregate on such date of the Maximum Revolving Credit Line, if such termination is after the first Anniversary Date but on or prior to the second Anniversary Date; and

(c)	0.25% of the aggregate on such date of the Maximum Revolving Credit Line, if such termination is at any time after the second Anniversary Date but on or prior to the date falling two months before the third Anniversary Date.
PROVIDED THAT no fee shall be payable under this Clause 29.2.3 if this Agreement is terminated by the Revolving Facility being refinanced through a securitisation arranged by Bank of America, National Association.
Effect of Termination
29.3	Upon the effective date of termination of this Agreement for any reason whatsoever, the Loans, all unpaid accrued interest or fees and any other sum then payable under this Agreement shall become immediately due and payable, the Commitment and the Available Commitment of each Lender shall be reduced to nil and each relevant Borrower shall immediately arrange for the cancellation of each Guarantee or Letter of Credit then outstanding and shall deposit with the Security Trustee with respect thereto a Supporting Letter of Credit or cash in the same manner as contemplated in Clause 6.14 (Supporting Letter of Credit; Cash Collateral). Notwithstanding the termination of this Agreement, until all such sums are paid and performed in full, the Agent and the Lenders shall retain all their rights and remedies hereunder and under all other Finance Documents.
30.	AMENDMENTS, WAIVERS AND REMEDIES

Amendments
30.1	Subject to the proviso to this Clause 30.1 (Amendments), the Agent may if authorised by the Majority Lenders in writing (or to the extent expressly authorised by the other provisions of this Agreement or any other document entered into pursuant to this Agreement) on behalf of the Lenders amend or vary the terms of or waive breaches of or defaults under, or otherwise excuse performance of any provision of, or grant consents under, this Agreement or any such other document. Any amendment, variation, waiver, release or consent authorised under this Clause 30.1 (Amendments) and which is effected by the Agent must be in writing and may be given subject to such conditions as the person giving it may specify and shall be binding on all the parties to this Agreement and the Agent shall be under no liability in respect thereof provided that the consent of all the Lenders in writing shall be required in respect of:
30.1.1	any increase in the Total Commitments or change in the Termination Date;

30.1.2	any extension of the date for, or alteration in the amount or currency of, any payment of principal, interest, fee or other amounts payable under this Agreement;

30.1.3	any change in the rate at which interest is payable under this Agreement;

30.1.4	the definition of “Majority Lenders”;

30.1.5	any release or deferment of the granting or perfecting of an encumbrance or any of the Collateral except in connection with any permitted disposal of Equipment or any disposal permitted under Clause 16.3.2 (Disposals)) or any Security Interest or any guarantee or similar undertaking provided by any person;

30.1.6	this Clause 30.1 (Amendments),
and, in respect of a Bank Product, the consent of BofA and the other party to that Bank Product alone shall be required in respect of any amendment, variation, waiver, release or consent in respect of that Bank Product.
Waivers
30.2	No failure to exercise, nor any delay in exercising, on the part of the Agent, the Security Trustee or any Lender, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise of such right or remedy or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
31.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction:
(a)	it shall be ineffective only to that extent, without invalidating the remainder of such Finance Document(s); and

(b)	neither the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired thereby.
32.	NOTICES

General
32.1	Any demand, notice or other communication or document to be made or delivered under or in connection with the Finance Documents shall be made or delivered by fax or otherwise in writing and shall be treated as having been served if served in accordance with Clause 32.2 (Mode of Service). Each demand, notice, communication or other document to be made on or delivered to any party to the Finance Documents may (unless that other person has by 10 business days’ written notice to the other specified another address or fax number) be made or delivered to that other person at its registered office or the address or fax number (if any) set out under its name at the end of this Agreement or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee or, in the case of a Lender which is an assignee or other successor of another Lender or former Lender, as notified to the Agent by the assignee or other successor on or before the date it became a Lender.

Mode of Service
32.2	Any demand, notice, communication or other document to be made or delivered from or to an Obligor shall be delivered to, by or through the Agent. Subject thereto, service of any demand, notice or other communication or document to be made or delivered under the Finance Documents may be made:
32.2.1	by leaving it at the address for service referred to in Clause 32.1 (General);

32.2.2	by sending it by pre-paid first class letter (or by airmail if to or from an address outside the United Kingdom) through the post to the address for service referred to in Clause 32.1 (General); or

32.2.3	by fax to the fax number of the recipient and so that any fax shall be deemed to be in writing and, if it bears the signature of the server or its authorised representative or agent, to have been signed by or on behalf of the server.
Deemed Service
32.3
32.3.1	Any notice or other communication or document from an Obligor (or Idea on its behalf) shall be irrevocable and shall not be effective until its actual receipt by the Agent. Any other notice, demand or other communication or document shall be served or treated as served at the following times:
(a)	in the case of service personally or in accordance with Clause 32.2.1, at the time of such service;

(b)	in the case of service by post, at 9.00 a.m. on the working day next following the day on which it was posted or, in the case of service to or from an address outside the United Kingdom, at 9.00 a.m. on the fourth day following the day on which it was posted; and

(c)	in the case of service by fax, if sent before 9.00 am on a working day, at 11.00 a.m. on the same day, if sent between 9.00 a.m. and 5.30 p.m. on a working day, two hours after the time of such sending or, if sent after 5.30 p.m. on a working day or on a day other than a working day, at 9.00 a.m. on the next following working day.
32.3.2	For the purposes of this Clause 32 (Notices) the term “working day” shall mean a day (other than a Saturday or Sunday) upon which the recipient of any demand, notice, communication or other document is normally open for business in the country of its address for service referred to in Clause 32.1 (General) and references to any time of day shall be construed as references to the time of day on such working day in that country.
Proof of Service

32.4	In proving service of any demand, notice, communication or other document served:
32.4.1	by post, it shall be sufficient to prove that such demand, notice, communication or other document was correctly addressed, full postage paid and posted; and

32.4.2	by fax, it shall be sufficient to prove that the fax was followed by such machine record as indicates that the entire fax was sent to the relevant number.
33.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

34.	DUTCH PARALLEL DEBT

Without prejudice to the provisions of this Agreement and for the purpose of ensuring and preserving the validity and continuity of the security rights granted and to be granted by any of the Obligors under or pursuant to the Security Documents, each of the Beneficiaries hereby acknowledges and consents to BMEBV and to any other Obligor incorporated or established under the laws of the Netherlands (each, a “Dutch Obligor”) that are at any time party to any Security Document, undertaking to pay to Bank of America, National Association, acting in its capacity as Security Trustee, amounts (i) equal to the amounts due from time to time by the Obligors to the Beneficiaries in respect of the Secured Obligations and (ii) due and payable at the same time as the corresponding amounts in respect of the Secured Obligations are or shall be due and payable (such payment undertaking and the obligations and liabilities resulting therefrom being, the “Parallel Debt”). The Beneficiaries hereby agree that the Parallel Debt is a claim of Bank of America, National Association (in its capacity as Security Trustee) which is independent and separate from, and without prejudice to, the claims of Beneficiaries in respect of the Secured Obligations, and is not a claim which is held jointly with the Beneficiaries provided that, to the extent any amounts are paid to Bank of America, National Association under the Parallel Debt or that Bank of America, National Association otherwise receives moneys in payment of the Parallel Debt, the total amount due and payable in respect of the Secured Obligations shall be decreased as if the said amounts were received directly in payment of the outstanding Secured Obligations. Bank of America, National Association, acting in its capacity as Security Trustee, hereby agrees to transfer to the Agent for the benefit of the Beneficiaries all proceeds that it receives or recovers from any Dutch Obligor in connection with any enforcement action taken under or pursuant to any Security Document.
35.	LAW AND JURISDICTION

Law

35.1	This Agreement shall be governed by, and construed in accordance with, English law.

Jurisdiction

35.2

Submission
35.2.1	Each Obligor irrevocably agrees for the benefit of the other parties hereto that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts.
Forum
35.2.2	Each Obligor irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 35.2.1 (Submission) being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and agrees not to claim that any such court is not a convenient or appropriate forum.
Service of process
35.2.3	BMEH, BMEP and BMEBV each agree that the process by which any suit, action or proceeding is begun may be served on it by being delivered in connection with any suit, action or proceeding in England, to BMUK at its registered office for the time being.

Other competent jurisdictions
35.2.4	The submission to the jurisdiction of the courts referred to in Clause 35.2.1 (Submission) shall not (and shall not be construed so as to) limit the right of the other parties hereto, or any of them, to take proceedings against any Obligor in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.
Consent to enforcement
35.2.5	Each Obligor hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this Agreement to the giving of any relief or the issue of any process in connection with such action or proceeding including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding.
AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Commitment (£)
Bank of America, National Association	50,000,000
Lloyds TSB Commercial Finance Limited	20,000,000
Enterprise Finance Europe (UK) Limited	6,000,000
Total	76,000,000

SCHEDULE 2
CONDITIONS PRECEDENT
[Note: this Schedule reflects the conditions precedent under the Agreement at the time it was originally entered into. It does not reflect subsequent documentation delivered pursuant to the Supplemental Agreements.]
A   Original documents to be collected by the Agent
1.	A certificate dated in the form appearing in Schedule 3 duly executed by each Obligor with all required enclosures.

2.	The Debenture duly executed by each Obligor and all other documents to be delivered pursuant thereto and notice of the assignment of each of its Receivables Accounts and of the Policies (as therein defined) having been given to, and acknowledged by, the bank at which each such Receivables Account is to be maintained or, as appropriate, by the relevant broker or insurer with which or through whom such Policy is placed.

3.	All share certificates in respect of shares held by each Obligor and charged pursuant to the Debenture together with instruments of transfer endorsed in blank as required by the terms of the Debenture.

4.	Confirmation from BMUK that the terms of all contracts or arrangements under which Inventory is supplied to the Trading Companies on reservation of title terms have not been amended since completion of the review thereof by the Agent during the July/August 2002 audit.

5.	Utilisation Notice in respect of the first Revolving Loan and any Swingline Loan in substantially the form set out in Schedule 4 duly executed by the relevant Borrower.

6.	Policies of insurance, including credit insurance, acceptable to the Agent with the name of the Security Trustee endorsed as loss payee in respect of such policies as may be specified by the Agent and acknowledgements of assignment in satisfactory terms signed by underwriters of the insurance policies assigned by the Obligors pursuant to the Debenture.

7.	In relation to each Obligor, details of each of its clearing accounts and each (if any) of its Receivables Accounts.

8.	An opinion of Dutch counsel addressed to the Agent as to, among other matters, the entry into and performance by BMEP and BMEBV of the Finance Documents to which they are a party and legal, valid, binding and enforceable nature of their respective obligations thereunder.

9.	The Pro-Forma Balance Sheet of BMEP.

10.	The Latest Projections.

11.	The Priority Agreement duly executed by the parties thereto.

12.	A Warranty (in terms satisfactory to the Agent) by BMUK as to the value of the Inventory and the Accounts of the Trading Companies as at the Closing Date.

13.	A report by BMUK showing, in relation to the Trading Companies, details of monthly ageings of accounts receivable, monthly ageings of accounts payable and details of all preferential creditors and of cash, if any, at bank as at 31 October 2002.

14.	An undertaking issued by The Royal Bank of Scotland plc in favour of the Security Trustee agreeing, on the terms and conditions therein set out, to effect a daily cash sweep to the Security Trustee of all amounts standing to the credit of the account therein described.
B  Evidence
1.	Evidence as to the discharge of all indebtedness and financing facilities (other than Permitted Indebtedness) (including, without limitation, the discharge in full of the Existing Facilities) of and encumbrances (other than Permitted Encumbrances) over the assets of, any Group Company which may exist at the date of this Agreement including, without limitation, all encumbrances created by any Group Company in favour of National Westminster Bank Plc or The Royal Bank of Scotland Commercial Services Limited or any of their Affiliates other than the legal mortgage dated 31 October 2000 created by Bell Microproducts Limited over the Chessington Property in favour of the existing Chessington Mortgagee.

2.	BMUK shall have paid (to the extent then payable) all fees payable on the date of this Agreement including all fees and expenses of the Agent’s legal advisers in connection with any of the Finance Documents and the transactions contemplated thereby.

3.	The Agent being satisfied that the ageing profile and turnover of Accounts and Inventory has not deteriorated as against their ageing profile and turnover at the time of the audit thereof by the Agent.

4.	There shall have occurred no material adverse change in the business or financial condition of any Borrower, any Obligor or the Group (taken as a whole) or in the Collateral since the date of the Pro Forma Balance Sheet and the Group has met the financial performance projections contained in the Latest Projections, and the Agent has received a certificate of BMUK’s chief executive officer to such effect.

5.	After taking into account any Revolving Loans or Swingline Loans to be made on the Closing Date and any Letters of Credit or Guarantees issued or to be issued on the Closing Date and with all the obligations of the Borrowers being current there shall be remaining an Available Revolving Facility Amount of at least £5,000,000.

6.	Evidence satisfactory to the Agent that there has been no change to the legal structure of Group since 1 June 2002 and that the Adjusted Tangible Net Worth of BMEP is not less than EUR18,467,000.

7.	Evidence that BMUK has agreed to act as the agent of BMEP and BMEBV for the service of process in England.

SCHEDULE 3
FORM OF OBLIGOR’S CERTIFICATE

From:	[Obligor’s name and address]

To:	Bank of America, National Association
Business Capital, Portfolio Management
5 Canada Square
London, E14 5AQ
as Agent for and on behalf of the Lenders

Attention:	Lee Masters
Credit Agreement dated 2 December 2002 and made between, among others, Ideal Hardware Limited and Bell Microproducts Europe Export Limited as Original Borrowers, Bank of America, National Association as Agent, Arranger, Issuer, Swingline Lender and Security Trustee and the Lenders named therein (as amended from time to time the “Credit Agreement”).
This certificate is provided for the purposes of the Credit Agreement. Unless stated otherwise, terms defined in the Credit Agreement shall have the same meanings in this certificate. We [     ], and [     ], the secretary and a director respectively of the [relevant Obligor] hereby certify that:
1	The copy or copies delivered herewith:

1.1	of the memorandum and articles of association, certificate of incorporation and certificate(s) of incorporation on change of name (if any) of [relevant Obligor] marked “A”;

1.2	of a resolution of the board of directors of [relevant Obligor] approving the execution and delivery of the Finance Documents to which it is party and the performance of its obligations thereunder and authorising a named person or persons to sign such Finance Documents and any documents to be delivered by [relevant Obligor] pursuant thereto marked “B”;

1.3	marked “C”, being copies of each law, decree, consent, licence, approval, registration or declaration as is, in the opinion of local counsel to the Agent, necessary to render the Finance Documents to which it is a party valid, legally binding and enforceable and to make each of them admissible in evidence in England and Wales and, if different, the [relevant Obligor’s] jurisdiction of incorporation and any jurisdiction in which any of its assets may be situated and to enable [relevant Obligor] to perform its obligations under such Finance Documents;

1.4	[marked “D”, being copies of each Environmental Licence held by [relevant Obligor];]

1.5	[marked “E”, being copies of each policy of insurance maintained by each Borrower and each other [Obligor] [Group Company];]*

1.6	[marked “F” are copies of each of the Material Contracts as may be required by the Agent; and]*

1.7	[of the register of members and directors and secretary of [relevant Obligor] marked “G”], are in each such case true, complete and up to date copies of the originals.

2	The persons whose names are listed below have been authorised on behalf of the [relevant Obligor], and pursuant to the board resolution described above to execute the Finance Documents to which [relevant Obligor] is party and any documents or notices to be delivered by [relevant Obligor] pursuant thereto and the signatures set opposite their names are their true signatures:

Name of Signatory	Signature

Secretary

Name:	Date

Director

Name:	Date
[relevant Obligor]

*BMUK’s certificate only

SCHEDULE 4
FORM OF UTILISATION NOTICE

From:	[relevant Borrower]

To:	Bank of America, National Association
Business Capital, Portfolio Management
5 Canada Square
London, E14 5AQ
as Agent for and on behalf of the Lenders
Dear Sirs,
1	We refer to the agreement (as from time to time amended, varied, supplemented, novated or replaced, the “Credit Agreement”) dated 2 December 2002 and made between, among others, ourselves as Borrower, yourselves as the Agent, Arranger and Security Trustee and the Lenders therein referred to. Terms defined in the Credit Agreement have the same meanings in this notice.
2	We hereby give you irrevocable and unconditional notice that, pursuant to the Credit Agreement and on [date of proposed Loan/issue of Letter of Credit/issue of Guarantee], we wish to:
2.1	borrow a Swingline Loan [in the amount of £ ] [in the Original Sterling Amount of £ ] [in [specify agreed Foreign Currency]];
2.2	borrow a [Reference Rate/LIBOR] Revolving Loan [in the amount of £ ] [in the Original Sterling Amount of £ ] [in [specify agreed Foreign Currency]] having an initial Interest Period of [ ] months;
2.3	[have a Letter of Credit issued in favour of [ ] for [£ /other currency amount] maturing not later than [ ] and in respect of [specify details]];
2.4	[have a Guarantee issued in favour of [ ] for [£ /other currency amount] maturing not later than [ ] and in respect of [specify details]],
[in each case] upon the terms and subject to the conditions contained in the Credit Agreement.
3	We confirm that, as at today’s date, the representations set out in clauses 14.1 and 14.2 of the Credit Agreement are true and that no Default has occurred or is foreseen by us.
Yours faithfully,

for and on behalf of
[Borrower]

SCHEDULE 5
MANDATORY COST FORMULAE
1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.
2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.
3.	The Additional Cost Rate for any Lender lending from a Facility Office in a participating member state will be the percentage notified by the Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.
4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:
4.1	in relation to a sterling Loan:

4.2	in relation to a Loan in any currency other than sterling:

Where:
A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an unpaid sum, the additional rate of interest specified in clause 18.3) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:

“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England.

“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits; and

“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A. 1 Deposit Acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate; and

“Tariff Base” has the meaning given to it, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (ie 5 per cent will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:
(a)	its jurisdiction of incorporation and the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.	The percentages or rates of charge of each Lender for the purpose of A, C and E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 7 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits, Special Deposits and the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3 and 7 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3 and 7 above.

12.	Any determination by the Agent pursuant to this Schedule is in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

13.	The Agent may from time to time, after consultation with BMUK and the Lenders, determine and notify all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements form time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces al or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

SCHEDULE 6
FORM OF TRANSFER CERTIFICATE

To:	Bank of America, National Association
Business Capital, Portfolio Management
5 Canada Square
London, E14 5AQ
as Agent for the Beneficiaries
TRANSFER CERTIFICATE
relating to the agreement (as from time to time amended, varied, supplemented, novated or replaced, the “Credit Agreement”) dated 2 December 2002 and made between (1) Ideal Hardware Limited and Bell Microproducts Europe Export Limited (as Original Borrowers), (2) BM Europe Partners CV, (3) Bell Microproducts Europe B.V., (4) Bank of America National Association (as Arranger, Issuer, Swingline Lender, Agent and Security Trustee) and (5) certain banks and financial institutions (as Lenders). Terms defined in the Agreement have the same meanings in this Transfer Certificate.
1	[Transferor] (the “Lender”) hereby confirms the accuracy of the summary of its participation in the Agreement set out in the Schedule below and requests [Transferee] (the “Transferee”) to accept and procure the transfer to the Transferee of such part of such participation specified in the Schedule by counter-signing and delivering this Transfer Certificate to the Agent at its address for the service of notices specified in the Agreement.

2	The Transferee hereby requests the Agent to accept this Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of clause 28.4 of the Agreement so as to take effect in accordance with the terms thereof on the business day following the date of receipt by it of this Transfer Certificate or (if later) on [specify date of transfer] subject only to the provisions of the Agreement.

3	The Transferee confirms that it has received from the Lender a copy of the Agreement together with such other documents and information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Lender to check or enquire on its behalf into the adequacy, accuracy or completeness of any such documents or information or the reasonableness of any representation, warranty, statement, projection or assumption contained therein or into the legality, validity, effectiveness, enforceability or admissibility in evidence of any such documents or information and further agrees that it has not relied and will not hereafter rely on the Lender to assess or keep under review on its behalf the business/operations, financial condition, prospects, creditworthiness, status or affairs of any Borrower or any other Obligor.

4	The Transferee hereby undertakes with the Lender and each of the other parties to the Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Agreement will be assumed by it after delivery of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

5	The Lender makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any document delivered pursuant thereto and assumes no responsibility for the financial condition of any of the Obligors or any other party to the Finance Documents or for the performance and observance by any of the Obligors or any other such party of any of its obligations under any of the Finance Documents or any document delivered pursuant thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

6	The Lender gives notice that nothing in this Transfer Certificate or in any of the Finance Documents (or any document delivered pursuant thereto) shall oblige the Lender (i) to accept a re-transfer from the Transferee of the whole or any part of its rights and obligations under the Agreement transferred pursuant to this Transfer Certificate or (ii) to support any losses directly or indirectly sustained or incurred by the Transferee by reason of the failure by any of the Obligors or any other party to the Finance Documents (or any document delivered pursuant thereto) to perform or comply with its obligations under any of the Finance Documents or any such document. The Transferee hereby acknowledges the absence of any such obligation as is referred to in (i) and (ii) above.

7	The Transferee confirms that its Facility Office and address for notices for the purposes of the Agreement are as set out in the Schedule.

8	The Transferee undertakes to pay to the Agent for its own account a transfer fee of £2,000 as provided in clause 28.7.2 of the Agreement.

9	This Transfer Certificate and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with English law.
AS WITNESS the hands of the authorised signatories of the parties hereto on the date appearing below.

THE SCHEDULE

Commitment	Portion Transferred

Lender’s participation in Loans	Repayment Date	Portion Transferred

[Lender]	[Transferee]

By:	By:

Date:	Date:
Administrative Details of Transferee

Facility Office:

Contact Name:

Account for payments:

Telephone:

Fax:

SCHEDULE 7
THE DORMANT COMPANIES AND THE GUARANTORS

PART 1

THE DORMANT COMPANIES

Company	Company Number

Bell Microproducts AB	(in liquidation)

Ideal Hardware Limited	4079671

OpenPSL Holdings Limited	3591250

OpenPSL Limited	3574533

Open Computing Limited	2642536

PART 2

THE GUARANTORS

THE SECURED GUARANTORS

Company	Company Number

Bell Microproducts Limited	03969946

Bell Microproducts Europe Export Limited	03711148

Bell Microproducts Europe BV	4064633

Bell Microproducts (US) Limited	5305904

THE UNSECURED GUARANTORS

Bell Microproducts Europe (Holdings) BV	39087200

Bell Europe Partners CV

Bell Microproducts S.a.r.l (a company incorporated under the laws of France)	43474497500013

Bell Microproducts BVBA (a company incorporated under the laws of Belgium)	0474128872

Bell Microproducts S.r.l (a company incorporated under the laws of Italy)	13456670150

SCHEDULE 8
FORM OF ACCESSION NOTICE

To:	Bank of America, National Association
Business Capital, Portfolio Management
5 Canada Square
London, E14 5AQ
as Agent for the Beneficiaries

From:	[Group Company] and [BMUK]
Dated:
Dear Sirs
Credit Agreement dated 2 December 2002 and made between, among others, Ideal Hardware Limited and Bell Microproducts Europe Export Limited (as Original Borrowers), Bank of America, National Association as (Agent, Arranger, Swingline Lender, Issuer and Security Trustee) and the Lenders named therein (as amended and restated from time to time, the “Credit Agreement”).
1	[Group Company] agrees to become an [Additional Borrower] [Unsecured Guarantor] and to be bound by the terms of the Credit Agreement as an [Additional Borrower] [Unsecured Guarantor] pursuant to clause 3 of the Credit Agreement. [Group Company] is a company duly incorporated under the laws of [name of relevant jurisdiction].

2	[Group Company’s] administrative details are as follows:
Address:
Fax No.:
Attention:
3	This letter is governed by English law.
[This Accession Notice is entered into as a deed.]
[BMUK] [relevant Group Company]

SCHEDULE 9
DOCUMENTS TO ACCOMPANY ACCESSION NOTICE OR SUPPLEMENTAL DEED
1	A copy, certified a true copy by a duly authorised officer of the proposed [Additional Borrower] [Unsecured Guarantor] [Charging Company], of the constitutive documents of such proposed [Additional Borrower] [Unsecured Guarantor] [Charging Company].

2	A copy, certified a true copy by a duly authorised officer of the proposed [Additional Borrower] [Unsecured Guarantor] [Charging Company], of a board resolution of such proposed [Additional Borrower] [Unsecured Guarantor] [Charging Company] approving the execution and delivery of a [Accession Notice] [Supplemental Deed], the accession of such proposed [Additional Borrower] [Unsecured Guarantor] [Charging Company] to [this Agreement] [the Debenture] and the performance of its obligations under the Finance Documents and authorising a person or persons (specified by name or office) on behalf of such proposed [Additional Borrower] [Unsecured Guarantor] [Charging Company] to execute and deliver such [Accession Notice] [Supplemental Deed], any other Finance Document and any other documents to be delivered by such proposed [Additional Borrower] [Unsecured Guarantor] [Charging Company] pursuant hereto or thereto.

3	A certificate of a duly authorised officer of the proposed [Additional Borrower] [Unsecured Guarantor] [Charging Company] setting out the names and signatures of the person or persons mentioned in the resolution referred to in paragraph 2 above.

4	A certificate addressed to the Agent signed by two authorised signatories of the proposed [Additional Borrower] [Unsecured Guarantor] [Charging Company] stating that the execution by such proposed [Additional Borrower] [Unsecured Guarantor] [Charging Company] of the [Accession Notice] [Supplemental Deed] and the performance of such proposed [Additional Borrower] [Unsecured Guarantor] [Charging Company] of its obligations hereunder and thereunder are within its corporate powers, have been duly approved by all necessary corporate action and will not cause any limit or restriction on any of its powers (whether imposed by law, decree, rule, regulation, its constitutive documents or agreement or otherwise) or on the right or ability of its directors to execute such powers, to be exceeded or breached.

5	A copy of its latest audited financial statements.

6	Such legal opinion(s) of counsel to the Agent as the Agent may require, in a form satisfactory to the Agent.

7	[In connection with the acquisition of any company where such company or any of its Subsidiaries accedes as a Charging Company to the Debenture or otherwise executes a Security Document (such person thus becoming an “Obligor”):

7.1	a certificate addressed to the Agent from the Auditors confirming in the context of section 155(2) Companies Act 1985 that:
7.1.1	in their opinion such Obligor had positive net assets as defined in section 154(2) Companies Act 1985;

7.1.2	they are not aware of anything to indicate that the decision of the directors of such Obligor not to make a provision in relation to the giving of financial assistance represented by the execution of each such Security Document to which it is a party has not been made on fair and reasonable grounds; and

7.1.3	the giving of such financial assistance by such Obligor would not cause those net assets to be reduced,
7.2	in each such case dated as at the date of the giving of such financial assistance;

7.3	a statutory declaration by all of the directors of such Obligor as required by Section 155(6) Companies Act 1985 in relation to such financial assistance, such statutory declaration to be in the prescribed form and having attached thereto the report addressed by the Auditors complying with the provisions of Section 156(4) Companies Act 1985;

7.4	a copy, certified by a duly authorised officer of such Obligor as being a true copy, of the resolution of its board of directors approving the matters and things required to be done by it pursuant to this paragraph 8 and in particular the giving of such financial assistance.]*

8	Such other documents or evidence relating to such proposed [Additional Borrower] [Unsecured Guarantor] [Charging Company] as the Agent may reasonably require.

*	This paragraph only applies where a company being acquired (or one or more of its Subsidiaries) is acceding to the Debenture or otherwise executing a Security Document to secure borrowings raised for its acquisition.

SCHEDULE 10
THE MATERIAL CONTRACTS

Description of Agreement	Date	Parties
Microsoft OEM Distributor Channel Agreement	1 July 2007	(1) BMUK (2) Microsoft Ireland Operations Ltd

Europe Authorised Distributor Agreement	11 April 2006	(1) BMUK (2) Seagate Technology International

International Distributor Agreement	27 December 2002	(1) Bell Microproducts Inc (2) Western Digital Technologies Inc

Authorised Distributor Agreement	7 June 2005	(1) BMUK (2) Symantec Limited

Logistic Service Partner Agreement	4 January 2007	(1) BMUK (2) Hewlett-Packard Ltd.

Channel Development Partner Agreement	4 January 2007	(1) BMUK (2) Hewlett-Packard Ltd.

Value Added International Distribution Agreement	4 October 2004	(1) BMUK (2) McAfee Ireland Limited

IBM Business Partner Agreement	5 February 2003	(1) BMUK (2) IBM United Kingdom Limited

THE ORIGINAL BORROWERS

SIGNED for and on behalf of		)
IDEAL HARDWARE LIMITED[1]		)
by:

Address:	Cox Lane
Chessington
Surrey KT9 1SJ
Fax:	020 8286 5588
Attention: Nick Lee/Helen Hancock

SIGNED for and on behalf of		)
BELL MICROPRODUCTS EUROPE		)
EXPORT LIMITED		)
by:

Address:	Cox Lane
Chessington
Surrey KT9 1SJ
Fax:	020 8286 5588
Attention: Nick Lee/Helen Hancock

THE DUTCH OBLIGORS

SIGNED for and on behalf of		)
BM EUROPE PARTNERS C.V.		)
by:

Address:	c/o Cox Lane
Chessington
Surrey KT9 1SJ
Fax:	020 8286 5588
Attention: Nick Lee/Helen Hancock

SIGNED for and on behalf of		)
BELL MICROPRODUCTS		)
EUROPE BV		)
by:

Address:	c/o Fountain Court
Cox Lane
Chessington
Surrey KT9 1SJ
Fax:	020 8286 5588
Attention: Nick Lee/Helen Hancock

[1]	Now called “Bell Microproducts Limited”

THE AGENT

SIGNED for and on behalf of		)
BANK OF AMERICA,		)
NATIONAL ASSOCIATION		)
by:

Address:	5 Canada Square
London, E14 5AQ
Fax:	020 7174 6400
Attention: Business Capital, Portfolio Management

THE ARRANGER

SIGNED for and on behalf of		)
BANK OF AMERICA,		)
NATIONAL ASSOCIATION		)
by:

Address:	5 Canada Square
London, E14 5AQ
Fax:	020 7174 6400
Attention: Business Capital, Portfolio Management

THE SECURITY TRUSTEE

SIGNED for and on behalf of		)
BANK OF AMERICA,		)
NATIONAL ASSOCIATION		)
by:

Address:	5 Canada Square
London, E14 5AQ
Fax:	020 7174 6400
Attention: Business Capital, Portfolio Management

THE SWINGLINE LENDER

SIGNED for and on behalf of		)
BANK OF AMERICA,		)
NATIONAL ASSOCIATION		)
by:

Address:	5 Canada Square
London, E14 5AQ
Fax:	020 7174 6400
Attention: Business Capital, Portfolio Management

THE ISSUER

SIGNED for and on behalf of		)
BANK OF AMERICA,		)
NATIONAL ASSOCIATION		)
by:

Address:	5 Canada Square
London, E14 5AQ
Fax:	020 7174 6400
Attention: Business Capital, Portfolio Management

THE LENDERS

SIGNED for and on behalf of		)
BANK OF AMERICA,		)
NATIONAL ASSOCIATION		)
by:

Address:	5 Canada Square
London, E14 5AQ
Fax:	020 7174 6400
Attention: Business Capital, Portfolio Management